As filed with the Securities and Exchange Commission on November 3, 2015
Registration No. 333-199840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alpine 4 Technologies Ltd.
(Exact name of registrant as specified in its charter)

Delaware	6770	46-5482689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4742 N. 24th Street, Suite 300
Phoenix AZ 85016

855-777-0077 ext 801
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kent Wilson
Alpine 4 Technologies Ltd.
4742 N. 24th Street, Suite 300
Phoenix AZ 85016

855-777-0077 ext 801
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
C. Parkinson Lloyd, Esq.
Kirton | McConkie
50 East South Temple Street, Suite 400
Salt Lake City, UT 84111
(801) 328-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Asset Purchase Transaction.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common stock, par value $0.0001 per share	150,000,000 shares(1)	$0.00667	$1,000,500	(2)	$117	(3)

(1)
Represents the maximum number of shares of Class A common stock of the registrant estimated to be issuable in the transaction described herein, based on an amount equal to the number of shares of AutoTek Incorporated common stock outstanding as of the date of this Registration Statement, multiplied by the exchange ratio of six (6) shares of  Alpine 4 Technologies Ltd. Class A common stock for each one (1) share of AutoTek Incorporated common stock, assuming full participation  by all AutoTek Incorporated stockholders in the proposed Share Exchange Transaction.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price for the common stock is equal to the book value of the shares of AutoTek Incorporated common stock to be received by the registrant, assuming full participation by all AutoTek Incorporated stockholders.

(3)	Calculated as the product of the maximum aggregate offering price and 0.0001162. Fee paid with original filing. No additional fee due.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the Alpine 4 Technologies Ltd. Class A Common Stock to be issued in the proposed asset purchase transaction and in connection with the proposed share exchange with the AutoTek Incorporated stockholders has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED NOVEMBER 3, 2015, SUBJECT TO COMPLETION

PRELIMINARY COPY

ASSET PURCHASE TRANSACTION AND SHARE EXCHANGE PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear AutoTek and Alpine 4 Shareholders:

Each of the boards of directors of Alpine 4 Technologies Ltd., a Delaware corporation (“Alpine 4”), and AutoTek Incorporated, an Arizona corporation (“AutoTek”) has approved an asset purchase and share exchange agreement, whereby Alpine 4 will purchase certain software assets of AutoTek, and will issue shares of Alpine 4’s Class A common stock in exchange for the outstanding shares of AutoTek common stock as partial payment for the assets purchased.

Alpine 4 and AutoTek plan to enter into an Asset Purchase and Share Exchange Agreement (the “Agreement”) following receipt of the approval by the AutoTek stockholders. Subject to shareholder approvals and certain other customary closing conditions, Alpine 4 and AutoTek will combine their businesses through the acquisition by Alpine 4 of certain of the assets of AutoTek (the “Asset Purchase Transaction”).  Additionally, as partial payment for the acquired assets, Alpine 4 is offering to exchange six (6) shares of Alpine 4 Class A common stock for each one (1) share of AutoTek  common stock, in a share exchange transaction (the “Share Exchange”), pursuant to which Alpine 4 may acquire some level of ownership of AutoTek, following which, Alpine 4 management anticipates that AutoTek will continue to operate with its own business and operations, and that Alpine 4 will operate with the assets purchased from AutoTek as a separate business.   In other words, Alpine 4 management does not intend to merge with or consolidate AutoTek into Alpine 4, and instead intends that AutoTek will continue to maintain its separate corporate existence, with its own operations and business focus.  Until the conclusion of the Share Exchange, Alpine 4 cannot determine what level of ownership, if any, it will acquire in AutoTek.  AutoTek stockholders may choose to exchange, all, some, or none of the shares of AutoTek for Alpine 4 shares in the Share exchange.

If the AutoTek stockholders do not approve the Asset Purchase Transaction, the parties will not close the asset purchase or continue with the Share Exchange, and AutoTek would not become a subsidiary of Alpine 4.  Management of Alpine 4 and AutoTek anticipate that the two companies would extend the license agreement pursuant to which Alpine 4 has been operating and using the AutoTek technology (discussed in more detail below), but no agreement has been reached on a long-term extension of that agreement.

The purpose of the Share Exchange is to provide all AutoTek shareholders with an opportunity to have liquidity in their investment, through the ownership of Alpine 4 Class A common stock.  Although there was no market for the Alpine 4  Class A common stock as of the date of this proxy statement/registration statement, Alpine 4 management plans to enter into an agreement and to develop a relationship with a market maker to submit an application to FINRA for listing Alpine 4’s  Class A common stock with the OTC Markets.

If the Asset Purchase Transaction and Share Exchange transactions are completed, AutoTek shareholders will receive six (6) shares of Alpine 4  Class A common stock for each one (1) shares of AutoTek common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.  AutoTek shareholders who participate in the Share Exchange will not continue to own the AutoTek shares they tender, and all shares of AutoTek common stock tendered in the Share Exchange will be held by Alpine 4. The value of the Alpine 4 shares to be received in exchange for each one (1) shares of AutoTek common stock will be equal to the value of the shares in AutoTek.  Following the closing of the Asset Purchase Transaction and the Share Exchange, Alpine 4 will own the source code asset, and will continue to operate and implement its business plan.  AutoTek will continue as a separate entity, and AutoTek management anticipates that it will continue to pursue its business and operations, which will be separate and distinct from those of Alpine 4.  Through the Share Exchange, Alpine 4 may become a shareholder of AutoTek.  Until the Share Exchange is completed, we cannot determine how many shares of  AutoTek common stock, if any, will be owned by Alpine 4.  As of the date of the proxy statement/registration statement, the Alpine 4 shares have little or no market value.  Additionally, there is no market value at this time for the shares of AutoTek common stock.  AutoTek and Alpine 4 management believe that there will be market value to the shares of Alpine 4 once the shares have been accepted for trading. As noted, as of the date of this proxy statement/registration statement, there was no market for Alpine 4’s  Class A common stock, although the Alpine 4 management plans to enter into negotiations with a market maker and work to create a public market for Alpine 4’s  Class A common stock.

Your vote is very important. The Asset Purchase Transaction cannot be completed unless a majority of the AutoTek stockholders approve the entry by AutoTek into the Asset Purchase Transaction.  Additionally, Alpine 4 and AutoTek believe it to be in the best interests of the AutoTek Shareholders to approve the Agreement and to tender their shares for the Share Exchange.  AutoTek is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Asset Purchase Transaction and the Share Exchange. Information about the meeting, the Asset Purchase Transaction, the Share Exchange, and the other business to be considered by AutoTek stockholders is contained in this proxy statement/registration statement. We urge you to read this joint proxy statement/registration statement carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 19.

Whether or not you plan to attend AutoTek’s special meeting of shareholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The AutoTek Board of Directors recommends that AutoTek shareholders vote “FOR” the entry by AutoTek into the Asset Purchase Transaction, and that they tender their shares in connection with the Share Exchange proposal.

The Alpine 4 board of directors has recommended that its sole shareholders vote “FOR” the entry by Alpine 4 into the Asset Purchase Transaction, and “FOR” the Share Exchange proposal.  As of the date of this proxy statement/registration statement, Alpine 4 had four stockholders, all of whom had voted to approve the entry by Alpine 4 into the Asset Purchase Transaction and the Share Exchange proposal.

Kent B. Wilson,	Richard Battaglini
Chief Executive Officer	President
Alpine 4 Technologies Ltd.	AutoTek Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the asset purchase acquisition or the share exchange or the other transactions described in this proxy statement/registration statement or the securities to be issued in connection with the Share Exchange or determined if this proxy statement/registration statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/registration statement is dated [            ], 2015, and is first being mailed to shareholders of AutoTek on or about [            ], 2015.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                    ], [                    ], 2015

To the Shareholders of AutoTek Incorporated:

A special meeting of shareholders of AutoTek Incorporated (“AutoTek”) will be held at [                ], on [                    ], 2015, at 4742 North 24th Street, Suite 300, Phoenix, AZ 85016, for the following purposes:

1. To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets) to Alpine 4 Technologies Ltd. (“Alpine 4”), a public reporting company that plans to develop and use the assets.  In connection with the sale by AutoTek of the Acquired Assets, the AutoTek Board of Directors has elected to provide to the AutoTek shareholders Dissenters’ Rights under Arizona law.  The Dissenters’ Rights are more fully discussed in this Proxy Statement/Registration Statement.

2. To approve any motion to adjourn the AutoTek special meeting, if necessary or appropriate, to solicit additional proxies (the “AutoTek Adjournment” proposal).

Following the Special Meeting, Alpine 4 and AutoTek will announce the results of the voting.  If the AutoTek shareholders approve the entry into the Asset Purchase Transaction, Alpine 4 will proceed with the Share Exchange, pursuant to which AutoTek stockholders may elect to exchange their shares of AutoTek common stock for shares of Alpine 4  Class A common stock.  The Share Exchange Election Form, where you can indicate your choice of whether or not to participate in the Share Exchange, explains the procedure for AutoTek Shareholders to tender their AutoTek shares to receive shares of Alpine 4  Class A common stock.

AutoTek will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/registration statement further describes the matters to be considered at the AutoTek special meeting.

The AutoTek Board of Directors has set _______________, 2015, as the record date (the “AutoTek Record Date”) for the AutoTek special meeting. Only holders of record of AutoTek common stock at the close of business on ____________ 2015, will be entitled to notice of and to vote at the AutoTek special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the AutoTek special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of AutoTek common stock.

Your vote is very important. To ensure your representation at the AutoTek special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the AutoTek special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the AutoTek special meeting.

The AutoTek Board of Directors has unanimously approved the Asset Purchase Transaction and the Share Exchange and the transactions contemplated thereby, and recommended that you vote “FOR” the entry by AutoTek into the Asset Purchase Transaction, and that you tender your shares in connection with the Share Exchange.

By Order of the Board of Directors,

Richard Battaglini
President and Chairman Board of Directors
AutoTek Incorporated
___________, 2015

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PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL KENT WILSON AT 855-777-0077.

Attached to the Proxy Statement/Registration Statement as Appendix A is the form of Proxy, which provides for authorization and approval of the entry by AutoTek into the Agreement. The procedure for indicating authorization and approval of the entry by AutoTek into the Agreement is described in detail in the attached Proxy Statement.

Also attached to the Proxy Statement/Registration Statement as Appendix B is the Share Exchange Election Form, where you can indicate your choice of whether or not to participate in the Share Exchange, and which explains the procedure for AutoTek Shareholders to tender their AutoTek shares to receive shares of Alpine 4  Class A common stock.

With respect to the Share Exchange, assuming approval by the stockholders of AutoTek, the Share Exchange Offer will be open for a period (the “Exchange Period”) of forty-five (45) calendar days following the date of the Special Meeting.  AutoTek stockholders may tender shares of AutoTek stock for participation in the Share Exchange during the Exchange Period.  Any AutoTek stockholder who tenders AutoTek shares in the Share Exchange shall have the right to withdraw any such shares tendered at any time until the closing of the Exchange Period.  Alpine 4 has agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days following the Close of the Exchange Period.  Alpine 4 and AutoTek agreed that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange.  Additionally, any AutoTek stockholders who elect to not participate in the Share Exchange will remain stockholders of AutoTek.

Following the Exchange Period, Alpine 4 shall terminate the Share Exchange, and any AutoTek shareholder who does not tender his or her AutoTek shares will not be entitled to participate in the Share Exchange.  Please Note: Alpine 4 will instruct its transfer agent to issue the Exchange Shares to each AutoTek who tenders his or her shares in connection with the Share Exchange.  In other words, there is no minimum number of shares that must participate in the Share Exchange.  Exchange Shares will be issued to AutoTek shareholders following the closing of the Exchange Period.

ADDITIONAL INFORMATION

If you would like additional information about AutoTek or Alpine 4, you may contact the companies directly at the address and phone below.

For AutoTek Shareholders:	For Alpine 4 Shareholders
AutoTek Incorporated	Alpine 4 Technologies Ltd.
934 West Coronado Road	4742 N. 24th Street, Suite 300
Phoenix, AZ 85007	Phoenix AZ 85016
Attention: Richard Battaglini	Attention: Kent Wilson
Telephone: 480-483-5654	Telephone: 855-777-0077 ext 801

ii

To obtain timely delivery of these documents before the closing of the Asset Purchase Transaction, you must request the information no later than ___________________, 2015.

To learn where you may obtain additional information, see “Where You Can Find More Information” beginning on page 68 of the accompanying joint proxy statement/registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING-STATEMENTS	18

RISK FACTORS	19

THE ASSET PURCHASE AND SHARE EXCHANGE TRANSACTION	30

Parties to the Asset Purchase Transaction and Share Exchange	30

AutoTek Incorporated	30

Management’s Discussions and Analysis of Financial Condition and Results of Operations	31

Overview and Highlights	32

Company Background	32

Business Strategy	32

Results of Operations	33

Liquidity and Capital Resources	33

Off-Balance Sheet Arrangements and Contractual Obligations	33

Critical Accounting Policies and Estimates	34

AutoTek Financial Statements	AT-1

Alpine 4 Technologies Ltd.	34

Management's Discussion Analysis of Financial Condition and Results of Operations	34

Overview and Highlights	34

Results of Operations	38

Liquity and Capital Resources	39

Critical Accounting Policies and Estimates	40

Recent Developments	41

Alpine 4 Financial Statements	F - 1

MARKET PRICES AND DIVIDEND DATA	42

Directors and Officer	42

Executive Compensation	48

Principal Holders of Voting Securities	50

Rationale for the Asset Purchase Transaction	52

AutoTek’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction	52

Alpine 4’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction	54

Governance of Alpine 4 and AutoTek Following Completion of the Asset Purchase Transaction	56

Accounting Treatment of the Asset Purchase Transaction and Share Exchange	56

Certain U.S. Federal Income Tax Consequences of the Share Exchange	58

Dissenters’ Rights	59

THE AGREEMENT	60

The Asset Purchase Transaction	60

AUTOTEK SPECIAL MEETING	61

Date, Time and Place of the Special Meeting; Matters to be Considered at the AutoTek Special Meeting	61

Quorum	62

Required Vote	62

Treatment of Abstentions; Failure to Vote	62

Voting of Proxies; Incomplete Proxies	62

Revocability of Proxies and Changes to an AutoTek Shareholder’s Vote	63

Solicitation of Proxies	63

Voting by AutoTek Directors and Executive Officers	64

DESCRIPTION OF ALPINE 4 COMMON STOCK	64

Authorized Capital Stock	64

Transfer Agent	66

Comparison of Rights of Shareholders of Alpine 4 and AutoTek	66

LEGAL MATTERS	74

EXPERTS	74

WHERE YOU CAN FIND MORE INFORMATION	74

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

Indemnification of Directors and Officers; Disclosures of Commission Position on Indemnification for Securities Act Liabilities	II-1

WHERE YOU CAN FIND MORE INFORMATION	II-2

SIGNATURES	II-4

EXHIBIT INDEX	II-6

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE AUTOTEK SPECIAL MEETING.

The following are answers to certain questions that you may have regarding the Asset Purchase Transaction and the Share Exchange, and the AutoTek proposals to be considered at the AutoTek Special Meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote.

Q:       WHAT IS THE PROPOSED TRANSACTION ON WHICH I AM BEING ASKED TO VOTE?

A: There are two proposals for which AutoTek shareholders are being asked to provide their approval at the AutoTek Special Meeting:  (1) To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”); and (2) To approve any motion to adjourn the AutoTek Special Meeting, if necessary or appropriate, to solicit additional proxies (the “AutoTek Adjournment” proposal).

Pursuant to the proposed Asset Purchase and Share Exchange Agreement (the “Agreement”) by and between AutoTek and Alpine 4 Technologies Ltd. (“Alpine 4”), and subject to the approval by the AutoTek shareholders, AutoTek will sell to Alpine 4, and Alpine 4 will purchase from AutoTek, (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer (collectively, the “Acquired Assets”). Collectively, the purchase of the Acquired Assets and the payment for such Acquired Assets by Alpine 4 are referred to as the “Asset Purchase Transaction.”

As partial payment for the Acquired Assets, Alpine 4 agreed to pay to AutoTek the sum of Thirty Thousand Dollars ($30,000) upon closing of the Asset Purchase Transaction.

Additionally, in connection with the Asset Purchase Transaction, if the AutoTek stockholders approve the Asset Purchase Transaction pursuant to the terms and conditions set forth in the Agreement, and as partial payment for the Acquired Assets, Alpine 4 agreed to offer to exchange shares of Alpine 4  Class A common stock for shares of AutoTek common stock tendered by AutoTek stockholders (the “Share Exchange”), as follows:

(i) AutoTek agreed to recommend to its shareholders that they enter into the Share Exchange with Alpine 4 and tender their AutoTek shares in exchange for shares of Alpine 4’s  Class A common stock; and

(ii) Alpine 4 agreed to issue six (6) shares of its  Class A common stock in exchange for each one (1) share of AutoTek common stock tendered as part of the Share Exchange, the shares of Buyer being issued in the Share Exchange being referred to herein as the “Alpine 4 Exchange Shares.”

Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days (the “Exchange Period”) from the date of the Special Meeting of AutoTek stockholders.

At the Special Meeting, and at any time during the Exchange Period, AutoTek shareholders will have the opportunity to express their intention to participate in the Share Exchange.  AutoTek shareholders are not required to participate, and those who elect to not participate in the Share Exchange will remain shareholders of AutoTek.

If AutoTek’s entry into the Agreement is not approved by the AutoTek stockholders, Alpine 4 and AutoTek will not close the Asset Purchase Transaction, and Alpine 4 will not participate in the Share Exchange.

Q:       WITH RESPECT TO THE ASSET PURCHASE AGREEMENT, WHAT APPROVAL IS REQUIRED?

A: AutoTek and Alpine 4 understand, acknowledge, and agree that the approval of the AutoTek shareholders holding a majority of the outstanding shares of AutoTek common stock is required for the closing of the Asset Purchase Transaction.  AutoTek and Alpine 4 have agreed to work together to prepare and file this Proxy Statement/Registration Statement, one purpose of which is to seek the approval of the AutoTek shareholders for the Asset Purchase Transaction.  Alpine 4 and AutoTek specifically agreed as follows:

(i) As of the date of this Proxy Statement/Registration Statement, Charles Winters and Scott Edwards, who are directors of AutoTek as well as being directors of Alpine 4, collectively owned 1,503,000 shares of AutoTek common stock, or approximately 6.01% of the outstanding AutoTek common stock.  Richard Battaglini, who is the President and Chairman of AutoTek and the former President and Chairman of Alpine 4, owned no shares of the outstanding stock of AutoTek.  The Asset Purchase Transaction, including the opportunity of AutoTek stockholders to participate in the Share Exchange, was recommended to the AutoTek shareholders by the members of the AutoTek board of directors.

(ii) Messrs. Winters and Edwards have indicated their intention to vote their AutoTek shares in favor of the Asset Purchase Transaction and to participate in the Share Exchange.

(iii) The votes of Messrs. Winters and Edwards will be counted with the votes of other AutoTek stockholders in determining whether the holders of a majority of AutoTek’s outstanding shares have been voted in favor of the transaction.  In other words, there is no requirement by the AutoTek or Alpine 4 Boards of Directors that the Asset Purchase Transaction be approved by independent stockholders of AutoTek, i.e. those who are not also holders of shares in Alpine 4.

(iv) AutoTek will, through the Proxy Statement/Registration Statement, seek approval of the other AutoTek shareholders, at the AutoTek Special Meeting, of the Asset Purchase Transaction.  Following the AutoTek Special Meeting, the AutoTek Board of Directors will provide information about the results of the voting.

Q:       WHAT APPROVAL IS REQUIRED FOR THE SHARE EXCHANGE?

A:  Alpine 4 and AutoTek understand, acknowledge, and agree that part of the consideration to be paid to AutoTek by Alpine 4 in connection with the Asset Purchase Transaction is the offer by Alpine 4 to issue shares of its  Class A common stock to AutoTek shareholders who elect to participate in the Share Exchange.  Alpine 4 and AutoTek have prepared and filed this Proxy Statement/Registration Statement, another purpose of which is for Alpine 4 to make the offer of the Share Exchange to the AutoTek shareholders, and to explain the purposes of the Share Exchange, and the mechanics for participation in the Share Exchange. Alpine 4 and AutoTek specifically agreed as follows:

(i) Alpine 4 shall offer to the AutoTek shareholders the Share Exchange, pursuant to which Alpine 4 agrees to issue six (6) shares of its  Class A common stock for each one (1) share of common stock of AutoTek tendered in connection with the Share Exchange.

(ii) Alpine 4 and AutoTek will work together to effectuate the Share Exchange, working with AutoTek’s transfer agent and/or an exchange agent (the “Exchange Agent”) to conduct the Share Exchange.

Assuming approval by the stockholders of AutoTek, the Share Exchange Offer will be open for a period (the “Exchange Period”) of forty-five (45) calendar days following the Special Meeting.  AutoTek stockholders may tender shares of AutoTek stock for participation in the Share Exchange during the Exchange Period.  Any AutoTek stockholder who tenders AutoTek shares in the Share Exchange shall have the right to withdraw any such shares tendered at any time until the closing of the Exchange Period.  Alpine 4 agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days following the Close of the Exchange Period.  Alpine 4 and AutoTek agreed that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange.  Additionally, any AutoTek stockholders who elect to not participate in the Share Exchange will remain stockholders of AutoTek.

Alpine 4 agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days of the closing of the Exchange Period.  Alpine 4 and AutoTek agreed that the Share Exchange and the issuances of the Alpine 4 Exchange Shares will not be continuous throughout the Exchange Period but will occur following the closing of the Exchange Period, and that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange, and will remain a shareholder of AutoTek.

AutoTek stockholders may exchange all, some, or none of their AutoTek shares in the Share Exchange.  If an AutoTek stockholder exchanges all of his or her shares of AutoTek stock, he or she will no longer be a stockholder of AutoTek, but will receive shares of Alpine 4  Class A common stock in the Share Exchange.  AutoTek stockholders who exchange only a portion of their AutoTek shares will continue to be stockholders of AutoTek (with respect to their remaining AutoTek shares), and will become Alpine 4 stockholders through the Share Exchange.  AutoTek stockholders who elect to not participate in the Share Exchange or who fail to tender their shares during the Exchange Period will remain stockholders of AutoTek, and will be in the same position they were in prior to the Share Exchange offer being made.

As noted, management of both Alpine 4 and AutoTek anticipate that AutoTek will continue to operate as a separate corporate entity and implement its business plan and strategy.

Q:       IS THE SHARE EXCHANGE EXPECTED TO BE TAXABLE TO AUTOTEK SHAREHOLDERS?

A:       Because the Share Exchange will close after the Asset Purchase Transaction has closed (assuming AutoTek Stockholder Approval), Alpine 4 management cannot determine the exact tax consequences of the Share Exchange to AutoTek shareholders.  Nevertheless, Alpine 4 management believes that it is more likely than not that the exchange of the AutoTek common stock for Alpine 4  Class A common stock in Share Exchange will be a taxable transaction for U.S. federal income tax purposes under the U.S. Internal Revenue Code of 1986, as amended, referred to as the IRC, and may also be taxable under state, local and non-U.S. income and other tax laws. Please carefully review the information under “Certain U.S. Federal Income Tax Consequences of the Share Exchange” beginning on page 53 of this proxy statement/registration statement for a description of certain U.S. federal income tax consequences of Asset Purchase Transaction and the Share Exchange to U.S. holders (as defined in that section). The tax consequences to you will depend on your own situation. We urge you to consult your tax advisors as to the specific tax consequences to you of Asset Purchase Transaction and the Share Exchange and your receipt of the Exchange Shares if you elect to participate in the Share Exchange, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q;       COULD THE SHARE EXCHANGE RESULT IN A CHANGE IN MAJORITY OWNERSHIP OF ALPINE 4’S CLASS A COMMON STOCK?

A:       Yes, depending on the number of shares of AutoTek common stock which are exchanged in the Share Exchange.  If 60% or more of the AutoTek shares outstanding prior to the Share Exchange are exchanged for Alpine 4 shares, at the exchange ratio of six (6) shares of Alpine 4 Class A Common Stock for each one (1) share of AutoTek, the AutoTek shareholders as a group will own more than 50% of the outstanding Class A common stock of Alpine 4, which will constitute a change of control of the ownership of a majority of the Class A Common Stock.  As discussed herein, Alpine 4 also has Class B Common Stock, which has supervoting rights, and has sufficient shares outstanding to guarantee that the management of Alpine 4 will retain voting control of Alpine 4 irrespective of how many shares of AutoTek participate in the Share Exchange.  Until the Share Exchange transaction has been completed, there is no way to determine how many shares of AutoTek will be exchanged for shares of Alpine 4.  Management of both Alpine 4 and AutoTek anticipate that the two companies will continue to operate as separate companies, each pursuing its own businesses and strategies.

Q:       ARE AUTOTEK SHAREHOLDERS SUBJECT TO “SQUEEZE-OUT” PROVISIONS UNDER DELAWARE LAW?

A:       As of the date of this registration statement/proxy statement, Alpine 4 management had no plan to consolidate or merge AutoTek into Alpine 4, irrespective of how many shares of AutoTek are acquired in connection with the Share Exchange. Nevertheless, if Alpine 4 receives at least 90% of the outstanding AutoTek shares in connection with the Share Exchange, Delaware law would permit Alpine 4 to merge with AutoTek, and to pay off in cash the minority AutoTek shareholders.  Please also note that pursuant to Delaware law, the consent of the minority shareholders would not be required, and the minority shareholders would merely be entitled to receive fair value for their shares.  Nevertheless, as noted, as of the date of this registration statement/proxy statement, Alpine 4 management had no plan or intention to consolidate or merge AutoTek into Alpine 4, irrespective of the number of shares of AutoTek acquired by Alpine 4 in connection with the Share Exchange.

Q:       WHY AM I RECEIVING THIS DOCUMENT?

A: AutoTek is sending these materials to its shareholders to help them decide how to vote their AutoTek shares in connection with the Asset Purchase Transaction and the Share Exchange.

As noted above, the closing of the Asset Purchase Agreement requires the approval of the AutoTek shareholders.  Alpine 4 and AutoTek have made it an express condition to closing the Asset Purchase Agreement that AutoTek provide all of the AutoTek shareholders the opportunity to vote on the Asset Purchase Transaction.

Additionally, by this Registration Statement, Alpine 4 is making the offer of the Share Exchange to the AutoTek shareholders.  This Registration Statement includes information about Alpine 4, its proposed business going forward following the Asset Purchase Transaction, and how interested AutoTek shareholders may surrender their AutoTek shares and receive the Alpine 4 Exchange Shares.

This document constitutes both a proxy statement of AutoTek and a prospectus of Alpine 4. It is a proxy statement because the board of directors of AutoTek has given notice of the AutoTek Special Meeting, and is seeking the approval of its stockholders using this document. It is a prospectus because Alpine 4 is offering shares of its  Class A common stock in exchange for the outstanding shares of AutoTek in the Share Exchange.

Q:       WHAT WILL AUTOTEK RECEIVE IN CONNECTION WITH THE ASSET PURCHASE TRANSACTION?

A: Assuming that a majority of the holders of AutoTek Shares vote in favor of the Asset Purchase Transaction, at the closing of the Asset Purchase Transaction:

(i) Alpine 4 will pay to AutoTek the sum of Thirty Thousand Dollars ($30,000) in immediately available funds;

(ii) Alpine 4 will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of the Agreement;

(iii) Alpine 4 will execute and deliver a signed Assignment and Assumption Agreement; and

(iv) Upon approval by the AutoTek shareholders, and in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described in this Registration Statement, Alpine 4 will issue six (6) Exchange Shares.

Q:       WHAT WILL AUTOTEK SHAREHOLDERS RECEIVE IN CONNECTION WITH THE SHARE EXCHANGE IF THEY CHOOSE TO PARTICIPATE? WHAT HAPPENS IF THEY CHOOSE TO NOT PARTICIPATE?

A:  If the AutoTek stockholders approve the Asset Purchase Transaction, Alpine 4 has agreed to issue six (6) shares of its  Class A common stock in exchange for each one (1) share of AutoTek common stock tendered in connection with the Share Exchange.  AutoTek stockholders may tender some, all, or none of their AutoTek shares in connection with the Share Exchange.  Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days from the date of the Special Meeting of the AutoTek stockholders, which will be after the date that the U.S. Securities and Exchange Commission (“SEC”) declares effective (the “Effectiveness Date”) the Registration Statement.  Following the Effectiveness Date, AutoTek will transmit the Proxy Statement/Registration Statement to the AutoTek shareholders relating to the Special Meeting, and will hold the special meeting.  If the AutoTek stockholders approve the Asset Purchase Transaction, Alpine 4 will proceed with the Exchange Offer.  At any time during the Exchange Period, AutoTek shareholders may tender their shares of AutoTek common stock to Alpine 4, pursuant to the steps outlined in the Registration Statement, and will receive in exchange six (6) shares share of Alpine 4  Class A common stock for each one (1) share of AutoTek common stock tendered.  AutoTek and Alpine 4 will use their best efforts to communicate with all of the AutoTek shareholders regarding the Asset Purchase Transaction, the results of the Special Meeting, and the Share Exchange.  There is no minimum number of shares of AutoTek common stock that must be tendered in the Share Exchange.  At the close of the Exchange Period, any AutoTek shareholders who have not tendered their AutoTek shares will not be entitled to participate in the Share Exchange.  They will continue to hold shares of AutoTek common stock, and AutoTek and Alpine 4 management anticipate that AutoTek (as a separate entity) will continue to have assets and operations.

Q:       WHEN WILL THE ASSET PURCHASE TRANSACTION BE COMPLETED?

A: As noted above, the Boards of Directors of both Alpine 4 and AutoTek have set as a specific condition for the closing of the Asset Purchase Transaction the approval of the holders of at least a majority of the outstanding shares of AutoTek on the Asset Purchase Transaction proposal.  At the AutoTek Special Meeting, if the holders of at least a majority of the Independent Shares vote in favor of the Asset Purchase Transaction, Alpine 4 and AutoTek will close the Asset Purchase Transaction as soon thereafter as possible.  Alpine 4 will provide additional information about the closing to the public in its publicly filed reports.

Q:       ARE THE ALPINE 4 SHAREHOLDERS REQUIRED TO APPROVE THE ASSET PURCHASE TRANSACTION AND THE SHARE EXCHANGE?

A:  Yes.  On October 24, 2014, the Board of Directors of Alpine 4 recommended to its shareholders that it approve the Asset Purchase and Share Exchange Agreement, the Asset Purchase Transaction, and the Share Exchange.  At that time, Alpine 4 had four shareholders, Richard Battaglini, Kent Wilson, Charles Winters, and Scott Edwards.  The four shareholders of Alpine 4 also voted to approve the Asset Purchase Transaction, and Mr. Winters and Mr. Edwards indicated their intention to participate in the Share Exchange as shareholders of AutoTek.

Q:       HOW DOES THE AUTOTEK BOARD OF DIRECTORS RECOMMEND I VOTE?

A: The AutoTek board of directors has unanimously determined that the Asset Purchase Transaction and the transactions contemplated by the Agreement, including the Asset Purchase Transaction and the Share Exchange, are fair and reasonable and in the best interests of AutoTek and its shareholders. The AutoTek board of directors recommends that you vote your AutoTek shares “FOR” the Asset Purchase Transaction, and that you exchange your shares of AutoTek common stock for Exchange Shares pursuant to the Share Exchange.

Q:       WHAT IF THE AUTOTEK STOCKHOLDERS DO NOT APPROVE THE ENTRY BY AUTOTEK INTO THE ASSET PURCHASE AND SHARE EXCHANGE AGREEMENT?

A:  The entry by AutoTek into the Agreement and the closing of the Asset Purchase Transaction are conditioned on the approval of the AutoTek stockholders.  If the AutoTek stockholders do not approve AutoTek’s entry into the Agreement, then Alpine 4 and AutoTek cannot proceed with the Asset Purchase Transaction.  Additionally, because Alpine 4 offered the Share Exchange as partial payment for the assets to be acquired, if the AutoTek stockholders do not approve the Asset Purchase Transaction, Alpine 4 will not participate in the Share Exchange, and AutoTek stockholders will not be entitled to exchange their AutoTek shares for shares of Alpine 4.

Additionally, Alpine 4 and AutoTek likely would extend the licensing agreement so that Alpine 4 could continue to use the source code.  As drafted, the License Agreement ran until the earlier of one year from the date of its execution (August 5, 2014) or the date on which the Asset Purchase Transaction closes. Alpine 4 and AutoTek subsequently extended the licensing agreement until August 5, 2016.  If the Asset Purchase Transaction does not close due to lack of AutoTek shareholder approval, Alpine 4 management anticipates that Alpine 4 would continue to proceed pursuant to the License Agreement through August 5, 2016, and would seek to extend the License Agreement.  Continuing to operate under the License Agreement would result in Alpine 4’s being required to continue to pay royalties to AutoTek.  Additionally, AutoTek’s continuing to own the software would distract from AutoTek’s planned main businesses.  As such, management of both Alpine 4 and AutoTek recommend that the shareholders of AutoTek vote to approve the entry by AutoTek into the Agreement.

Q:       WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/registration statement, please vote your AutoTek shares as soon as possible so that your shares will be represented at the AutoTek Special Meeting and voted with respect to the Asset Purchase Transaction.  Please follow the instructions set forth on the Proxy form. If you choose to participate in the Share Exchange, please follow the instructions on AutoTek for Alpine 4 Share Exchange Form.

Q:       HOW DO I VOTE?

A: If you are a shareholder of record of AutoTek as of _____ ___________, 2015 (the “AutoTek Record Date”), you may vote by proxy or in person at the meeting.

To vote by proxy, an AutoTek shareholder may use one of the following methods if it is a registered holder:

           •                      Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

           •                      Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

           •                      Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Q:       When and where is the AutoTek Special Meeting of shareholders? What must I bring to attend the Special Meeting?

 A:      The Special Meeting of AutoTek shareholders will be held at [            ] a.m. at the Alpine 4  corporate offices located at 4742 North 24th Street, Suite 300, Phoenix, AZ 85016, on [                    ], 2015. Subject to space availability, all AutoTek shareholders as of the AutoTek Record Date, or their duly appointed proxies, may attend the meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [            ] a.m.

If you wish to attend the AutoTek Special Meeting, you must bring photo identification.

Q:       HOW MANY VOTES DO I HAVE?

A: You are entitled to one vote for each share of AutoTek common stock that you owned as of the close of business on the AutoTek Record Date. As of the close of business on the AutoTek Record Date, an aggregate of 25,000,000 shares of AutoTek common stock were outstanding and entitled to vote.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you choose to participate in the Share Exchange, you should follow the instructions included in the accompanying Registration Statement/proxy materials.

Q:       WHAT IF I DO NOT VOTE OR I ABSTAIN?

A: As noted above, the Boards of Directors of both Alpine 4 and AutoTek have set as a specific condition for the closing of the Asset Purchase Transaction the approval of the holders of at least a majority of the outstanding shares of AutoTek on the Asset Purchase Transaction proposal.  If an AutoTek shareholder is not present in person at the AutoTek special meeting and does not respond by proxy, it will have no effect on the vote count for the Asset Purchase Transaction proposal (assuming a quorum is present).  If you do not elect to participate in the Share Exchange, you will not receive the Exchange Shares from Alpine 4, and will remain a shareholder of AutoTek.

At the AutoTek Special Meeting, if the holders of at least a majority of the Shares vote in favor of the Asset Purchase Transaction, Alpine 4 and AutoTek will close the Asset Purchase Transaction as soon thereafter as possible.  If you do not vote or abstain, and if the holders of at least a majority of the AutoTek shares that actually vote on the Asset Purchase Transaction proposal vote in favor, the condition will have been satisfied, and Alpine 4 and AutoTek will proceed to close the Asset Purchase Transaction.

Q:      WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A: If you sign and return your Proxy or voting instruction card without indicating how to vote on the Asset Purchase Transaction, the shares of AutoTek common stock represented by your proxy will be voted “FOR” the Asset Purchase Transaction.  PLEASE NOTE: To participate in the Share Exchange, you must affirmatively indicate your intention to tender your AutoTek shares.  In other words, returning your proxy or voting instruction card without indicating a preference with respect to the Share Exchange will not count as an affirmative decision to exchange your shares.

Q:      MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A: Yes. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. AutoTek shareholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with AutoTek’s Corporate Secretary at 934 West Coronado Road, Phoenix, AZ 85007.  Shareholders of record may also revoke a proxy by attending the AutoTek Special Meeting and voting in person. If not revoked, the proxy will be voted at the AutoTek Special Meeting in accordance with your instructions.

Q:       ARE AUTOTEK SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A: The AutoTek Board of Directors has agreed to provide dissenters’ rights to its shareholders in connection with the Asset Purchase Transaction.  Although the AutoTek Board of Directors does not believe that the assets sold constitute all or substantially all of AutoTek’s assets, because AutoTek has not commenced revenue generating operations to date and due to the difficulty of determining whether the Acquired Assets constitute all or substantially all of the assets of AutoTek, the AutoTek Board of Directors determined it to be in the best interests of the AutoTek stockholders to provide dissenters’ rights.  Chapter 13 of the Arizona Business Corporation Act gives AutoTek shareholders the right to dissent from the Asset Purchase Transaction and to obtain payment of the fair value of the shareholder's shares of AutoTek. In order for a shareholder to dissent and to obtain payment for his shares, he or she must comply with the requirements and procedures set forth in the Arizona Act. For more detailed information about the right to dissent, see the discussion under the heading Dissenters' Rights beginning at page 41.

Q:       WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact AutoTek’s Corporate Secretary at 934 West Coronado Road, Phoenix, AZ 85007, or by telephone at 602-625-6262.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the Asset Purchase Transaction and the Share Exchange proposals. In addition, you should read the Asset Purchase and Share Exchange Agreement which is included with this proxy statement/registration statement, as well as the public filings of Alpine 4, which are available from the SEC or from Alpine 4 directly.  For a description of how to obtain this information, see “Where You Can Find More Information” on page 68 of this proxy statement/prospectus.

The Parties

AutoTek Incorporated

Arizona corporation
934 West Coronado Road
Phoenix, AZ 85007

AutoTek, Incorporated, an Arizona corporation organized in February 2013, is the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

Prior to August 2014, AutoTek had started the development of the source code of LotWatch and ServiceWatch but had not completed it, and had not taken further steps to commercialize the asset.  Additionally, AutoTek had commenced development of other automotive products, but had not commenced commercial operations in connection with those products.

On August 5, 2014, AutoTek entered into a Licensing Agreement (the “License Agreement”) with Alpine 4 Technologies Ltd. (“Alpine 4”). The initial term of the License Agreement was until the earlier of approval of the asset purchase transaction described therein by the AutoTek shareholders, or one year from the date of its execution. Subsequently, Alpine 4 and AutoTek agreed to extend the License Agreement for an additional one year or until the asset purchase transaction is approved by the AutoTek shareholders.

Pursuant to the License Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sub-licensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell LotWatch and Service Watch.  Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”  Alpine 4 is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the License Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights relating to the Licensed Technology, or (B) the first annual anniversary of the effective date.

As of October 1, 2014, AutoTek commenced efforts to commercialize its automotive products, including one related to a rear-end collision avoidance system called BrakeSafe.

Alpine 4 Technologies Ltd.

Delaware corporation
4742 N. 24th Street, Suite 300
Phoenix AZ 85016

Alpine 4 Technologies Ltd. was incorporated as Alpine 4 Inc. in the State of Delaware on April 22, 2014. Since inception, Alpine 4 was in the developmental stage and conducted virtually no business operations until the entry into the License Agreement with AutoTek.   Assuming that AutoTek receives approval of its stockholders, Alpine 4’s initial operations following the closing of the Asset Purchase Transaction will focus on implementation of the LotWatch and ServiceWatch assets, including the source code and related intellectual property acquired from AutoTek.  If the AutoTek shareholders do not approve the Asset Purchase Transaction, Alpine 4 management anticipates that Alpine 4 will continue to operate under the License Agreement.

As noted above, Alpine 4 entered into the License Agreement with AutoTek in August 2014.  Following the entry into the License Agreement, Alpine 4 completed the development of the licensed source code to make it compatible with Alpine 4’s ODB II devices.  As of the date of this Proxy Statement/Registration Statement, Alpine 4 had agreements with one manufacturer for the on-board diagnostic devices that will use the LotWatch and ServiceWatch source code as well as related services provided by the manufacturer.  The creation of the devices and the agreements for the manufacturing of the devices were done through Alpine 4 and its vendors, and  not through AutoTek.  As discussed in more detail below, following the License Agreement, Alpine 4 has begun implementation and deployment of the LotWatch and ServiceWatch products, and as of the date of this Proxy Statement/Registration Statement, had completed installations in four automobile dealerships, and was in negotiations with numerous additional dealerships regarding installation agreements.

The Asset Purchase Transaction

The terms and conditions of the Asset Purchase Transaction are contained in the Asset Purchase and Share Exchange Agreement (the “Agreement”), which is attached to this document as Annex A. We encourage you to read the Agreement carefully, as it is the legal document that governs the Asset Purchase Transaction.

Purchase of Assets: On and subject to the terms and conditions of the Agreement, and assuming that the required approval of the AutoTek shareholders is obtained, Alpine 4 agrees to purchase from AutoTek, and AutoTek agrees to sell, transfer, convey, assign and deliver to Alpine 4, title to and ownership of, all of the Acquired Assets (defined below) at the Closing, for the consideration specified below.  The Acquired Assets consist of: , (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer.

Purchase Price: Consideration Provided by Alpine 4 for the Acquired Assets.  Subject to the terms and conditions of the Agreement, as total consideration for the Acquired Assets, Alpine 4 agreed to (a) pay to AutoTek the sum of $30,000; (b) accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of the Agreement; (c) execute and deliver a signed Assignment and Assumption Agreement; and (d) upon approval by the AutoTek shareholders, Alpine 4 agreed to offer to exchange shares of its  Class A common stock for shares of AutoTek common stock tendered by AutoTek stockholders who elected to participate in the Share Exchange.  Specifically, Alpine 4 agreed that in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange (summarized below, and described in more detail in this Proxy Statement/ Registration Statement), Alpine 4 will issue six (6) Exchange Shares.  If 100% of the outstanding shares of AutoTek are tendered in connection with the Share Exchange, Alpine 4 will issue 150,000,000 shares of its  Class A common stock.  The AutoTek shareholders are not required to exchange their shares, and as such, there is no way to determine in advance how many shares Alpine 4 will be required to issue.  AutoTek stockholders who do not elect to participate in the Share Exchange will remain stockholders of AutoTek.

With respect to the payment of the cash component of the purchase price, Mr. Battaglini has indicated that if the Company  has not generated sufficient revenues to be able to pay the purchase price, he has reserved funds which can be used by Alpine 4 to pay the cash purchase price.  Mr. Battaglini has indicated that he either plans to purchase additional shares of restricted  Class A common stock of Alpine 4, or lend the funds to Alpine 4 pursuant to a promissory note.

The Share Exchange

As partial consideration for the Asset Purchase Transaction, Alpine 4 is offering the Share Exchange, pursuant to which Alpine 4 has agreed to issue six (6) shares of its  Class A common stock in exchange for each one (1) share of AutoTek common stock tendered in connection with the Share Exchange.  As noted above, the AutoTek shareholders are not required to participate in the Share Exchange, and there is no minimum number of shares that are required to be exchanged by AutoTek shareholders.

Assuming approval by the stockholders of AutoTek, the Share Exchange Offer will be open for a period (the “Exchange Period”) of forty-five (45) calendar days following the Special Meeting.  AutoTek stockholders may tender shares of AutoTek stock for participation in the Share Exchange during the Exchange Period.  Any AutoTek stockholder who tenders AutoTek shares in the Share Exchange shall have the right to withdraw any such shares tendered at any time until the closing of the Exchange Period.  Alpine 4 agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days following the Close of the Exchange Period.  Alpine 4 and AutoTek agreed that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange.  Additionally, any AutoTek stockholders who to elect to not participate in the Share Exchange will remain stockholders of AutoTek

At any time during the Exchange Period, AutoTek shareholders may tender their shares of AutoTek common stock to Alpine 4, pursuant to the steps outlined in the Registration Statement, and will receive in exchange, following the closing of the Exchange Period, six (6) shares of Alpine 4  Class A common stock for each one (1) share of AutoTek common stock tendered.  AutoTek and Alpine 4 will use their best efforts to communicate with all of the AutoTek shareholders regarding the Asset Purchase Transaction, the Special Meeting, and the Share Exchange.  There is no minimum number of shares of AutoTek common stock that must be tendered in the Share Exchange.  As noted, if 100% of the outstanding shares of AutoTek are tendered in connection with the Share Exchange, Alpine 4 will issue 150,000,000 shares of its  Class A common stock.  Until the closing of the Share Exchange, Alpine 4 cannot determine how many Exchange Shares will be issued.

At the close of the Exchange Period, any AutoTek shareholders who have not tendered their AutoTek shares will not be entitled to participate in the Share Exchange.  They will continue to hold shares of AutoTek common stock, and AutoTek management anticipates that AutoTek (as an entity) will continue its operations, focusing on the Pulse, BrakeSafe, BrakeTek and BrakePlus operations and products.  AutoTek plans to have separate offices and facilities from those of Alpine 4, and will retain its sales and clerical employees.  AutoTek management anticipates that Richard Battaglini, Charles Winters, and Scott Edwards will continue to serve as directors of AutoTek, and that Mr. Battaglini will continue to serve as President of AutoTek, at least for the foreseeable future.

Certain U.S. Federal Income Tax Consequences of the Share Exchange (See page 53)

Because the Share Exchange will close after the Asset Purchase Transaction has closed (assuming AutoTek Stockholder Approval), Alpine 4 management cannot determine the exact tax consequences of the Share Exchange to AutoTek shareholders.  Nevertheless, Alpine 4 management believes that it is more likely than not that the receipt of Alpine 4  Class A common stock in exchange for AutoTek common stock in the Share Exchange, if you elect to participate, will be a taxable transaction for U.S. federal income tax purposes.  Management believes that it is more likely than not that a U.S. holder of AutoTek common stock who receives Alpine 4  Class A common stock in the Share Exchange generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Alpine 4  Class A common stock, and (2) such holder’s adjusted tax basis in its AutoTek common stock exchanged therefor. The determination of the actual tax consequences of the Share Exchange to a holder of AutoTek common stock cannot be determined until the Share Exchange has closed, and likely will depend on the holder’s specific situation. Holders of AutoTek common stock should consult their own tax advisors as to the tax consequences of the Share Exchange in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. See “Certain U.S. Federal Income Tax Consequences of the Share Exchange” beginning on page 53 of this proxy statement/registration statement.

Governance of Alpine and AutoTek 4 following completion of the Asset Purchase Transaction

The Alpine 4 Board of Directors anticipates that Kent B. Wilson will continue to serve as President, Chief Executive Officer, and Chief Financial Officer, and that Charles Winters will continue to serve as Chairman of the Board of Directors of Alpine 4.  As noted herein, Mr. Battaglini resigned from all positions with Alpine 4, but remains an officer and director of AutoTek.  Messrs. Wilson and Battaglini anticipate that they will serve full time in their respective capacities with Alpine 4 and AutoTek, respectively, following the closing.  The Alpine 4 Board of Directors plans to hire other executive officers as needed, and the AutoTek board will determine its needs following the closing of the Asset Purchase Transaction.

Depending on the number of shares of AutoTek common stock that are exchanged in the Share Exchange, AutoTek stockholders as a group may end up with a majority of the outstanding  shares of Alpine 4 Class A common stock, which would constitute a change of control of the majority ownership of the Alpine 4 Class A common stock.  Information on potential hypothetical ownership of Alpine 4 Class A common shares by AutoTek stockholders can be found below on page 58, under the heading “Share Ownership in Alpine 4 by AutoTek Stockholders.”

Until the Share Exchange transaction has been completed, there is no way to determine how many shares of AutoTek will be exchanged for shares of Alpine 4 Class A common stock.  Management of both Alpine 4 and AutoTek anticipate that the two companies will continue to operate as separate companies, each pursuing its own businesses and strategies.  As of the date of this Registration Statement, Alpine 4 was actively seeking new office space in downtown Phoenix for its corporate headquarters.

With respect to AutoTek, Mr. Battaglini will continue to work as needed with AutoTek in the weeks following the closing of the Asset Purchase Transaction.  Additionally, Luke Roe, currently serving as Vice President of AutoTek, will continue in management of AutoTek, in a capacity to be determined following the close of the Asset Purchase Transaction.  AutoTek also plans to add additional employees and officers as needed and as finances permit.  AutoTek management anticipates that AutoTek will continue to operate at its present location, for the foreseeable future, especially if Alpine 4 is successful in locating and moving into new headquarters.

Headquarters

Upon completion of the Asset Purchase Transaction, Alpine 4 will seek to have corporate headquarters that are separate from those of AutoTek.

Recommendation of the AutoTek Board of Directors and AutoTek’s Reasons for the Asset Purchase Transaction

After careful consideration, the AutoTek board of directors has recommended that the AutoTek stockholders vote “FOR” the Asset Purchase Transaction.

In reaching its decision, the AutoTek board of directors considered a number of factors as generally supporting its decision to enter the Asset Purchase Agreement, including, among others, the following:

-	AutoTek Stockholders will receive shares in Alpine 4, a currently reporting public company.
-
Management of Alpine 4 intends to seek to have its shares listed for trading on the OTC Markets.  As such, once Alpine 4’s stock is accepted for trading and a market develops, AutoTek Stockholders should be able to participate in the market of Alpine 4’s shares, which is something that has been absent with respect to AutoTek common stock.

-
Alpine 4 Management believes that the current value of your investment is based on your ability to sell it on your own to another party.  With tradable shares of Alpine 4 stock, AutoTek Stockholders will be able to sell or to buy more shares of Alpine 4 stock.

-
AutoTek plans to continue its operations, and focus on other products, including the Pulse, BrakeSafe, BrakeTek and BrakePlus products, which have a different market and different business plan from those associated with the LotWatch and ServiceWatch products.

For a more complete description of AutoTek’s reasons for the Asset Purchase Transaction and the recommendations of the Alpine 4 board of directors, see “The Asset Purchase Transaction and the Share Exchange Transaction” beginning on page 29 of this proxy statement/registration statement.

Interests of Directors and Executive Officers in the Asset Purchase Transaction

You should be aware that some of the directors and executive officers of AutoTek and Alpine 4 have interests in the Asset Purchase Transaction and Share Exchange that may  be different from, or are in addition to, the interests of shareholders generally, including without limitation the following:

Richard Battaglini is an officer and director of AutoTek, as well as the former President, and Chairman of the Board, and the majority stockholder of Alpine 4.  As of the date of this proxy statement/registration statement, Mr. Battaglini owned no shares of AutoTek common stock.  As a member of the Board of Directors of AutoTek, Mr. Battaglini has voted to recommend the Asset Purchase Transaction and the Share Exchange to the shareholders of AutoTek.

Additionally, Charles Winters and Scott Edwards, who are directors of AutoTek as well as being directors of Alpine 4, collectively owned 1,503,000 shares of AutoTek common stock, or approximately 6.01% of the outstanding AutoTek common stock.  As such, they will be entitled to participate in the Share Exchange as AutoTek shareholders.  Both Mr. Winters and Mr. Edwards have indicated they intend to vote in favor of the Asset Purchase Transaction and to participate in the Share Exchange.  The votes of Messrs. Winters and Edwards will be counted with the votes of other AutoTek stockholders in determining whether the holders of a majority of AutoTek’s outstanding shares have been voted in favor of the transaction.  In other words, there is no requirement by the AutoTek or Alpine 4 Boards of Directors that the Asset Purchase Transaction be approved by independent stockholders of AutoTek, i.e. those who are not also holders of shares in Alpine 4.

The Alpine 4 and AutoTek Boards of Directors were aware of these additional interests by their respective directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Asset Purchase Transaction and the Share Exchange, in approving the Agreement and in recommending that their respective shareholders approve the applicable Agreement-Related proposals.
For a further discussion of the approval processes of the AutoTek and Alpine 4 Boards of Directors of the Asset Purchase Transaction and the Share Exchange, see “The Asset Purchase Transaction and the Share Exchange Transaction—Rationale for the Asset Purchase Transaction” beginning on page 37.

Accounting Treatment of the Asset Purchase Transaction

The purchase of the assets in the Asset Purchase Transaction, consisting of the acquisition of source code, will be accounted for as an acquisition of a business under purchase accounting rules.  Management of Alpine 4 has included in this Registration Statement/Proxy Statement the financial statements of AutoTek, as well as pro forma financial information reflecting the effect of the closing of the Asset Purchase Transaction.  Management has also included a table, below on page 59, which shows the potential ownership by the AutoTek shareholders of shares of Alpine 4’s Class A common stock, as well as the accounting treatment relating to such potential outcomes.   (The table also provides the anticipated accounting treatment for the transaction depending on the level of participation in the Share Exchange.  As noted, until the Share Exchange has been completed, there is no way to determine the number of shares that will be tendered for exchange.  Alpine 4 management anticipates that if fewer than 20% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the cost method of accounting; if between 20% and 49% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the equity method of accounting; and if more than 50% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the consolidation method.)

By way of further information:

-
As of the date of this Registration Statement/Proxy Statement, AutoTek had approximately 355 shareholders. As noted, there is no way to determine prior to the closing of the Share Exchange the number of shares of AutoTek common stock that will be tendered for exchange, and as such, or whether the AutoTek stockholders as a group will acquire a majority of the outstanding shares of Class A Common Stock of Alpine 4.  If the AutoTek stockholders obtain a majority of the outstanding Class A Common Stock of Alpine 4, management of Alpine 4 plans to account for the Share Exchange as the purchase of a business and consolidate the financial statements of AutoTek with those of the Company.

-
Similarly, there is no way to determine prior to the closing of the Share Exchange the number of shares of AutoTek common stock that will be tendered for exchange, and as such, or whether Alpine 4 will obtain a majority of the outstanding shares of, and thereby a controlling interest in, AutoTek. In the event that Alpine 4 obtains a controlling interest in AutoTek, management of Alpine 4 plans to account for such acquisition of the controlling interest by consolidating the financial statement of AutoTek with those of the Company.

-	In the event that Alpine 4 obtains a less than 50% interest in AutoTek, management of Alpine 4 plans to account for such acquisition using the equity method of accounting
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Management of Alpine 4 anticipates that a majority of the outstanding shares of common stock of AutoTek will be tendered for exchange in the Share Exchange, which will result in Alpine 4 becoming the parent entity and acquiror of AutoTek. However, as of the date of this Registration Statement/Proxy Statement, Alpine 4 management has no intention of combining, merging with, or rolling AutoTek up into Alpine 4, but intends to leave AutoTek as a separate stand-alone entity. As noted herein, there can be no guarantee that Alpine 4 will obtain a majority of the outstanding shares of common stock of AutoTek in the Share Exchange.

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In determining the preliminary valuation of the assets to be purchased pursuant to the Asset Purchase Transaction, Alpine 4 Management calculated the value of the Source Code asset acquired based on management's assumptions of the cost and time required to recreate the software, as well as the replacement cost of the completed software (following development by Alpine 4 and its IT personnel), which management determined to be approximately $150,000.  Management made such valuation determination through discussions with its IT professionals and third-party software programmers.

Share Ownership in Alpine 4 by AutoTek Stockholders

Until the Share Exchange has been completed, the total number of shares of Alpine 4  Class A common stock issuable as Exchange Shares is unknown.  Accordingly, we cannot determine what percentage of Alpine 4 will be owned by the stockholders of AutoTek, in the aggregate, until the Share Exchange has closed. More information, including a table showing the ranges of potential percentage ownership by AutoTek stockholders, depending on the number of AutoTek shares exchanged, can be found below on page 52.

Dissenters’ Rights

As noted above, the AutoTek Board of Directors does not believe that the sale of the Acquired Assets to Alpine 4 constitutes a sale of “all or substantially all” of the assets of AutoTek, in light of AutoTek’s R&D efforts into the automotive parts products, including the BrakeSafe system.  However, because AutoTek had not generated revenues from operations, and in light of the difficulty of determining whether the Acquired Assets constitute all or substantially all of AutoTek’s assets, the AutoTek Board of Directors agreed to provide dissenters’ rights to the AutoTek stockholders.

Chapter 13 of the Arizona Business Corporation Act sets forth the steps by which AutoTek shareholders have the right to dissent from the Asset Purchase Transaction and to obtain payment of the fair value of the shareholder's shares of AutoTek. In order for a shareholder to dissent and to obtain payment for his shares, he or she must comply with the requirements and procedures set forth in the Arizona Act. For more detailed information about the right to dissent, see the discussion under the heading Dissenters' Rights beginning at page 41.

Please note that because the Share Exchange is voluntary, no dissenters’ rights are granted in connection with the Share Exchange.

Matters to be considered at the AutoTek Special Meeting

At the AutoTek special meeting, AutoTek shareholders will be asked to consider and vote upon:

    •           the Asset Purchase Transaction; and

    •           the AutoTek Adjournment proposal.

Pursuant to Arizona law, AutoTek shareholder approval of the Asset Purchase Transaction proposal is required to complete the Asset Purchase Transaction.

The affirmative vote of a majority of the outstanding shares of AutoTek common stock entitled to vote on such proposal is required to approve the Asset Purchase Transaction.

At the special meeting, AutoTek shareholders will also have the chance to tender their notice of intent to participate in the Share Exchange.

There is no minimum number of shares that are required to participate in the Share Exchange.

The affirmative vote of a majority of the shares of AutoTek common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the AutoTek Adjournment proposal.

The AutoTek Board recommends that AutoTek shareholders vote “FOR” all of the proposals set forth above, as more fully described under “AutoTek Special Meeting” beginning on page 43.

Voting by Alpine 4 and AutoTek Directors and Executive Officers

As of the AutoTek Record Date, directors and executive officers of AutoTek and their affiliates owned and were entitled to vote 1,603,000 shares of AutoTek common stock, representing approximately 6.41% of the total voting power of the shares of AutoTek common stock outstanding on that date. The AutoTek directors who own shares have indicated their intent to vote to approve the Asset Purchase Transaction and to participate in the Share Exchange.

As of the Alpine 4 record date, directors and executive officers of Alpine 4 and their affiliates owned and were entitled to vote 84,242,890 shares of Alpine 4 common stock, representing 99.08% of the total voting power of the shares of Alpine 4 common stock outstanding on that date.   The Alpine 4 directors and executive officers have voted in favor of the Asset Purchase Transaction and the entry by Alpine 4 into the Agreement.

Risk Factors

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 21.

SELECTED FINANCIAL DATA

Not required for smaller reporting companies.

SUPPLEMENTARY FINANCIAL INFORMATION

Not required for smaller reporting companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement/Registration Statement contains forward-looking statements. Statements contained in this communication that refer to Alpine 4’s estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Alpine 4’s current perspective of existing trends and information as of the date of this communication. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Asset Purchase Transaction, including future financial and operating results, Alpine 4’s plans, objectives, expectations and intentions, and the expected timing of completion of the Asset Purchase transaction. It is important to note that Alpine 4’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Alpine 4’s current expectations depending upon a number of factors affecting Alpine 4’s business and risks associated with the Asset Acquisition Transaction and the Share Exchange. These factors include, among others, the inherent uncertainty associated with financial projections; the successful closing of the Asset Purchase Transaction; subsequent integration of the AutoTek business and the ability to recognize the anticipated synergies and benefits of the Asset Purchase Transaction; the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite AutoTek stockholder approvals; the risk that a condition to closing of the Asset Purchase Transaction may not be satisfied on a timely basis or at all; the failure of the proposed Asset Purchase Transaction to close for any other reason; risks relating to the value of the Alpine 4 shares to be issued in the Share Exchange transaction; the anticipated size of the markets and continued demand for Alpine 4’s and AutoTek’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of Alpine 4 or AutoTek debt as necessary) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Alpine 4’s and AutoTek’s products; the impact of competitive products and pricing; costs and efforts to defend or enforce intellectual property rights; successful compliance with governmental regulations applicable to Alpine 4’s ongoing facilities, products and/or businesses; changes in tax laws or interpretations that could increase Alpine 4’s consolidated tax liabilities; the loss of key senior management or scientific staff; such other risks and uncertainties detailed in Alpine 4’s periodic public filings with the Securities and Exchange Commission and from time to time in Alpine 4’s other investor communications. Except as expressly required by law, Alpine 4 expressly disclaims any intent or obligation to update or revise these forward-looking statements.

RISK FACTORS

In addition to the other information contained in or referenced in this document, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 17of this Proxy Statement/Registration Statement, AutoTek shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Asset Purchase Transaction and whether to participate in the Share Exchange.  You should also consider the other information in this document, as well as the Asset Purchase and Share Exchange Agreement,  and the public filings of Alpine 4. See “Where You Can Find More Information” beginning on page 68 of this Proxy Statement/Registration Statement.

RISKS ASSOCIATED WITH ALPINE 4:

Alpine 4 is an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our  Class A common stock less attractive to investors.

Alpine 4 is an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Because Alpine 4’s auditors have issued a going concern opinion, there is a substantial uncertainty that it will continue operations in which case you could lose the value of your investment if you participate in the Share Exchange.

The auditors have issued a going concern opinion because of Alpine 4’s recurring losses, negative working capital, stockholder’s deficit and the absence of revenue-generating operations.  This means that there is substantial doubt that it can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about its ability to continue in business.  As such it may have to cease operations and you could lose your entire investment in AutoTek if you choose to participate in the Share Exchange and receive shares of Alpine 4  Class A common stock.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Alpine 4 has incurred a net loss of $605, 234 since inception.   Because we are yet to attain profitable operations, in their report on our financial statements for the year ended December 31, 2014, our independent auditors included an explanatory paragraph regarding their substantial doubt about our ability to continue as a going concern.  We will continue to experience net operating losses in the foreseeable future.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loan from various financial institutions where possible.  Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.  Our financial statements contain additional note disclosures describing the management’s assessment of our ability to continue as a going concern.

Management of Alpine 4 cannot guarantee that Alpine 4 will continue to generate revenues which could result in a total loss of the value of your investment if it is unsuccessful in its business plans.

AutoTek has not generated revenues during its history.  Additionally, there can be no assurance that Alpine 4 will be able to generate revenues or that revenues will be sufficient to maintain its business following the Asset Purchase Transaction.  As a result, you could lose all of your investment if you participate in the Share Exchange if Alpine 4 is not successful in its proposed business plans.

Alpine 4’s needs could exceed the amount of time or level of experience its officers and directors may have.  Alpine 4 will be dependent on key executives, and the loss of the services of the current officers and directors could severely impact Alpine 4’s business operations.

Alpine 4’s business plan does not provide for the hiring of any additional employees other than outlined in its plan of operations until sales will support the expense.  Until that time the responsibility of developing Alpine 4’s business, the offering of the Share Exchange through this prospectus and fulfilling the reporting requirements of a public company will fall upon the two officers and the directors.  In the event they are unable to fulfill any aspect of their duties to Alpine 4, it may experience a shortfall or complete lack of sales resulting in little or no profits and eventual closure of our business.

Additionally, the management of future growth will require, among other things, continued development of Alpine 4’s financial and management controls and management information systems, stringent control of costs, increased marketing activities, and the ability to attract and retain qualified management, research, and marketing personnel.  The loss of key executives or the failure to hire qualified replacement personnel would compromise Alpine 4’s ability to generate revenues or otherwise have a material adverse effect on Alpine 4.  There can be no assurance that Alpine 4 will be able to successfully attract and retain skilled and experienced personnel.

As of the date of this Proxy Statement/Registration Statement, AutoTek has operated previously as a private company, and our management has limited experience in complying with public company reporting and other obligations. Taking steps to comply with these requirements will increase our costs and require additional management resources, and does not ensure that we will be able to satisfy them.

Prior to the transactions described in this Proxy Statement/Registration Statement, the operations of AutoTek were conducted as a private company.  Upon the closing of the Asset Purchase Transaction, assuming we receive the required shareholder approval, we will continue operating as a public company.  As a newly public company, we will be required to comply with applicable provisions of the Sarbanes-Oxley Act of 2002, as well as other federal securities laws, and rules and regulations promulgated by the SEC and the various exchanges and trading facilities where our common stock may trade, which will result in significant initial and continuing legal, accounting, administrative and other costs and expenses. These rules and requirements impose certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest, and  codes of conduct, depending on where our shares trade. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all applicable requirements.

As we review our internal controls and procedures, we may determine that they are ineffective or have material weaknesses, which could impact the market’s acceptance of our filings and financial statements.

As of the date of this Proxy Statement/Registration Statement, we have never conducted a review of our internal control over financial reporting for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we are required to file in a timely manner accurate quarterly and annual reports with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.  Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the market or trading facility where our shares may trade, or other adverse consequences that would materially harm our business.

Because Alpine 4 has shown a net loss since inception, ownership of the Alpine 4 shares through participation in the Share Exchange is highly risky and could result in a complete loss of the value of your investment in AutoTek if Alpine 4 is unsuccessful in its business plans.

Based upon current plans, Alpine 4 expects to incur operating losses in future periods as it incurs significant expenses associated with the growth of its business.  Further, there is no guarantee that it will be successful in realizing future revenues or in achieving or sustaining positive cash flow at any time in the future.  Any such failure could result in the possible closure of its business or force Alpine 4 to seek additional capital through loans or additional sales of its equity securities to continue business operations, which would dilute the value of any shares you receive in connection with the Share Exchange.

Growth and development of operations will depend on the acceptance of Alpine 4’s proposed business.  If Alpine 4’s products are not deemed desirable and suitable for purchase and it cannot establish a customer base, it may not be able to generate future revenues, which would result in a failure of the business and a loss of the value of your investment in AutoTek.

The acceptance of Alpine 4’s automotive products, and specifically the LotWatch and ServiceWatch products to be purchased from AutoTek, is critically important to our success. Alpine 4 cannot be certain that the services that it will be offering will be appealing and as a result there may not be any demand for these products and its sales could be limited and it may never realize any revenues. In addition, there are no assurances that if we alter or change the products we offers in the future that the demand for these new products will develop and this could adversely affect our business and any possible revenues.

If demand for the products Alpine 4 plans to offer slows, then its business would be materially affected, which could result in the loss of your entire investment in AutoTek if you participate in the Share Exchange and receive shares of Alpine 4’s common stock.

Demand for products which we intend to sell depends on many factors, including:

•	the number of customers Alpine 4 is able to attract and retain over time;

•	the economy, and in periods of rapidly declining economic conditions, customers may defer purchases of new vehicles, which will impact the sales and deployment of products such as ours;

•	the competitive environment in the automotive aftermarket product market may force us to reduce prices below our desired pricing level or increase promotional spending; and

•	the ability to anticipate changes in consumer preferences and to meet customers’ needs in a timely cost effective manner.

For the long term, demand for the products we plan to offer may be affected by:

•	the ability to establish, maintain and eventually grow market share in a competitive environment.

•
delivery of its information globally, geopolitical changes, changes in liquor regulations, currency fluctuations, natural disasters, pandemics and other factors beyond our control may increase the cost of items it purchases, create communication issues or render product delivery difficult which could have a material adverse effect on its sales and profitability.

All of these factors could result in immediate and longer term declines in the demand for the products we plan to offer, which could adversely affect our sales, cash flows and overall financial condition.  An investor who participates in the Share Exchange could lose his or her entire investment in AutoTek as a result.

Alpine 4 has limited management resources, and will be dependent on key executives.  The loss of the services of the current officers and directors could severely impact Alpine 4’s business operations and future development, which could result in a loss of revenues and adversely impact the ability to ever sell any Exchange Shares received through participation in the Share Exchange.

Alpine 4 is relying on a small number of key individuals to implement its business and operations and, in particular, the professional expertise and services of Kent B. Wilson, our President, Chief Executive Officer, Chief Financial Officer, and Secretary, and Charles Winters, our Chairman of the Board of Directors.  Mr. Wilson intends to serve full time in his capacities with Alpine 4 following the closing of the Asset Purchase Transaction.  Nevertheless, Alpine 4 may not have sufficient managerial resources to successfully manage the increased business activity envisioned by its business strategy.  In addition, Alpine 4's future success depends in large part on the continued service of Mr. Wilson.  If either of these persons chooses not to serve as officers or if they are unable to perform their duties, this could have an adverse effect on Company business operations, financial condition and operating results if we are unable to replace them with other individuals qualified to develop and market our business.  The loss of their services could result in a loss of revenues, which could result in a reduction of the value of any Exchange Shares you receive through participation in the Share Exchange, as well as the complete loss of your investment in AutoTek.

Competition that Alpine 4 faces is varied and strong.

Alpine 4’s products and industry as a whole are subject to extreme competition.  There is no guarantee that we can sustain our market position or expand our business.  We anticipate that the intensity of competition in the future will increase.

We compete with a number of entities in providing products to our customers.  Such competitor entities include a variety of large nationwide corporations, including but not limited to public entities and companies that have established loyal customer bases over several decades.

Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and name recognition than we have.  As a result, these competitors may have greater credibility with both existing and potential customers.  They also may be able to offer more competitive products and services and more aggressively promote and sell their products.  Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our products.

Additionally, our third party providers themselves are subject to the intensely competitive market.  We rely on such providers for underlying services and products that enable and/or facilitate the creation of our products.  Competition may affect our suppliers’ ability to innovate and to continue existing product and service offerings, which could result in the loss of the value of your entire investment in AutoTek if you participate in the Share Exchange.

Our success in business and operations will depend on general economic conditions.

The success of Alpine 4 depends, to a large extent, on certain economic factors that are beyond its control.  Factors such as general economic conditions, levels of unemployment, interest rates, tax rates at all levels of government, competition and other factors beyond Alpine 4’s control may have an adverse effect on Alpine 4’s ability to sell its products and to collect sums due and owing to it.

Changes in consumer preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our products and our ability to organically develop new brands or acquire the licensing or distribution rights to existing brands that appeal to consumers.  Shifts in consumer preferences away from our products, our inability to develop new products that appeal to consumers, or changes in our product mix that eliminate items popular with some consumers could harm our business.  Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income.  Accordingly, we may experience declines in revenue during economic downturns or during periods of uncertainty.  Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Alpine 4 may not be able to successfully implement its business strategy, which could adversely affect its business, financial condition, results of operations and cash flows.  If Alpine 4 cannot successfully implement its business strategy, it could result in the loss of the value of your investment if you participate in the Share Exchange.

Successful implementation of our business strategy depends on factors specific to the automotive and specifically the dealership repair service industries, and the state of the financial industry and numerous other factors that may be beyond our control.  Adverse changes in the following factors could undermine our business strategy and have a material adverse effect on our business, our financial condition, and results of operations and cash flow:

•	The competitive environment in the automotive repair service industry that may force us to reduce prices below the optimal pricing level or increase promotional spending;
•	Our ability to anticipate changes in consumer preferences and to meet customers’ needs for our products in a timely cost effective manner; and

•	Our ability to establish, maintain and eventually grow market share in a competitive environment.

Alpine 4 management anticipates that the Company will depend on a limited number of suppliers, and any issues with cost and availability of raw materials could have a material adverse impact on the Company

In the construction of the devices necessary to install the LotWatch and ServiceWatch products, Alpine 4 has initially relied and intends to continue to rely upon a limited number of suppliers for raw materials used to make and package Alpine 4’s devices.  Alpine 4’s success will depend in part upon our ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets our requirements.  The price and availability of these materials are subject to market conditions.  Increases in the price of our products due to the increase in the cost of raw materials could have a negative effect on our business.

While Alpine 4 management believes that its relations with its suppliers are good, there can be no assurance that these suppliers will be able or willing to supply Alpine 4 with materials at the current pricing levels, or at all, or that we will be successful in engaging alternative suppliers on commercially reasonable terms which meet the quality or pricing levels currently experienced by Alpine 4.  As a result, should Alpine 4’s costs increase and if those increases are unable to be passed on to its customers, our business, financial condition, and results of operations and cash flows may be materially adversely impacted, which could result in the loss of your entire investment.

Our revenue growth rate depends primarily on our ability to satisfy relevant channels and end-customer demands, identify suppliers of our necessary ingredients and to coordinate those suppliers, all subject to many unpredictable factors.

We may not be able to identify and maintain the necessary relationships with suppliers of product and services as planned.  Delays or failures in deliveries could materially and adversely affect our growth strategy and expected results.  As we supply more customers, our rate of expansion relative to the size of such customer base will decline. In addition, one of our biggest challenges is securing an adequate supply of suitable product.  Competition for product is intense, and commodities costs subject to price volatility.

Our ability to execute our business plan also depends on other factors, including:

•	there is no guarantee that we will enter into definitive agreements with distributors and on acceptable terms;

•	hiring and training qualified personnel in local markets;
•	managing marketing and development costs at affordable levels;

•	cost and availability of labor;
•	the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards; and

•	securing required governmental approvals in a timely manner when necessary.

Risks Related to Our  Class A common stock and the Share Exchange

The total number of shares of Alpine 4  Class A common stock issuable in connection with the Share Exchange is unknown as of the date of this Proxy Statement/Registration Statement, and as such, the percentage ownership of AutoTek stockholders who participate in the Share Exchange is unknown and subject to change as more AutoTek stockholders participate in the Share Exchange.

Assuming that the AutoTek stockholders approve the Asset Purchase Transaction, Alpine 4 will offer the Share Exchange to AutoTek stockholders for forty-five (45) days following the Special Meeting of the AutoTek stockholders (the “Exchange Period”).  However, Alpine 4 management does not know how many AutoTek stockholders will participate in the Share Exchange, or how many shares of AutoTek common stock will be tendered or how many shares of Alpine 4  Class A common stock will need to be issued.  As such, there can be no way of knowing the ownership percentage of Alpine 4 of any AutoTek stockholder who elects to participate in the Share Exchange, and those ownership percentages are subject to change throughout the Exchange Period.

AutoTek stockholders who participate in the Share Exchange, and others who choose to purchase shares of Alpine 4  Class A common stock if and when offered, may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our  Class A common stock is currently not quoted on any market. No market may ever develop for our  Class A common stock, or if developed, may not be sustained in the future.  The AutoTek stockholders who receive shares of our  Class A common stock in connection with the Share Exchange, and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be additional significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having our shares available for trading on the OTC Markets, investors should consider any secondary market for our securities to be a limited one.

Sales of our  Class A common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a publicly reporting company that is providing current public information meeting the requirements of Rule 144, including affiliates, must hold their shares for a period of at least six months.  Because Alpine 4 was previously a “shell company” as defined in the rules of the SEC, Rule 144 is unavailable until one year from the date on which Alpine 4 filed “Form 10 information” with the SEC, which is contained in this Proxy Statement/Registration Statement.  Additionally, affiliates of Alpine 4 may not sell more than one percent of the total issued and outstanding shares in any 90-day period and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our  Class A common stock become available for resale under Rule 144 once a market has developed for our  Class A common stock, the then-prevailing market prices for our  Class A common stock may be reduced.

We may, in the future, issue additional securities, which would reduce our stockholders’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation, as amended to date, authorizes us to issue 500,000,000 shares of  Class A common stock, and 100,000,000 shares of Class B common stock. As of the date of this Proxy Statement/Registration Statement, we had 51,305,469 shares of  Class A common stock outstanding, and 16,000,000 shares of Class B common stock outstanding. Accordingly, we may issue up to an additional 448,694,531 shares of  Class A common  stock, and an additional 84,000,000 shares of Class B common stock.  If all of the AutoTek stockholders participate in the Share Exchange, we will issue an additional 150,000,000 shares of Class A common stock, for an aggregate of 201,305,469 shares outstanding, and we could issue up to an additional 298,694,531 shares of  Class A common stock.  No shares of Class B common stock will be issued in connection with the Share Exchange. The future issuance of additional shares of  Class A common stock may result in additional dilution in the percentage of our  Class A common stock held by our then existing stockholders. We may value any  Class A common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our  Class A common stock.  Additionally, our board of directors may designate the rights terms and preferences of one or more series of preferred stock at its discretion including conversion and voting preferences without prior notice to our stockholders.  Any of these events could have a dilutive effect on the ownership of our shareholders, and the value of shares owned.

Because the Share Exchange will close after the Asset Purchase Transaction has closed (assuming AutoTek Stockholder Approval), Alpine 4 management cannot determine the exact tax consequences of the Share Exchange to AutoTek or Alpine 4 shareholders.  Nevertheless, Alpine 4 management believes that it is more likely than not that the tax consequences could be material.

The Share Exchange discussed herein, which will close following the closing of the Asset Purchase Transaction (assuming AutoTek shareholder approval), may have material tax consequences to the AutoTek and Alpine 4 shareholders.  Alpine 4 management cannot determine the exact tax consequences, or the materiality of such consequences, of the Share Exchange to any individual AutoTek or Alpine 4 stockholder prior to the closing of the Share Exchange, but Alpine 4 management believes that it is more likely than not that the tax consequences could be material to AutoTek stockholders who elect to participate in the Share Exchange and to Alpine 4 shareholders.

The beliefs and statements of Alpine 4 management described above are and will be based on facts, representations, assumptions and exclusions set forth or referred to in this Registration Statement/Proxy Statement.  None of these statements or beliefs is binding on the IRS or the courts, and neither Alpine 4 nor AutoTek intend to request a ruling from the IRS regarding any matter relating to the transactions described herein. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain a position contrary to any of those described herein. In addition, if any of the facts, representations, assumptions or exclusions upon which such statements and beliefs are based are inconsistent with the actual facts, the statements and believes relating to the tax consequences of the transactions could be affected.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of  Class A common stock or securities convertible or exchangeable into  Class A common stock, your ownership interest in Alpine 4 will be diluted.

Raising additional capital may restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations, and strategic and licensing arrangements.  To the extent that we raise additional capital through the sale of  Class A common stock or securities convertible or exchangeable into  Class A common stock, the terms of any such securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder.  Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.  If we raise additional funds through collaboration, strategic partnerships and licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams or grant licenses on terms that are not favorable to us.

Market volatility may affect our stock price and the value of your shares.

Once a market for our  Class A common stock is established, the market price for our  Class A common stock is likely to be volatile, in part because our  Class A common stock has not been previously traded publicly. In addition, the market price of our  Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	announcements of new products, brands, commercial relationships, acquisitions or other events by us or our competitors;

•	regulatory or legal developments in the United States and other countries;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our quarterly operating results;

•	changes in our financial guidance or securities analysts' estimates of our financial performance;

•	changes in accounting principles;

•	our ability to raise additional capital and the terms on which we can raise it;

•	sales of large blocks of our Class A common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	discussion of us or our stock price by the press and by online investor communities; and

•	other risks and uncertainties described in these risk factors.

An active public market for our  Class A common stock may not develop or be sustained after the Share Exchange. We will work to negotiate and determine the initial public sale price with our market makers, but this price may not be indicative of prices that will prevail in the trading market.  As a result, AutoTek stockholders who participate in the Share Exchange may not be able to sell their shares of  Class A common stock at a price that is attractive to them, or at all.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

The trading market for our  Class A common stock will be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts cover our company, the trading price and volume of our stock would likely be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Future sales of our  Class A common stock may cause our stock price to decline.

Sales of a substantial number of shares of our  Class A common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our  Class A common stock and impair our ability to raise adequate capital through the sale of additional equity securities.

We will be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our Class A common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our  Class A common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our  Class A common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our  Class A common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Alpine 4’s executive officers do not have experience being an officer of a public company.   It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley.  We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.

We cannot assure you that the Class A common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the  Class A common stock is listed on an exchange, we expect that it would be eligible to be quoted the OTC Markets, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the  Class A common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the  Class A common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you obtain in connection with the Share Exchange, which could result in the loss of your investment.

There is presently no demand for our  Class A common stock, and no public market exists for the shares being offered in the Share Exchange.  We plan to contact a market maker immediately following the effectiveness of this Registration Statement to file an application to have our shares quoted on the OTC Markets.  However, there is no guarantee that a trading market will ever develop.   If no market is ever developed for our  Class A common stock, it will be difficult or impossible for you to sell any shares you purchase in this offering.  In such case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In addition, if Alpine 4 fails to have its  Class A common stock quoted on a public trading market, your  Class A common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

Alpine 4 may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Class A common stock.

Alpine 4’s Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of  Class A common stock.  Any such provision may be deemed to have a potential anti-takeover effect, and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of Alpine 4.  The Board of Directors also may declare a dividend on any outstanding shares of Preferred Stock.  All outstanding shares of Preferred Stock are fully paid and non-assessable.

We may never pay dividends to shareholders, which could reduce the monetary gain you may realize on your investment.

We have not declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our  Class A common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.  If Alpine 4 does not pay dividends, Alpine 4’s  Class A common stock may be less valuable because a return on an investor’s investment will only occur if Alpine 4’s stock price appreciates.

Although we expect to apply for quotation on the OTC Markets, we may not be approved, and even if approved, we may not be approved for trading on the OTC Markets; therefore AutoTek shareholders who participate in the Share Exchange may not have a market to sell their Alpine 4 shares, either in the near term or in the long term, or both.

There is presently no public market for the Exchange Shares. We plan to contact a market maker immediately following this proxy statement/registration statement’s being declared effective and apply to have the shares quoted on the OTC Markets. The OTC Markets are a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTC Markets are not an issuer listing service, market or exchange. To be eligible for quotation on the OTC QB or QX Markets, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. If our application is rejected, our stock may then be traded on the "Pink Sheets," and the market for resale of our shares would decrease dramatically, if not be eliminated. As of the date of this filing, there have been no discussions or understandings between Alpine 4 and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our  Class A common stock, it will be difficult for you to sell any shares you receive in connection with the Share Exchange. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our  Class A common stock quoted on a public trading market, your  Class A common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

THE ASSET PURCHASE AND SHARE EXCHANGE TRANSACTION

Parties to the Asset Purchase Transaction and the Share Exchange

AutoTek Incorporated

AutoTek, Incorporated, an Arizona corporation, was organized in February 2013 as an automotive research and manufacturing company that specializes in technology intellectual property and related vehicle research.  As of the date of this Proxy Statement/Registration Statement, AutoTek was the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

Richard Battaglini, the founder and an officer and director of AutoTek, has spent a total of 15 years working in the areas of Automotive Dealership Sales and Management. He has extensive experience as an Automotive Aftermarket Parts innovator and supplier. He began his automotive sales career by serving as a salesperson in Albuquerque, NM for Group 1 Automotive, a publicly traded conglomerate. After spending 3 years and winning several awards, Mr. Battaglini moved to a private dealership group to pursue an advancement into finance and insurance where he was responsible for securing financing for customers and funding from banks for the group. He then made the natural progression into Dealership Management where he was responsible for scheduling and managing a sales team consisting of more than 35 sales people. In this role he was responsible for Inventory Management and the Customer Retention Program Development. He has held every position on the variable side of a dealership, except for General Manager.

In 2005, Mr. Battaglini left the retail side of the automotive industry and pursued a new strategy. It was then that he invented a safety product for cars that is currently being sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus.  It has been proven by the NHTSA that when consumers have this installed in their vehicle, it reduced their chances of being involved in a rear-end collision by over 40%. This product was sold to the automotive dealership market as an aftermarket product to be front loaded on the new and used cars. With Mr. Battaglini's direction, this product is available in hundreds of dealerships nationwide and in 2012, it was voted one of the top 30 Automotive Technology products in the US by Automotive News and Autobytel.

Selling his interest in this venture in late 2012 allowed Mr. Battaglini the opportunity to pursue another venture: development of the software that would eventually be integrated into hardware resulting in LotWatch and ServiceWatch, products having a focus on Dealership Inventory Management and Real-time Customer Service Retention.

As of the date of this Proxy Statement/Registration Statement, AutoTek has not generated revenues from operations, and has been engaged in research and development related to the LotWatch and ServiceWatch products, as well as the brake-related products.

As of October 1, 2014, AutoTek commenced efforts to commercialize its automotive products, including one related to a rear-end collision avoidance system called BrakeSafe.  This product installs directly in the vehicle, and transforms a vehicle’s top-mounted third brake light into a collision avoidance system.  Equipped with a patented Pulsing Technology, the system’s electronic circuitry unit causes the third brake light to quickly pulse four times before fully engaging, alerting drivers behind the vehicle of an upcoming stop.  The product can be installed in about five minutes, which makes it a product with which dealers can preload the dealership’s new and pre-owned inventory.  As of the date of this proxy statement/registration statement, AutoTek was in negotiations with a company that represents automobile dealerships with respect to introducing the BrakeTek product to their dealerships.

Assuming that the Asset Purchase Transaction is approved by the shareholders of AutoTek, AutoTek will sell the LotWatch and ServiceWatch source code to Alpine 4.  AutoTek management plans to continue its operations, focusing on the BrakeSafe and other automobile brake light products developed by Mr. Battaglini.  In connection with the Share Exchange, whereby AutoTek shareholders may exchange their shares of AutoTek common stock for shares of Alpine 4  Class A common stock, following the closing of the Share Exchange, Alpine 4 will own and hold whatever shares of AutoTek common stock that are tendered in the Share Exchange, and as such, AutoTek may become a subsidiary of Alpine 4.  Until the closing of the Exchange Period, there is no way to determine the percentage ownership of AutoTek, if any, that will be held by Alpine 4.

Alpine 4 management has indicated that it has no plans to merge with or roll up AutoTek, and management of both companies intend that AutoTek will continue to operate as a separate entity, focusing on the automobile brake business, while Alpine 4 focuses on the LotWatch and ServiceWatch products, as well as other opportunities.  AutoTek will maintain its sales and clerical employees, and the two companies will seek to operate out of separate facilities.  It is anticipated that Messrs. Battaglinig, Edwards, and Winters will remain directors of AutoTek, and that Mr. Battaglini will remain the President of AutoTek, at least for the forseeable future.

Market price of and dividends on AutoTek’s common equity and related stockholder matters

AutoTek’s common stock has never traded, and AutoTek management does not anticipate that a trading market for its common stock will ever develop.  Irrespective of the level of participation in the Share Exchange, AutoTek management does not anticipate applying to have the AutoTek common shares listed for trading on any exchange or trading facility.

AutoTek has not declared any cash dividends on its common stock since inception and does not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on AutoTek’s earnings and financial position and such other facts, as the Board of Directors deems relevant.

As of the date of this Registration Statement/Proxy Statement, AutoTek had 25,000,000 shares of its common stock outstanding, and no shares of preferred stock outstanding.  AutoTek’s common stock is not listed for trading on any exchange or trading facility.  As of the date of this Registration Statement/Proxy Statement, AutoTek’s common shares were held by approximately 356 shareholders of record.

AutoTek has not issued any securities pursuant to any equity compensation plans, and as of the date of this Registration Statement/Proxy Statement, did not have any equity compensation or similar plans.

SELECTED FINANCIAL DATA

AutoTek is not required to provide this information.

SUPPLEMENTARY FINANCIAL INFORMATION

AutoTek is not required to provide this information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

There are statements in this Proxy Statement/Registration Statement about AutoTek Incorporated (“AutoTek”) that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Report carefully, especially the risks discussed under “Risk Factors.” Although AutoTek management believes that the assumptions underlying the forward looking statements included in this Registration Statement/Proxy Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We expressly disclaim any obligation to update or revise any forward-looking statements.

Overview and Highlights

Company Background; Business Strategy

AutoTek Incorporated (“AutoTek”) was incorporated in Arizona on February 12, 2013, as an automotive research and manufacturing company that specializes in technology intellectual property and related vehicle research.  As of the date of this Proxy Statement/Registration Statement, AutoTek was the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

In 2005, Mr. Battaglini invented a safety product for cars that is currently being sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus.  It has been proven by the NHTSA that when consumers have this installed in their vehicle, it reduced their chances of being involved in a rear-end collision by over 40%.  This product was sold to the automotive dealership market as an aftermarket product to be front-loaded on new and used cars. With Mr. Battaglini's direction, this product is available in hundreds of dealerships nationwide and in 2012, it was voted one of the top 30 Automotive Technology products in the US by Automotive News and Autobytel.

As of October 1, 2014, AutoTek commenced efforts to commercialize the brake product, the rear-end collision avoidance system called BrakeSafe.  This product installs directly in the vehicle, and transforms a vehicle’s top-mounted third brake light into a collision avoidance system.  Equipped with a patented Pulsing Technology, the system’s electronic circuitry unit causes the third brake light to quickly pulse four times before fully engaging, alerting drivers behind the vehicle of an upcoming stop.  The product can be installed in about five minutes, which makes it a product with which dealers can preload the dealership’s new and pre-owned inventory.  As of the date of this proxy statement/registration statement, AutoTek was in negotiations with a company that represents automobile dealerships with respect to introducing the BrakeTek product to their dealerships.

Assuming that the Asset Purchase Transaction is approved by the shareholders of AutoTek, AutoTek will sell the LotWatch and ServiceWatch source code to Alpine 4.  AutoTek management plans to continue its operations, focusing on the BrakeSafe and other automobile brake light products developed by Mr. Battaglini.  In connection with the Share Exchange, whereby AutoTek shareholders may exchange their shares of AutoTek common stock for shares of Alpine 4  Class A common stock, following the closing of the Share Exchange, Alpine 4 will own and hold whatever shares of AutoTek common stock that are tendered in the Share Exchange, and as such, AutoTek may become a subsidiary of Alpine 4.  Until the closing of the Exchange Period, there is no way to determine the percentage ownership of AutoTek, if any, that will be held by Alpine 4.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. AutoTek has incurred losses since inception and had accumulated a deficit of $961,517 and $958,755 as of June 30, 2015, and December 31, 2014, respectively.  AutoTek requires capital for its contemplated operational and marketing activities.  AutoTek’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of AutoTek’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for AutoTek to continue operations. The ability to successfully resolve these factors raise substantial doubt about AutoTek’s ability to continue as a going concern. The financial statements of AutoTek do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Results of Operations

Revenue

AutoTek has not generated revenues since inception on February 13, 2013.  AutoTek management does not expect to generate revenues for the foreseeable future

Advertising and marketing

AutoTek’s advertising and marketing expenses for the six months ended June 30, 2015 and 2014 were $0 and $2,526, respectively, and for the years ended December 31, 2014 and 2013, were $3,744 and $71,765, respectively.  The decrease in advertising and marketing expenses for six months ended June 30, 2015 compared to 2014 is due to a change in focus on where to spend AutoTek’s operating capital.  The decrease in advertising and marketing expenses for the year ended December 31, 2014 compared to 2013 is due to a change in focus on where to spend AutoTek’s operating capital.  In 2013, AutoTek did much more advertising and marketing to bring awareness of the products it were creating.

General and administrative expenses

AutoTek’s general and administrative expenses for the six months ended June 30, 2015 and 2014 were $2,762 and $136,993, respectively, and for the years ended December 31, 2014 and 2013 were $310,580 and $294,548, respectively.  The decrease in general and administrative expenses for six months ended June 30, 2015 compared to 2014 is due to the lack of funds to operate the business at the same level as 2014 and 2013.  The increase in general and administrative expenses for the year ended December 31, 2014 compared to 2013 is due to a full year in 2014 compared to only 10.5 months in 2013.

 Research and development

AutoTek’s research and development expenses for the six months ended June 30, 2015 and 2014, were $0 and $38,426, respectively, and for the years ended December 31, 2014 and 2013, were $43,347 and $234,771, respectively.  The decrease in research and development expenses for six months ended June 30, 2015, compared to 2014 is due to the lack of funds to operate the business at the same level as 2014 and 2013.  The decrease in research and development expenses for the year ended December 31, 2014 compared to 2013 is due to a change in focus on where to spend AutoTek’s operating capital and general lack of funds for research and development activities.

Liquidity and Capital Resources

AutoTek has financed its operations since inception from the sale of common stock and capital contributions from stockholders.  AutoTek expects to continue to finance operations by selling shares of its common stock until it generates income from the sale of its products.

AutoTek may elect to seek bank financing or to engage in debt financing through a placement agent.  If AutoTek is unable to raise sufficient capital from operations or through sales of its securities or other means, it may need to delay implementation of its business plans.

Off-Balance Sheet Arrangements

As of June 30,  2015, AutoTek has not entered into any transactions with unconsolidated entities whereby AutoTek has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose AutoTek to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to AutoTek.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and AutoTek’s discussion and analysis of its financial condition and operating results require AutoTek’s management to make judgments, assumptions, and estimates that affect the amounts reported in its condensed consolidated financial statements and accompanying notes.  Note 2, “Summary of Significant Accounting Policies” of this Form 10-Q describes the significant accounting policies and methods used in the preparation of AutoTek’s condensed consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management believes AutoTek’s critical accounting policies and estimates are those related to revenue recognition and inventory valuation. Management considers these policies critical because they are both important to the portrayal of AutoTek’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

34

AUTOTEK INCORPORATED
FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 (UNAUDITED)
AND FOR THE YEARS ENDED
DECEMBER 31, 2014 AND THE PERIOD FROM FEBRUARY 12, 2015 (INCEPTION)
 THROUGH DECEMBER 31,2013

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	AT-2

Financial Statements:

Balance Sheets as of June 30 , 2015 (unaudited) and December 31, 2014 and 2013	AT-3

Statements of Operations for the Six Months Ended June 30, 2015 and 2014 (unaudited) and the Year Ended December 31, 2014 and the Period from February 12, 2013 (Inception) through December 31, 2013	AT-4

Statement of Changes in Stockholders’ Deficit for the Period from February 12, 2013 (Inception) through December 31, 2014 and the Six Months Ended June 30, 2015 (unaudited)	AT-5

Statement of Cash Flows for the Six Months Ended June 30, 2015 and 2014 (unaudited) and for the Year Ended December 31, 2014 and the Period from February 12, 2013 (Inception) through December 31, 2013	AT-6

Notes to Financial Statements	AT-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Autotek, Inc.

We have audited the accompanying balance sheets of Autotek, Inc. (“the Company”) as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2014 and for the period from February 12, 2013 (inception) to December 31, 2013. Autotek, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the year ended and cash flows for the year ended December 31, 2014 and for the period from February 12, 2013 (inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach

September 17, 2015

AUTOTEK INCORPORATED
BALANCE SHEETS

	June 30,	December 31,	December 31,
	2015	2014	2013
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$-	$2,299	$-
Total current assets	$-	$2,299	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$83,620	$83,157	$33,235
Total current liabilities	$83,620	$83,157	$33,235
LONG-TERM LIABILITIES:
Advances from stockholder	15,000	15,000	15,000
Total liabilities	98,620	98,157	48,235

STOCKHOLDERS' DEFICIT:
Common stock, no par value, 40,000,000 shares authorized, 25,000,000 and 25,000,000 shares issued and outstanding	-	-	-
Additional paid-in capital	862,897	862,897	552,849
Accumulated deficit	(961,517)	(958,755)	(601,084)
Total stockholders' deficit	(98,620)	(95,858)	(48,235)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-	$2,299	$-

The accompanying notes are an integral part of these financial statements.

AUTOTEK INCORPORATED
STATEMENTS OF OPERATION

				For the Period From
				February 12, 2013
	Six Months Ended	Six Months Ended	Year Ended	(Inception) through
	June 30,	June 30,	December 31,	December 31,
	2015	2014	2014	2013
	(unaudited)	(unaudited)
Revenue	$-	$-	$-	$-

Operating expenses:
Advertising and marketing	-	2,526	3,744	71,765
General and administrative expenses	2,762	136,993	310,580	294,548
Research and development	-	38,426	43,347	234,771
Total operating expenses	2,762	177,945	357,671	601,084
Loss from operations	(2,762)	(177,945)	(357,671)	(601,084)

Loss before income tax	(2,762)	(177,945)	(357,671)	(601,084)

Income tax	-	-	-	-

Net loss	$(2,762)	$(177,945)	$(357,671)	$(601,084)

Weighted average shares outstanding :
Basic	25,000,000	25,000,000	25,000,000	24,329,193
Diluted	25,000,000	25,000,000	25,000,000	24,329,193

Loss per share
Basic	$(0.00)	$(0.01)	$(0.01)	$(0.02)
Diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

The accompanying notes are an integral part of these financial statements.

AUTOTEK INCORPORATED
STATEMENT OF CHANGE IN STOCKHOLDERS’ DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, February 12, 2013 (Date of inception)	-	$-	$-	$-	$-

Issue shares of common stock for cash	25,000,000		550,000		550,000

Capital contribution from stockholders			2,849		2,849

Net loss				(601,084)	(601,084)

Balance, December 31, 2013	25,000,000	-	552,849	(601,084)	(48,235)

Capital contribution from stockholders			310,048		310,048

Net loss	-	-	-	(357,671)	(357,671)

Balance, December 31, 2014	25,000,000	-	862,897	(958,755)	(95,858)

Net loss (unaudited)	-	-	-	(2,762)	(2,762)

Balance, June 30, 2015 (unaudited)	25,000,000	$-	$862,897	$(961,517)	$(98,620)

The accompanying notes are an integral part of these financial statements.

AUTOTEK INCORPORATED
STATEMENTS OF CASH FLOWS

				For the Period From
				February 12, 2013
	Six Months Ended	Six Months Ended	Year Ended	(Inception) through
	June 30,	June 30,	December 31,	December 31,
	2015	2014	2014	2013
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,762)	$(177,945)	$(357,671)	$(601,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in current assets and liabilities:
Accounts payable and accrued expenses	463	36,795	49,922	33,235
Net cash used in operating activities	(2,299)	(141,150)	(307,749)	(567,849)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	-	-	550,000
Capital contribution from stockholders	-	141,150	310,048	2,849
Advances from stockholder	-	-	-	15,000
Net cash provided by financing activities	-	141,150	310,048	567,849

NET INCREASE IN CASH	(2,299)	-	2,299	-
CASH, BEGINNING BALANCE	2,299	-	-	-
CASH, ENDING BALANCE	$-	$-	$2,299	$-
CASH PAID FOR:
Interest	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

AUTOTEK INCORPORATED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Note 1 – Description of Business

AutoTek, Incorporated, an Arizona corporation organized on February 12, 2013 (“AutoTek”), is the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

Prior to August 2014, AutoTek had started the development of the source code of LotWatch and ServiceWatch but had not completed it, and had not taken further steps to commercialize the asset.  Additionally, AutoTek had commenced development of other automotive products, but had not commenced commercial operations in connection with those products.

On August 5, 2014, AutoTek entered into a Licensing Agreement (the “License Agreement”) with Alpine 4 Technologies Ltd. (“Alpine 4”).

Pursuant to the License Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sub-licensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell LotWatch and Service Watch.  Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”  Alpine 4 is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the License Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights relating to the Licensed Technology, or (B) the first annual anniversary of the effective date.

As of October 1, 2014, AutoTek commenced efforts to commercialize its automotive products, including one related to a rear-end collision avoidance system called BrakeSafe.

Note 2 - Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements present the balance sheets, statements of operations, stockholders’ equity and cash flows of AutoTek. The financial statements have been prepared in accordance with U.S. GAAP.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires AutoTek to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to AutoTek and on various other assumptions that AutoTek believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value. As of December 31, 2014 and 2013, AutoTek had no cash equivalents.

Earnings (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

AUTOTEK INCORPORATED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

Income taxes

AutoTek records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, AutoTek’s experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.

AutoTek recorded valuation allowances on the net deferred tax assets.  AutoTek’s management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, AutoTek will be able to reduce the valuation allowance.

Significant judgment is required in evaluating AutoTek’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. AutoTek considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Interim Financial Statements

The unaudited interim financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state AutoTek’s financial position, the results of its operations, and cash flows for the periods presented. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results for the year ending December 31, 2015. The accompanying interim financial statements do not include all the disclosures normally presented in annual financial statements.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).  ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on AutoTek's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  AutoTek is currently evaluating the impact of adopting ASU 2014-08 on AutoTek's results of operations or financial condition.

AUTOTEK INCORPORATED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers.  ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted.  Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  AutoTek’s management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In June 2014, the FASB issued Accounting Standards Update No. 2014-10 (ASU 2014-10), Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  ASU 2014-10 eliminates the requirement to present inception-to-date information about income statement line items, cash flows, and equity transactions, and clarifies how entities should disclosure the risks and uncertainties related to their activities.   ASU 2014-10 also eliminates an exception provided to development stage entities in Consolidations (ASC Topic 810) for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk.  The presentation and disclosure requirements in Topic 915 will no longer be required for interim and annual reporting periods beginning after December 15, 2014, and the revised consolidation standards will take effect in annual periods beginning after December 15, 2015.  Early adoption is permitted.   AutoTek adopted the provisions of ASU 2014-10 effective for its financial statements for the interim period ended June 30, 2014, and will no longer present the inception-to-date information formally required.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  AutoTek is currently evaluating the impact the adoption of ASU 2014-15 on AutoTek’s financial statement presentation and disclosures.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16 (ASU 2014-16), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in this ASU do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  The ASU applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted.

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 (Subtopic 225-20) - Income Statement - Extraordinary and Unusual Items.  ASU 2015-01 eliminates the concept of an extraordinary item from GAAP.  As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item.  However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently.  ASU 2015-01 is effective for periods beginning after December 15, 2015.  The adoption of ASU 2015-01 is not expected to have a material effect on AutoTek’s consolidated financial statements.  Early adoption is permitted.

AUTOTEK INCORPORATED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

In February, 2015, the FASB issued Accounting Standards Update No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis.  ASU 2015-02 provides guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions).  ASU 2015-02 is effective for periods beginning after December 15, 2015.  The adoption of ASU 2015-02 is not expected to have a material effect on AutoTek’s consolidated financial statements.  Early adoption is permitted

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on AutoTek's present or future consolidated financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. AutoTek has incurred losses since inception and had accumulated a deficit of $601,084 and $958,755 as of December 31, 2013 and 2014, respectively.  AutoTek requires capital for its contemplated business activities.  AutoTek’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of AutoTek’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for AutoTek to continue operations. The ability to successfully resolve these factors raise substantial doubt about AutoTek’s ability to continue as a going concern. The financial statements of AutoTek do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with this uncertainty, AutoTek plans to issue additional shares of common stock for cash and services during the next 12 months.

Note 4 – Advances From Stockholder

At December 31, 2014 and 2013, the Company had advances from stockholder of $15,000 and $15,000, respectively.  The advances are unsecured, non-interest bearing and due 36 months from May 15, 2014.

Note 5 – Stockholders’ Equity

Common Stock

AutoTek is authorized to issue 40,000,000 shares of no par value common stock. As of December 31, 2014 and 2013, 25,000,000 and 25,000,000 shares, respectively, were issued and outstanding.

In 2013, AutoTek sold 25,000,000 shares of common stock for gross proceeds of $550,000.

Certain stockholders of AutoTek made contributions totaling $310,048 and $2,849 to AutoTek during 2014 and 2013, respectively, which were recorded as additional paid-in capital.

Note 6 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2014 and 2013 based on estimates of recoverability. While AutoTek has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its new business model.  Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the period ended December 31, 2014 and 2013.

AUTOTEK INCORPORATED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

A reconciliation of the differences between the effective and statutory income tax rates for years ended December 31:

	2014		2013
	Amount	Percent	Amount	Percent

Federal statutory rates	$(121,608)	34%	$(204,369)	34.0%
State income taxes	(17,884)	5.0%	(30,054)	5.0%
Permanent differences	1,327	-0.41%	2,434	-0.4%
Valuation allowance against net deferred tax assets	138,165	-38.61%	231,989	-38.6%
Effective rate	$-	0.0%	$-	0.0%

At December 31, 2014 and 2013, the significant components of the deferred tax assets are summarized below:

	2014	2013

Deferred income tax assets:
Net operation loss carryforwards	$370,154	$231,989
Total deferred income tax assets	370,154	231,989
Less: valuation allowance	(370,154)	(231,989)
Total deferred income tax asset	$-	$-

The valuation allowance increased by $138,165 and $231,989 in 2014 and 2013, respectively, as a result of AutoTek generating additional net operating losses.

AutoTek has recorded as of December 31, 2014 and 2013 a valuation allowance of $370,154 and $231,989, respectively, as management believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on AutoTek’s lack of profitable operating history.

AutoTek annually conducts an analysis of its tax positions and has concluded that it had no uncertain tax positions as of December 31, 2014 and 2013.

AutoTek has net operating loss carry-forwards of approximately $949,000. Such amounts are subject to IRS code section 382 limitations and expire in 2028. The 2013 and 2014 tax year is still subject to audit.

Note 7 – Related Party Transaction

Certain stockholders of AutoTek made contributions totaling $310,048 and $2,849 to AutoTek during 2014 and 2013, respectively, which were recorded as additional paid-in capital.

Alpine 4 Technologies Ltd.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

There are statements in this Report that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Report carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Report are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We expressly disclaim any obligation to update or revise any forward-looking statements.

Overview and Highlights

Company Background

Alpine 4 Technologies Ltd., was incorporated in Delaware on April 22, 2014 as ALPINE 4 Inc. From inception, the Company was in the developmental stage and has conducted only limited business operations. The Company owns no real estate or personal property. The Company was formed as a vehicle to pursue a business combination.

On June 24, 2014, the Company appointed Richard Battaglini as Chairman and President and Kent B. Wilson as Chief Executive Officer and Chief Financial Officer.  As noted below, subsequently, on April 29, 2015, Richard Battaglini, who had been serving as the Company’s President and Chairman, resigned from all positions with the Company, effective immediately.

On June 27, 2014, the Board of Directors and majority stockholder of the Company approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company from ALPINE 4 Inc. to Alpine 4 Technologies Ltd.

Additionally, on June 30, 2014, the Board of Directors and majority stockholder of the Company approved a further amendment to the Company’s Certificate of Incorporation to increase the authorized number of common stock from 100,000,000 shares of common stock to 500,000,000 shares of common stock.  On that date, the officers of the Company filed a Certificate of Amendment relating to the increase in authorized capital with the State of Delaware.

Subsequently, on August 5, 2014, the Company entered into a Licensing Agreement (the “License Agreement”) with AutoTek.  Pursuant to the License Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sublicensable) worldwide perpetual license of the LotWatch and ServiceWatch Products, to make, use, iport, lease, and sell products incorporating the LotWatch and ServiceWatch products (the “Licensed Products”).  Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”  The Company is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the License Agreement originally ran from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights relating to the Licensed Technology, or (B) the first annual anniversary of the effective date.  The term of the License Agreement was subsequently extended for one additional year.  (In the Asset Purchase and Share Exchange Agreement, Alpine 4 and AutoTek agreed that the License Agreement would be terminated on closing of the Asset Purchase Transaction.)

As of the date of this registration statement/proxy statement, the Company had only recently begun to generate revenues from its contracts with automobile dealerships with respect to installations of the two products.  Management anticipates that the Agreement likely will result in increased revenues to the Company in the second and third quarters of 2015.

The intended purpose of the Company is to acquire the Source Code from AutoTek and other potential businesses and deploy those assets to the Company’s customer base which consists of automotive dealerships in the United States.  As noted above, AutoTek has developed the software source code and licensed it to Alpine 4, and Alpine 4 has used that source code to design, develop and market telematics devices and software for the Automotive Industry.  A portfolio of consumer and professional software applications, called LotWatch and ServiceWatch will be deployed to Alpine 4’s customer base.  Further, these products will be sold in the United States from new car automotive dealership stores. Alpine 4’s Chairman and President is an executive officer and founder of AutoTek.

On August 26, 2015, the Company filed a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of Delaware to change the capital structure of the Company and to file the Second Amended and Restated Certificate.  The Second Amended and Restated Certificate became effective on the date of filing.  Pursuant to the Second Amended and Restated Certificate of Incorporation, the Company is now authorized to issue two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

The Company’s authorized capital stock now consists of 605,000,000 shares, each with a par value of $0.0001 per share, of which:

           •           500,000,000 shares are designated as Class A common stock. The previously issued shares of common stock are redesignated as Class A common stock

           •           100,000,000 shares are designated as Class B common stock.

           •            5,000,000 shares are designated as preferred stock.

Business Strategy

The Company is committed to bringing the best user experience to its customers through its innovative telematics hardware, software and services. The Company’s business strategy is to leverage its unique ability to design and develop its own user interface operating systems, and third party hardware and services to provide its customers new products and solutions with superior ease-of-use, seamless integration, and innovative design. The Company believes continual investment in research and development, marketing and advertising is critical to the development and sale of innovative products and technologies. As part of its strategy, following the planned acquisition of certain assets of AutoTek, the Company plans to continue to expand its platform for the discovery and delivery of automotive related businesses, services and products. The Company believes a high-quality buying experience with knowledgeable salespersons who can convey the value of the Company’s products and services greatly enhances its ability to attract and retain customers. Therefore, the Company’s strategy also includes enhancing and expanding its own automotive dealership distribution network to effectively reach more customers and provide them with a high-quality sales and post-sales support experience.

Developed Products

Alpine 4 has a portfolio of consumer and professional software applications called 6thSenseAuto, which consists primarily of the Company’s two products previously branded as  LotWatch™ and ServiceWatch™.

LotWatch – Integrated Inventory Management System

LotWatch™ is a product that was designed and developed by Alpine 4 in the United States. By using information gathered from the OBD (On Board Diagnostics) port in almost any newer vehicle, and by utilizing both GPS technology and cellular based service, the LotWatch™ module gives car dealerships vehicle-specific, real-time, accurate information about your fleet of new vehicles. This information can be easily accessed and viewed on Alpine 4’s user-friendly interface anywhere the dealership has internet access. LotWatch™ uses wireless data transmission technology.

LotWatch™ provides better inventory management by:

-	Knowing when a vehicle has left a specific geo-fence that a dealership can establish in Alpine 4’s proprietary system. With this product, dealership management can know the location of its inventory.

-
Knowing how many days any vehicle has been in the dealership’s new car inventory. The dealership’s sales team will know where the oldest vehicle on the lot is, resulting in a substantial savings in flooring fees.

-
Eliminating lost sales because the dealership team did not know a vehicle’s battery needed to be charged or the vehicle refueled before the customer did.  The LotWatch provides information about the vehicle’s status, including battery charge, fuel status, and the last time it was driven.

-	Keeping the dealership informed of customer and employee driving habits when a new vehicle leaves the lot.

-	Recording events specific to each of the dealership’s vehicles. Dealership management will know when and how many times any new vehicle on its lot has been driven!

-	Generating customized reports on a pre-determined basis. Dealership management can determine the scope and frequency of reports generated by the system.

ServiceWatch – Personalized Assistance and Diagnostic Solution

ServiceWatch is a product that uses information gathered from the OBD (On Board Diagnostics) port in almost any newer vehicle, and utilizes GPS technology and cellular based services.  The ServiceWatch module provides personalized assistance and diagnostic solutions to both the vehicle owner and the dealership that sold the vehicle. ServiceWatch is also designed to transmit information to a dealership’s service department to help improve customer service levels.

The benefits of ServiceWatch include:

-
Vehicle Awareness: real-time notifications of check-engine diagnostics and vehicle maintenance are sent to the owner of the vehicle and the selling dealership service department via text message or email.

-
Nationwide Service Support: the mobile application provides location-specific services, which can help refer a vehicle owner to the nearest dealership and recommend driving distances, based on diagnostics from the check-engine light and information obtained from the vehicle’s on board computer.

-	Convenient Access: the mobile app and a proprietary web-based interface provide vehicle owners with 24-hour convenient and easy access to vehicle information or location.
-
Lost or Stolen Vehicle Support: the embedded GPS feature enables the vehicle owner to assist local police departments with locating a lost or stolen vehicle through Alpine 4’s toll-free customer service line.

-
Personal Assistance: ServiceWatch includes Personal Assistance as an additional benefit.  Services include directory assistance, driving directions, and dining suggestions and reservations are examples of features that are available. Typical arrangements include a three-year contract for the vehicle owner which can be renewed directly with Alpine 4 if the owner desires.

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Usage Visibility: this feature permits parents to effectively manage the safety of younger drivers by utilizing GPS services online or via the mobile app. The ability to obtain new driver habits, top speeds, panic stops, quick accelerations, curfew notifications and geo-fence guidelines are examples of the features available in ServiceWatch.

As of the date of this Proxy Statement/Registration Statement, Alpine 4 had concluded installations at four automobile dealerships in Arizona, California, and Indiana for the LotWatch and ServiceWatch products for beta testing.  In the third quarter of 2014, Alpine 4 conducted a beta launch of its LotWatch product.  That launch consisted of beta testing at the dealerships located in Arizona, California and Indiana.  Two of the dealerships were charged “installation fees,” and two dealerships were also charged LotWatch access fees to Alpine 4’s user interface.  The revenue generated during the third quarter 2014 was minimal in nature.

Alpine 4 personnel provide training in the installation of the devices, creation of the customized user interface, and use of the inventory management system.  Additionally, personnel introduce and explain the details of the products to a dealership’s sales staff, train the finance managers on the benefits of ServiceWatch and the registration process, and provide other training and support as agreed upon with the dealership.

Alpine 4 has an agreement with one principal manufacturer and supplier of the devices, CalAmp (discussed below).

In March 2015, the Company completed its beta testing phase of its LotWatch and ServiceWatch dealership products, and after extensive market research and communication with its beta test dealerships decided to rebrand these products into one cohesive product called 6thSenseAuto.  6thSense Auto is discussed in more detail below under “Recent Developments.”

CalAmp Wireless Data Systems, Inc.

Additionally, in August 2014, Alpine 4 entered into a CalAmp Connect – PULSTM Master Service Agreement (the “CalAmp Agreement”) with CalAmp Wireless Data Systems, Inc. (“CalAmp”), pursuant to which Alpine 4 is entitled to access the CalAmp Connect Device Enablement Platform, and the Programming Update Logistics System (PULS) Application Services platform and use CalAmp’s services related to the devices.  CalAmp sells hardware devices (the “CalAmp Devices”) that collect and report real-time information about vehicles through the CalAmp platform of application services (the “CalAmp Application Services”).  Pursuant to the CalAmp Agreement,CalAmp granted to Alpine 4 a license to use CalAmp’s Application Services with CalAmp device(s) and ancillary accessories that directly interface with CalAmp’s software application(s), including but not limited to PULS and the device enablement platform.  CalAmp’s Application Services include fleet management and tracking, features which, when incorporated with Alpine 4’s proprietary software solutions, provide automobile dealerships with real-time information about vehicle inventory.  Pursuant to the CalAmp Agreement, Alpine 4 agreed to pay monthly fees for each installed device.  The fees include access to a set amount of pooled data per device, transmitted over CalAmp’s contract network.  The initial term of the CalAmp Agreement was for one year from the effective date (August 15, 2014), with automatic month-to-month renewals following the initial term.  Alpine 4 has purchased devices from CalAmp, pursuant to purchase orders rather than a separate manufacturing agreement.

The agreement with CalAmp was previously filed as an exhibit to this Registration Statement/Proxy Statement.

Alpine 4 had previously entered into a separate agreement with Novatel Wireless, Inc. (“NWI”), for the purchase and leasing of devices, access to NWI’s network, and use of NWI’s software.  However, that agreement was subsequently terminated by mutual agreement of the parties.

Business Seasonality and Product Introductions

Following the planned acquisition of the AutoTek source code assets, the Company expects to experience higher net sales in its first and third quarters compared to other quarters in its fiscal year due in part to seasonal holiday demand and the automotive industry model year end that typically concludes in the third quarter of each year. Additionally, new automotive models introductions can significantly impact our products ability to communicate properly and therefore product costs and operating expenses may rise. Product introductions can also impact the Company’s net sales to its indirect distribution channels as these channels are filled with new product inventory following a product introduction, and often, channel inventory of a particular product declines as the next related major product launch approaches. Net sales can also be affected when consumers and dealerships anticipate a vehicle introduction.

Revenues from Operations

In July 2015, the Company began producing revenues from operations through the Company’s 6thSense Auto line of products.  The Company has agreements with three automobile dealerships selling the 6thSense Auto products.  Management anticipates that the Company will continue to add dealerships and grow revenues, although there can be no guarantee of the Company’s ability to grow its business as anticipated.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and had accumulated a deficit of $9,215,504 as of June 30, 2015.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result fr om the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with this uncertainty, the Company plans to issue additional shares of common stock for cash and services during the next 12 months.

Results of Operations

For the Year Ended December 31, 2014

Revenue

Alpine 4’s revenues from inception to December 31, 2014, were $0.  We expect our revenue to grow over the next 12 months.  Management’s expectations of growth in revenues is based on management’s contacts within the automobile dealership industry, and the anticipated increase in interest in Alpine 4’s products and services as Alpine 4 increases its advertising and brand and product/service awareness campaigns beginning in the first quarter of 2015.  Additionally, management anticipates that the new campaigns will result in the Company’s adding new dealerships each month starting as early as the third quarter of 2015.

General and administrative expenses

Alpine 4’s general and administrative expenses from inception to December 31, 2014, were $605,234, of which $275,220 was a non-cash expense related to the issuance of our common stock for services.  We expect that our general and administrative expenses will increase significantly over the next 12 months as we ramp up our operations.  As Alpine 4 increases its advertising and brand and product/service awareness campaigns beginning in the first half of 2015, and as Alpine 4 hires additional personnel as needed and as operations permit, management anticipates that such actions will result in significantly increased expenses to the Company.  The addition of more dealerships also will increase expenses relating to installations, customer management, and operational costs.

For the Three and Six Months Ended June 30, 2015

Revenue

Alpine 4’s revenues for the three and six months ended June 30, 2015, were $0.  We expect our revenue to grow over the next 12 months.  Management’s expectations of growth in revenues is based on management’s contacts within the automobile dealership industry, and the anticipated increase in interest in Alpine 4’s products and services as Alpine 4 increases its advertising and brand and product/service awareness campaigns which began in the second quarter and which will continue through 2015.  Additionally, management anticipates that the new 6thSenseAuto campaigns will result in the Company’s adding new dealerships each month starting as early as the third quarter of 2015.

General and administrative expenses

Alpine 4’s general and administrative expenses for the three and six months ended June 30, 2015, were $50,467 and $8,597,792.  For the six months ended June 30, 2015, $8,408,000 of our general and administrative expenses was a non-cash expense related to the issuance of our common stock for services.  For the period from April 22, 2014 to June 30, 2014, our general and administrative expenses were $3,169.  The significant increase in general and administrative expenses is due to the issuance of common stock for services and the expansion of our business in 2015.  We expect that our general and administrative expenses will increase significantly over the next 12 months as we ramp up our operations.  As Alpine 4 increases its advertising and brand and product/service awareness campaigns beginning in the first half of 2015, and as Alpine 4 hires additional personnel as needed and as operations permit, management anticipates that such actions will result in significantly increased expenses to the Company.  The addition of more dealerships also will increase expenses relating to installations, customer management, and operational costs.

Liquidity and Capital Resources

We have financed our operations since inception from the sale of common stock, capital contributions from stockholders, issuance of notes payable and convertible notes payable.  We expect to continue to finance our operations by selling shares of our common stock and by generating income from the sale of our products.  As noted above, management’s expectations of growth in revenues is based on management’s contacts within the automobile dealership industry, and the anticipated increase in interest in Alpine 4’s products and services as Alpine 4 increases its advertising and brand and product/service awareness campaigns beginning in the second and third quarters of 2015.  Additionally, management anticipates that the new campaigns will result in the Company’s adding new dealerships each month, which began in the second quarter and continues through the third quarter of 2015.

Management expects to have sufficient working capital for continuing operations from either the sale of its products or through the raising of additional capital through private offerings of our securities. Additionally, as of the date of this Report, the Company was in negotiations to acquire two businesses, which management believes will provide additional operating revenues to the Company.  There can be no guarantee that the planned acquisitions will close or that they will produce the anticipated revenues on the schedule anticipated by management, or at all.

The Company also may elect to seek bank financing or to engage in debt financing through a placement agent.  If the Company is unable to raise sufficient capital from operations or through sales of its securities or other means, we may need to delay implementation of our business plans.

Summary of Contractual Obligations:

Our significant contractual obligations as of December 31, 2014 are as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Notes payable	$50,000	$-	$-	$-	$50,000
Purchase order for devices (1)	82,000	-	-	-	82,000
Interest on notes payable	-	-	-	-	-
Total	$132,000	$-	$-	$-	$132,000

(1)	Purchase orders to CalAmp Wireless Data Systems, Inc., for purchase of CalAmp devices to be used in connection with CalAmp Connect PULS Master Service Agreement, discussed above.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company has not entered into any transactions with unconsolidated entities whereby the Company has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose the Company to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the Company.

As of June 30, 2015, there were no off balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions, and estimates that affect the amounts reported in its condensed consolidated financial statements and accompanying notes. Note 2, “Summary of Significant Accounting Policies” of the Company’s quarterly financial statements describes the significant accounting policies and methods used in the preparation of the Company’s condensed consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition, valuation and impairment of marketable securities, inventory valuation and valuation of manufacturing-related assets and estimated purchase commitment cancellation fees, warranty costs, income taxes, and legal and other contingencies. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Revenue Recognition

Alpine 4 has a portfolio of consumer and professional software applications called 6thSenseAuto, which consists primarily of the Company’s two products previously branded as  LotWatch™ and ServiceWatch™.

LotWatch™ is a product for dealerships to give them vehicle inventory information. Our telematics devices use information gathered from the OBD (On Board Diagnostics) port, and by utilizing both GPS technology and cellular based service, the LotWatch™ module provides specific, real-time, accurate information about a dealership’s fleet of new vehicles. This information can be easily accessed and viewed on Alpine 4’s interface anywhere the dealership have internet access.

ServiceWatch™ is a product for the driving consumer that also uses information gathered from the OBD port.  By utilizing both GPS technology and cellular based service, the ServiceWatch™ module provides vehicle-specific, real-time, detailed information to a dealership’s service department to increase service-related sales all while improving their level of service.

When the Company enters into an agreement with a car dealership to utilize its LotWatch™ service, a telematics device must be installed in each vehicle.  The Company will generally charge the car dealership a flat fee to install its telematics device in each vehicle.  The Company recognizes revenue when all the devices have been installed.  At the end of each month, the Company will charge the dealership a fee based on the average number of cars on the dealers lot during the month and revenue is recognized at that time (end of the month).

The Company will account for its revenue per the guidance in ASC 605-25-25 by allocating the total contract amount between the product and service elements.  When a vehicle is sold to the driving consumer who purchases the ServiceWatch™ service, the cost of the service is added to the price of the car and the amount collected by the dealership for this service is remitted to the Company.  At the time of the vehicle is purchased, the Company recognizes revenue for the retail value of the telematics device that has been installed in the vehicle and the remaining amount is recognized over the service period of generally 24 to 36 months.

Inventory

Inventory is valued at the lower of the inventory’s cost (weighted average basis) or the current market price of the inventory. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower.

Recent Developments

Installations at Dealerships

Subsequent to the execution of the Agreement, Alpine 4 has contacted numerous automobile dealerships relating to agreements for the installation for and the use of the LotWatch and ServiceWatch products. As of the date of this proxy statement/registration statement, Alpine 4 has concluded installations at four automobile dealerships in Arizona, California, and Indiana.  In the third quarter of 2014, Alpine 4 conducted a beta launch of its LotWatch product.  That launch consisted of beta testing at the dealerships located in Arizona, California and Indiana.  Two of the dealerships were charged “installation fees,” and two dealerships were also charged LotWatch access fees to Alpine 4’s user interface.  The revenue generated during the third quarter of 2014 was minimal in nature.

In July 2015, the Company began producing revenues from operations through the Company’s 6thSense Auto line of products.  The Company has agreements with three automobile dealerships selling the 6thSense Auto products.  Management anticipates that the Company will continue to add dealerships and grow revenues, although there can be no guarantee of the Company’s ability to grow its business as anticipated.

Change in Shell Company Status

In light of the License Agreement and the APA with AutoTek; Alpine 4’s use of the licensed technology to develop the LotWatch and ServiceWatch products; Alpine 4’s agreements with multiple automobile dealerships for deployment of the LotWatch and ServiceWatch products; and the revenues generated by Alpine 4 from those products, Alpine 4 management believes that Alpine 4 has more than no or nominal operations.  Additionally, Alpine 4 has more than no or nominal assets, and has assets that are more than cash or cash equivalents.  As such, Alpine 4 has ceased to be a “shell company” as defined in SEC Rule 405 and Rule 12b-2.

Additionally, the information provided in the Registration Statement constitutes “Form 10 information” as required to be filed by SEC Rule 144.  In a Current Report filed with the SEC on November 5, 2014, Alpine 4 indicated that it had ceased to be a shell company and that Alpine 4 has filed current Form 10 information.

Engagement of Placement Agent for Debt Offering

On October 2, 2014, Alpine 4 entered into an agreement with a licensed broker dealer/investment banking firm (the “Placement Agreement”) relating to debt financing for the Company of up to $50,000,000.  Alpine 4 anticipates using the funds that may be raised in the placement for general corporate purposes, including potential acquisitions, and implementation of the Company’s business strategies.  Management of Alpine 4 will work with the placement agent relating to the specific terms of the offering, including the terms of the debt to be offered, the timing of the offering, and closing dates, among others.  As of the date of this Registration Statement/Proxy Statement, Alpine 4 had not completed any financing transactions with the placement agent.

Alpine 4 had previously entered into a separate agreement with the placement agent relating to a future public offering, but Alpine 4 and the placement agent agreed to terminate that agreement.

Execution of Membership Interest Purchase Agreement for Clean Choice Solar, LLC, Future Closing of Transaction

On January 28, 2015, Alpine 4 entered into a Membership Interest Purchase Agreement (the “MIPA”) with Clean Choice Solar, LLC, a California limited liability company (“CCS”), and its two members, Kort Potter and Barnaby Baker (collectively, the “CCS Sellers”).

CCS works with residential customers to provide solar energy generation products.  The CCS team consists of consultants, engineers, finance personnel, and solar panel installers, who work with residential customers in California to explore alternatives relating to the installation of solar panels for home power generation and sale of surplus power to power providers.  Messrs. Potter and Baker each own 50% of the outstanding membership interests of CCS.

Pursuant to the Agreement, Alpine 4, CCS, and Messrs. Potter and Baker agreed on the terms pursuant to which Alpine 4 would purchase from the CCS Sellers all of the outstanding membership interests of CCS (the “Interests”).  The purchase price to be paid by Alpine 4 for the Interests consists of cash, securities, and certain accounts receivable.  The “Securities Consideration” will consist of 2,500,000 shares of Alpine 4 restricted common stock, with 1,250,000 shares to be issued to each Seller.  The CCS Sellers will have the right to require Alpine 4 to redeem the shares within 14 days after the two year anniversary of the closing of the transaction, at a redemption price of $1 per share.  The “Cash Consideration” to be paid is the aggregate amount of $5,900,000, with $2,800,000 being paid to each Seller, and $300,000 deposited with CCS for use as working capital.  The “Accounts Receivable” consideration will consist of the total amount collected by CCS from accounts receivable owed to CCS as of the Closing Date (defined below), and will be paid to the CCS Sellers on a pro rata basis.    The total fair value of the CCS purchase consideration is approximately $8,400,000.

In the Agreement, each Seller acknowledged and agreed that his entry into a consulting agreement with Alpine 4 was an integral part of the transaction contemplated by the Agreement. As such, each Seller agreed to enter into a consulting agreement with CCS and continue to work with CCS for a period of at least 90 days following the Closing Date.  The CCS Sellers, CCS, and Alpine 4 anticipate that they will complete the negotiation of the terms of the consulting agreements before the Closing Date.

Also pursuant to the Agreement, Alpine 4, CCS, and the CCS Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the “Closing Date”), the CCS Sellers and CCS would continue to provide information to Alpine 4. Additionally, Alpine 4, CCS, and the CCS Sellers acknowledged and agreed that Alpine 4 has the right to terminate the Agreement in the event that information provided by the CCS Sellers or CCS to Alpine 4 differs materially from that information provided prior to the execution of the Agreement.

CCS will provide information to Alpine 4, including financial statements, prior to the Closing Date, and the parties will continue to negotiate other agreements, including the consulting agreements, as necessary.  Once Alpine 4 has closed the purchase of the Interests, Alpine 4 will provide additional disclosures relating to CCS and the CCS Sellers, including required financial statements, as required by the rules of the Commission.

The foregoing summary of the terms and conditions of the MIPA does not purport to be complete, and is qualified in its entirety by reference to the full text of the MIPA attached as an exhibit to the Current Report filed by Alpine 4 on January 30, 2015.

As of the date of this Registration Statement, the transaction with CCS had not closed.  Although there can be no guarantees, management of Alpine 4 believes that the closing of the CCS transaction is probable, and that it likely will be completed during the first quarter of 2016.

Agreement to Issue Shares of Restricted Common Stock

As noted above, in connection with the MIPA, Alpine 4 agreed to issue an aggregate of 2,500,000 shares of its restricted common stock to the CCS Sellers as part of the purchase price paid.

In the MIPA, each of the CCS Sellers made certain representations and warranties to Alpine 4, including that each is an accredited investor, that they were acquiring the shares for their own individual accounts and not in connection with any resale or distribution, that they had reviewed Alpine 4’s public filings, and that they understood that the shares are restricted securities.  Upon the Closing of the transaction, Alpine 4 management anticipates that Alpine 4 will issue certificates for the common shares which include a restrictive legend.

The shares of common and preferred stock will be issued to the CCS Sellers without registration under the 1933 Act in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Anticipated Accounting Treatment of Clean Choice Solar Transaction

As noted above, as of the date of this proxy statement/registration statement, the CCS transaction had not closed.  Alpine 4 was working to secure the funding and finalize the documentation.  Alpine 4 has conducted preliminary significant subsidiary tests, based on the anticipated transaction terms.  Because at least one of the tests is greater than 40%, Alpine 4 management anticipates that the Clean Choice Solar transaction will be a significant acquisition.  Therefore, Alpine 4 management intends to account for the CCS transaction as an acquisition of a business, and will consolidate the results of CCS from the date of the acquisition, and Alpine 4 plans to provide financial statements as required by the SEC’s reporting requirements, including those of Form 8-K, within the time permitted by such requirements.

Sale of Shares; Proceeds to be Used for Closing of AutoTek Asset Purchase Transaction

On September 16, 2015, Alpine 4 entered into an Agreement to Purchase Shares of Restricted Stock (the “Restricted Stock Purchase Agreement”) with Richard Battaglini, the former President and Chairman of Alpine 4. Pursuant to the Restricted Stock Purchase Agreement, Alpine 4 and Mr. Battaglini agreed that in connection with the AutoTek Asset Purchase Transaction, Alpine 4’s Chief Executive Officer will determine, based on Alpine 4’s financial position at the time, whether Alpine 4 will sell 30,000 shares of Alpine 4’s restricted common stock to Mr. Battaglini, for an aggregate purchase price of $30,000.  Alpine 4 and Mr. Battaglini agreed that such proceeds would be used by Alpine 4 to purchase the source code asset from AutoTek in connection with the Asset Purchase and Share Exchange Agreement.

Completion of Beta Testing; Rebranding of Technologies; New Dealership Relationships

In March 2015, the Company completed its beta testing phase of its LotWatch and ServiceWatch dealership products, and after extensive market research and communication with its beta test dealerships decided to rebrand these products into one cohesive product called 6thSenseAuto.

The new product was designed and developed in the United States and uses information gathered from the OBD (On Board Diagnostics) port of a vehicle.  By utilizing both GPS technology and cellular based service, the Company’s new technology module gives automobile dealerships vehicle-specific, real-time, accurate information about the dealership’s fleet of new vehicles. This information is easily accessed and viewed on the Company’s user-friendly interface anywhere the dealer or salespeople have internet access.

Subsequent to the development of 6thSenseAuto, the Company entered into agreements with two large dealerships in Arizona for the dealerships to sell the 6thSenseAuto product.   Based on conversations with management of the two dealerships, the Company anticipates strong demand from each of these dealerships for its 6thSenseAuto product, and believes that once these dealerships are fully trained and brought into our sales cycle, the Company projects that it is likely to sell a significant amount of the product per year at these locations.

Resignation of Richard Battaglini;Appointment of Kent Wilson and Charles Winters; Search for Additional Directors

On April 29, 2015, Richard Battaglini, who had been serving as the Company’s President and Chairman, resigned from all positions with the Company, effective immediately.   Mr. Battaglini’s resignation was for personal reasons, and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with his resignation, Mr. Battaglini also agreed to the termination of his employment agreement with the Company, effective immediately, and waived claims to any severance pay under the agreement.

Mr. Battaglini will remain the President of AutoTek Incorporated, the company from which Alpine 4 has agreed to purchase certain assets, subject to the approval of the shareholders of AutoTek, all as outlined above and in Alpine 4’s Registration Statement on Form S-4 filed with the SEC.

Also on April 29, 2015, following the resignation of Mr. Battaglini, Alpine 4’s Board of Directors appointed Kent B. Wilson as Alpine 4’s President, and appointed Charles Winters as Alpine 4’s Chairman of the Board. Mr. Wilson will continue to serve as Alpine 4’s Chief Executive Officer and Chief Financial Officer.  Following Mr. Battaglini’s resignation, the Board of Directors began a search for additional individuals to work with Alpine 4 and serve on its Board of Directors.

Change of Control of Company

In connection with the cancellation of the 34,623,998 shares by Mr. Battaglini as discussed above, Alpine 4’s issued and outstanding shares were reduced by that amount.  Following the cancellation and that reduction, Mr. Battaglini is no longer the majority shareholder of Alpine 4, and Mr. Wilson has become the majority stockholder of Alpine 4, owning approximately 50.99% of the Company’s outstanding shares as of the date of this Registration Statement/Proxy Statement.

Name Change

On February 11, 2015, the Board of Directors approved an amendment to the Certificate of Incorporation of Alpine 4 Automotive Technologies Ltd. to change the name to Alpine 4 Technologies Ltd., and recommended the amendment to the shareholders of the Company.  On May 29, 2015, the shareholders approved the name change and the filing of an Amended and Restated Certificate of Incorporation to change the name and incorporate all amendments to date.

On June 1, 2015, Alpine 4 filed a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of Delaware to change the name of the Company to Alpine 4 Technologies Ltd. and to file the Amended and Restated Certificate.  The name change and the Amended and Restated Certificate became effective on the date of filing. The foregoing description of the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the text of the Amendment which was attached as Exhibit 3.1 to a Current Report on Form 8-K filed with the SEC on June 2, 2015.

Advisory Board

On June 15, 2015, Alpine 4 announced that it had formed an exploratory committee headed by Ian Kantrowitz, Alpine 4’s Director of Investor Relations, for the identification and creation of a new Advisory Board to guide Alpine 4’s strategic direction.  The purpose of the Advisory Committee is to help foster and bring powerful voices to the executive leadership team of Alpine 4.

The goal of the exploratory committee was to identify a diverse advisory board representing a wide breadth of various professional experiences.

Subsequently, on August 12, 2015, Alpine 4 announced that it had concluded its search for advisory board members and has selected an initial advisory board consisting of five individuals: Shannon Rigney, Daniel McIntosh, Michael Parsons, Kelsey Womack, and Christophe Jeunot.  Alpine 4 announced that Ms. Shannon Rigney has been appointed as Chair of the Advisory Board.

Biographical information about the new Advisory Board Members is included below.

Shannon Rigney: Ms. Rigney currently serves as Alpine 4’s VP of Acquisitions and Director of Finance.  Prior to joining Alpine 4, Ms. Rigney was a financial analyst for Bard Peripheral Vascular, Inc, a division of C.R. Bard. She has a degree in Business Administration from The Eller College of Management at the University of Arizona.

Daniel McIntosh: Mr. McIntosh is a Lecturer in the W.P. Carey School of Business at Arizona State University teaching courses in Marketing Research, Sports Management and Analytics. Mr. McIntosh is also President of Cardinal Advising, a consultancy practice that assists organization in understanding and leveraging big data.  Prior to joining ASU, Mr. McIntosh was a full time faculty instructor of Mathematics and Marketing at Grand Canyon University for 5 years.

Michael Parsons:  Mr. Parsons currently serves as the Privacy and Data Management Manager for PayPal, Inc.   Mr. Parsons has over 10 years of professional data protection experience in the fields of privacy, information security, data governance, risk management, IT audit, and healthcare compliance.  Mr. Parsons’s experience includes working with various small and large federal and commercial organizations including Fortune 500 companies and has served as a trusted advisor to senior leadership and has managed teams of various sizes. Mr. Parsons’s credentials include a BS in computer science, an MBA, and certifications in CIPP, CISSP, CISA, and ITIL.

Christophe Jeunot:  Mr. Jeunot holds a Master’s Degree from one of the leading business school in Paris, France. Mr. Jeunot worked in the marketing department for M.B.S., the leader in media managing in France before relocating to Los Angeles, California, where he enjoyed started a successful career carrier with several advertising agencies and productions companies. His long time clients include accounts such as  EBAY, ESPN, L'Oréal, The Surgeon General, HONDA, DISCOVERY CHANNEL, and CHASE BANK.

Kelsey Womack:  Mr. Womack currently serves as the Director of IT for Alpine 4 and has nearly 20 years’ experience in technology development. Mr. Womack specializes in platform development, from concept to launch.  Mr. Womack has brought several start-ups to life in various industries, including financial, intellectual property, telecommunications, social, charitable, and now, telematics.

New Director Appointed

On August 12, 2015, the Board of Directors of Alpine 4 appointed Ian Kantrowitz, Alpine 4’s Director of Investor Relations, to the Alpine 4 Board of Directors, to fill the vacancy on the Board created by Mr. Battaglini’s resignation.

Prior to his appointment to the Board, Mr.Kantrowitz had been serving as Chairman of the Advisory Board, but he resigned that position upon his appointment to the Board of Directors.

Issuance of Unregistered Securities

In August 2015, Alpine 4 issued 3,846 shares of its common stock in a private placement transaction.

Execution of Stock Purchase Agreement for Paragon Fabricators Incorporated and Paragon Field Services, Inc., Future Closing of Transaction

On October 19, 2015, Alpine 4 Technologies Ltd. (“Alpine 4”) entered into a Stock Purchase Agreement (the “Paragon SPA”) with Paragon Fabricators Incorporated and Paragon Field Services, Inc., both Texas corporations (collectively, “Paragon”), and their two shareholders, James Saulsberry and H.M. Nipp Sr. (collectively, the “Paragon Sellers”).

Paragon has been serving the petro-chemical industry since 1975, and offers their clients a staff of professional engineers, latest software, designers and fabrication personnel.  The Paragon companies offer a single source engineering, fabrication, planning and scheduling, field installation, start-up and warranty package. Their goal is to engineer and manufacture process equipment using sound engineering and cost saving applications.  Paragon Field Services Inc. is a quick response contractor for projects in the five million dollar range, which caters to clients in the gas processing industry as well as the petro-chemical plants.

Pursuant to the Paragon SPA Alpine 4, Paragon, and the Paragon Sellers agreed on the terms pursuant to which Alpine 4 would purchase from the Paragon Sellers all of the outstanding shares of common stock of both Paragon entities (the “Paragon Shares”). The purchase price to be paid by Alpine 4 for the Paragon Shares consists of cash, securities, and a promissory note.  The “Securities Consideration” will consist of 500,000 shares of Alpine 4 restricted Class A common stock.  Alpine 4 will have the right to redeem the shares after the two year anniversary of the closing of the transaction, at a redemption price of $1 per share, unless the Paragon Sellers have sold their shares in the market.  The “Cash Consideration” to be paid is the aggregate amount of $2,850,000, with $1,425,000 being paid to each Seller.  The “Promissory Note Consideration” will consist of a secured promissory note (the “Paragon Note”) in the amount of $2,250,000, secured by a subordinated security interest in the assets of the Paragon entities.  Additionally, Alpine 4 agreed to issue 500,000 shares of a to-be-created Series B Preferred Stock, which are redeemable by Alpine 4 pursuant to terms to be agreed on by Alpine 4 and the Paragon Sellers.  (Alpine 4 management and the Paragon parties intend that the Series B Preferred Stock will act as security for the payment of the Paragon Note  by Alpine 4, and once the Paragon Note has been repaid, Alpine 4 management anticipates that the Series B Preferred Stock will be redeemed and returned to Alpine 4 for cancellation.)  The Paragon  Note will bear interest at 5%, and will be payable in full on the 12-month anniversary of the closing date of the transaction.  The total fair value of the Paragon purchase consideration is approximately $5,600,000.

In the Agreement, Mr. Saulsberry acknowledged and agreed that his entry into a consulting agreement with Alpine 4 was an integral part of the transaction contemplated by the Agreement. As such, Mr. Saulsberry agreed to enter into a consulting agreement with Alpine 4 and Paragon, and continue to work with Paragon for a period of time agreed upon by Alpine 4 and Mr. Saulsberry.  The Paragon Sellers, Paragon, and Alpine 4 anticipate that they will complete the negotiation of the terms of the consulting agreements before the Closing Date.

Also pursuant to the Paragon SPA, Alpine 4, Paragon, and the Paragon Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the “Closing Date”), the Paragon Sellers and Paragon would continue to provide information to Alpine 4. Additionally, Alpine 4, Paragon, and the Paragon Sellers acknowledged and agreed that Alpine 4 has the right to terminate the Agreement in the event that information provided by the Paragon Sellers or Paragon to Alpine 4 differs materially from that information provided prior to the execution of the Agreement.

Paragon will provide information to Alpine 4, including financial statements, prior to the Closing Date, and the parties will continue to negotiate other agreements, including the consulting agreements, as necessary.  Once Alpine 4 has closed the purchase of the Paragon Shares, Alpine 4 will provide additional disclosures relating to Paragon and the Paragon Sellers, including required financial statements, as required by the rules of the Commission.

The foregoing summary of the terms and conditions of the Paragon SPA does not purport to be complete, and is qualified in its entirety by reference to the full text of the Paragon  SPA attached as an exhibit to the Current Report filed by Alpine 4 on October 20, 2015.

As of the date of this Registration Statement, the transaction with the Paragon parties had not closed.  Although there can be no guarantees, management of Alpine 4 believes that the closing of the Paragon transaction is probable, and that it likely will be completed during the fourth quarter of 2015.

Agreement to Issue Shares of Restricted Common Stock

As noted above, in connection with the Paragon SPA, Alpine 4 agreed to issue an aggregate of 500,000 shares of its restricted Class A common stock to the Paragon Sellers as part of the purchase price paid, as well as 500,000 shares of a to-be-created Series B Preferred Stock.

In the Paragon  SPA, each of the Paragon Sellers made certain representations and warranties to Alpine 4, including that each is an accredited investor, that they were acquiring the shares for their own individual accounts and not in connection with any resale or distribution, that they had reviewed Alpine 4’s public filings, and that they understood that the shares are restricted securities.  Upon the Closing of the transaction, Alpine 4 management anticipates that Alpine 4 will issue certificates for the Class A common shares and the Series B Preferred Shares which include a restrictive legend.

The shares of Class A common and Series B preferred stock will be issued to the Paragon Sellers without registration under the 1933 Act in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Anticipated Accounting Treatment of Paragon Transaction

As noted above, as of the date of this proxy statement/registration statement, the Paragon transaction had not closed. Alpine 4 was working to secure the funding and finalize the documentation. Alpine 4 has conducted preliminary significant subsidiary tests, based on the anticipated transaction terms. Because at least one of the tests is greater than 40%, Alpine 4 management anticipates that the Paragon transaction will be a significant acquisition. Therefore, Alpine 4 management intends to account for the Paragon transaction as an acquisition of a business, and will consolidate the results of Paragon from the date of the acquisition, and Alpine 4 plans to provide financial statements as required by the SEC’s reporting requirements, including those of Form 8-K, within the time permitted by such requirements.

Second Amended and Restated Certificate of Incorporation; Class B Common Stock
On August 14, 2015, the Board of Directors approved an amendment to the Certificate of Incorporation of Alpine 4 Technologies Ltd. (the “Company”) to change the capital structure of the Company, and recommended the amendment to the shareholders of the Company.  On August 24, 2015, the shareholders approved the name change and the filing of a Second Amended and Restated Certificate of Incorporation to change the capital structure of the Company.

On August 26, 2015, the Company filed a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of Delaware to change the capital structure of the Company and to file the Second Amended and Restated Certificate.  The Second Amended and Restated Certificate became effective on the date of filing.

Change in Capital Structure

Pursuant to the Second Amended and Restated Certificate of Incorporation, the Company is now authorized to issue two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

The Company’s authorized capital stock now consists of 605,000,000 shares, each with a par value of $0.0001 per share, of which:

           •           500,000,000 shares are designated as Class A common stock. The previously issued shares of common stock are redesignated as Class A common stock

           •           100,000,000 shares are designated as Class B common stock.

           •            5,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

The foregoing description of the Second Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the text of the Amendment attached as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 27, 2015, and incorporated therein by reference.

ALPINE 4 TECHNOLOGIES LTD.
FINANCIAL STATEMENTS
DECEMBER 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Alpine 4 Automotive Technologies Ltd.

We have audited the accompanying balance sheet of Alpine 4 Automotive Technologies Ltd. (“the Company”) as of December 31, 2014, and for the period from inception (April 22, 2014) to December 31, 2014, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. Alpine 4 Automotive Technologies Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpine 4 Automotive Technologies Ltd. as of December 31, 2014, and for the period from inception (April 22, 2014) to December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3, which includes the raising of additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licenses or others. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach

May 4, 2015

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.
BALANCE SHEET

December 31,
2014

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$758
Inventory	224,100
Total current assets	224,858

TOTAL ASSETS	$224,858

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$359,626
Accrued expenses	16,498
Notes payable	50,000
Total current liabilities	426,124

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.0001 par value, 500,000,000 shares authorized, 85,050,390 shares issued and outstanding	8,505
Additional paid-in capital	395,463
Accumulated deficit	(605,234)
Total stockholders' deficit	(201,266)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$224,858

The accompanying notes are an integral part of these financial statements.

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.
STATEMENT OF OPERATIONS

For the Period From
April 22, 2014
(Inception) through
December 31,
2014

Revenue	$-

Operating expenses:
General and administrative expenses	605,234
Total operating expenses	605,234
Loss from operations	(605,234)

Loss before income tax	(605,234)

Income tax	-

Net loss	$(605,234)

Weighted average shares outstanding :
Basic	90,113,336
Diluted	90,113,336

Loss per share
Basic	$(0.01)
Diluted	$(0.01)

The accompanying notes are an integral part of these financial statements.

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.
STATEMENT OF STOCKHOLDERS’ DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, April 22, 2014 (Date of inception)	-	$-	$-	$-	$-

Issue shares of common stock for cash	10,300,390	1,030	91,848	-	92,878
Issue shares of common stock for services	152,750,000	15,275	259,945		275,220
Cancellation of previously issued shares	(78,000,000)	(7,800)	7,800		-
Capital contribution from majority stockholder			35,870		35,870
Net loss	-	-	-	(605,234)	(605,234)

Balance, December 31, 2014	$85,050,390	$8,505	$395,463	$(605,234)	$(201,266)

The accompanying notes are an integral part of these financial statements.

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.
STATEMENT OF CASH FLOWS

For the Period From
April 22, 2014
(Inception) through
December 31,
2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(605,234)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	275,220
Change in current assets and liabilities:
Inventory	(224,100)
Accounts payable	359,626
Accrued expenses	16,498
Net cash used in operating activities	(177,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	92,878
Capital contribution from majority stockholder	35,870
Proceeds from issuances of notes payable	50,000
Net cash provided by financing activities	178,748

NET INCREASE IN CASH AND CASH EQUIVALENTS	758

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	-

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$758

CASH PAID FOR:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

Note 1 – Description of Business and History

Alpine 4 Technologies Ltd. (the “Company”) was incorporated under the laws of the State of Delaware on April 22, 2014. The Company originally intended to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.  The Company has subsequently entered into a License Agreement with AutoTek Incorporated (“AutoTek”), pursuant to which AutoTek licensed to the Company the right to use certain source code for the development of products.  Subsequent to the entry into the License Agreement, the Company entered into an Asset Purchase and Share Exchange Agreement with AutoTek, relating to the purchase of the source code asset.  The closing of the transaction is subject to the approval of AutoTek’s shareholders.

On June 27, 2014, the Board of Director and sole stockholder of Company approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company from ALPINE 4 Inc. to Alpine 4 Technologies Ltd. On that date, the Company filed a Certificate of Amendment with the State of Delaware.

Additionally, on June 30, 2014, the Board of Director and majority stockholder of the Company approved a further amendment to the Company’s Certificate of Incorporation to increase the authorized number of common stock from 100,000,000 shares of common stock to 500,000,000 shares of common stock.  On that date, the officers of the Company filed a Certificate of Amendment relating to the increase in authorized capital with the State of Delaware.

On September 19, 2014, the Company entered into a non-binding letter of intent (the “LOI”) with Pure Mobility International Inc. (“PMII”) relating to the proposed purchase by the Company of the outstanding shares of stock, or all of the assets (to be determined by the parties) of PMII.  Pursuant to the LOI, the Company and PMII anticipated that the Company would acquire assets of PMII including certain distributor agreements, contracts, accounts receivable, and certain inventory of PMII.  The Company proposed to issue shares of its restricted common stock with an aggregate value of approximately five million dollars ($5,000,000).  The Company and PMII further agreed to negotiate a definitive agreement to set forth the material terms of the transaction, following appropriate due diligence.

On December 11, 2014, the Company entered into a definitive Asset Purchase Agreement (the “ Asset Purchase Agreement”) with PMII. The Company purchased certain assets of PMII, and issued 8,000,000 shares of the Company’s restricted common stock, and 500,000 shares of restricted Series A Convertible Preferred Stock.

Subsequently, on February 23, 2015, the Company and PMI mutually agreed that it would be in the best interest of both entities to terminate the Asset Purchase Agreement and rescind the purchase of the Assets and the Asset Purchase Agreement.  Pursuant to the Termination Agreement, the Company and PMI agree to rescind fully and completely the purchase of the assets by the Company, and to terminate fully the Asset Purchase Agreement.  PMI agreed to return all of the Common Shares and the Preferred Shares to the Company, and agreed that it had no further right, title, or interest in or to the Common Shares or the Preferred Shares. As this transaction with PMI was fully and completely rescinded, it has not been reflected in the December 31, 2014 financial statements.

Note 2 - Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements present the balance sheets, statements of operations, stockholders’ deficit and cash flows of the Company. The financial statements have been prepared in accordance with U.S. GAAP.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value. As of December 31, 2014, the Company had no cash equivalents.

Accounts Receivable, net

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Inventory

Inventory is valued at the lower of the inventory’s cost (weighted average basis) or the current market price of the inventory. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower.  All of the Company’s inventory at December 31, 2014 is finished goods inventory.

Revenue Recognition

Revenue is recognized in accordance with ASC 605.  For the Company’s LotWatch product, the Company charges auto dealerships an installation fee for the installing its telematics devices in the vehicle and a monthly fee based on the number of vehicles on the dealer’s lot.  Revenue for the installation is recognized with completed.  The Company charges each dealer a monthly fee based on the number of vehicles on the dealer’s lot. Revenue for this monitoring service is recognized monthly based on the number of vehicles on the dealer’s lot.

For the Company’s ServiceWatch product, the Company allocates the cost of the contract between the hardware and the service contract.  The revenue from the hardware is recognized when the contract is sold to the customer and the revenue for the service contract is recognized monthly over the contract period of generally 2-3 years.  The revenue allocated to the hardware comprises the cost of the hardware plus a reasonable profit on the sale of the hardware, plus a factor for selling and commissions.  The balance of the contract amount is allocated to the service portion of the contract and is recognized monthly over the contract period.

Earnings (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Financial Accounting Standards Board (“FASB”) ASC 718-10, Compensation – Stock Compensation, and the conclusions reached by FASB ASC 505-50, Equity – Equity-Based Payments to Non-Employees. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Income taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Recent Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).   ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's results of operations or financial condition.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers.  ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for reporting periods beginning after December 15, 2016, and early adoption is not permitted.  Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.  Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10 (ASU 2014-10), Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  ASU 2014-10 eliminates the requirement to present inception-to-date information about income statement line items, cash flows, and equity transactions, and clarifies how entities should disclosure the risks and uncertainties related to their activities.   ASU 2014-10 also eliminates an exception provided to development stage entities in Consolidations (ASC Topic 810) for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk.  The presentation and disclosure requirements in Topic 915 will no longer be required for interim and annual reporting periods beginning after December 15, 2014, and the revised consolidation standards will take effect in annual periods beginning after December 15, 2015.  Early adoption is permitted.   The Company adopted the provisions of ASU 2014-10 effective for its financial statements for the interim period ended June 30, 2014, and will no longer present the inception-to-date information formally required.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  The ASU applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-15 on the Company’s financial statement presentation and disclosures.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16 (ASU 2014-16), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in this ASU do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  The ASU applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted.

In January 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-01 (Subtopic 225-20) - Income Statement - Extraordinary and Unusual Items.  ASU 2015-01 eliminates the concept of an extraordinary item from GAAP.  As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item.  However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently.  ASU 2015-01 is effective for periods beginning after December 15, 2015.  The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.  Early adoption is permitted.

In February, 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis.  ASU 2015-02 provides guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions).  ASU 2015-02 is effective for periods beginning after December 15, 2015.  The adoption of ASU 2015-02 is not expected to have a material effect on the Company’s consolidated financial statements.  Early adoption is permitted

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and had accumulated a deficit of $605,234 as of December 31, 2014.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with this uncertainty, the Company plans to issue additional shares of common stock for cash and services during the next 12 months.

Note 4 – Notes Payable

At December 31, 2014, the Company has two outstanding notes payable for $25,000 each for a total of $50,000.  Both notes payable are unsecured, non-interest bearing and payable upon demand.

Note 5 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock. As of December 31, 2014, no shares of preferred stock had been issued.

Common Stock

The Company is authorized to issue 500,000,000 shares of $.0001 par value common stock. As of December 31, 2014, 85,050,390 shares were issued and outstanding.
Upon formation of the Company on April 22, 2014, the Board of Directors issued 10,000,000 shares of common stock for $1,000 in services to the founding shareholder of the Company. In addition, the founding shareholder made a contribution of $1,000 to the Company during the period ended June 30, 2014, which was recorded as additional paid-in capital.

On July 16, 2014, the Company entered into an employment agreement with Richard Battaglini, pursuant to which the Company issued to Mr. Battaglini 123,200,000 shares of the Company’s restricted common stock. The value of the shares issued of $12,320 was the fair value of the Company’s common stock at the date of issuance which is based on prior sales of the Company’s common stock for cash.  In October 2014, Mr. Battaglini returned 78,000,000 shares of common stock for no consideration that were canceled by the Company.

Additionally, on July 16, 2014, the Company entered into an employment agreement with Kent Wilson, pursuant to which the Company issued to Mr. Wilson 27,000,000 shares of the Company’s restricted common stock.  The value of the shares issued of $2,700 was the fair value of the Company’s common stock at the date of issuance which is based on prior sales of the Company’s common stock for cash.

In July 2014, the Company issued an aggregate of 2,000,000 shares of common stock to two Directors of the Company in connection with their service to the Company.  The value of the shares issued of $200 was the fair value of the Company’s common stock at the date of issuance which is based on prior sales of the Company’s common stock for cash.

In 2014, the Company sold 300,390 shares of common stock for gross proceeds of $91,878.

In 2014, the Company issued 550,000 shares of common stock to four consultants of the Company.  The value of the shares issued of $260,000 was the fair value of the Company’s common stock at the date of issuance which is based on prior sales of the Company’s common stock for cash.

Mr. Battaglini, the Company’s majority shareholder, made contributions totaling $35,870 to the Company during 2014, which was recorded as additional paid-in capital.

Note 6 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2014 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its new business model.  Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the period ended December 31, 2014.

A reconciliation of the differences between the effective and statutory income tax rates for years ended December 31:

	Amount	Percent

Federal statutory rates	$(205,780)	34.0%
State income taxes	(32,262)	5.0%
Allowance for uncollectible accounts	8,140	-1.3%
Permanent differences	107,336	-17.7%
Valuation allowance against net deferred tax assets	120,566	-20.0%
Effective rate	$-	0.0%

At December 31, 2014 and 2013, the significant components of the deferred tax assets are summarized below:

Deferred income tax assets:
Net operation loss carryforwards	120,566
Book to tax differences for allowance for uncollectible accounts	8,140
Total deferred income tax assets	128,706
Less: valuation allowance	(128,706)
Total deferred income tax asset	$-

The valuation allowance increased by $124,661 in 2014 as a result of the Company generating additional net operating losses.

The Company has recorded as of December 31, 2014 a valuation allowance of $124,661 as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company annually conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2014.

The Company has net operating loss carry-forwards of approximately $309,000. Such amounts are subject to IRS code section 382 limitations and expire in 2029. The 2014 tax year is still subject to audit.

Note 7 – Related Party Transaction

On August 5, 2014, the Company entered into a Licensing Agreement (the “Agreement”) with AutoTek Incorporated (“AutoTek”).  Richard Battaglini, the Company’s President, Chairman, and majority shareholder, is also the President and Chairman of AutoTek.

AutoTek is the owner of technology, including software source code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.  Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”

Pursuant to the Agreement, AutoTek granted to the Company an exclusive, transferable (including sub licensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell products incorporating the Licensed Technology (the “Licensed Products”).  The Company is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights related to the source code, or (B) the first annual anniversary of the effective date.

Note 8 – Subsequent Events

Termination of PMII Agreement

As noted above, on February 23, 2015, the Company and PMI mutually agreed that it would be in the best interest of both entities to terminate the Asset Purchase Agreement and rescind the purchase of the Assets and the Asset Purchase Agreement. Pursuant to the Termination Agreement, the Company and PMI agree to rescind fully and completely the purchase of the assets by the Company, and to terminate fully the Asset Purchase Agreement. PMI agreed to return all of the Common Shares and the Preferred Shares to the Company, and agreed that it had no further right, title, or interest in or to the Common Shares or the Preferred Shares. As this transaction with PMI was fully and completely rescinded, it has not been reflected in the December 31, 2014, financial statements.

Termination of Novatel Agreement

In July 2014, Alpine 4 entered into a Supply and Service Agreement (the “Novatel Agreement”) with Novatel  Wireless, Inc. (“NWI”) for the purchase of devices, access to NWI’s network, and use of NWI’s software. The Novatel Agreement governed the provisions of NWI products and services, constituting the “NWI Solution” to Alpine 4. Pursuant to the Novatel Agreement, NWI agreed to sell certain devices with embedded advanced diagnostics software, capable of reading vehicle identification numbers, odometer readings, battery voltage, and fuel levels on certain vehicles. Pursuant to the Novatel Agreement, the Company would submit purchase orders for devices, and pay a monthly fee for each device delivered to Alpine 4 for a period of 24 months. The Company had submitted one order under the Novatel Agreement, and Novatel had made the first delivery of devices to the Company.

Subsequently, on March 20, 2015, pursuant to mutual agreement, Alpine 4 and Novatel agreed to terminate the Novatel Agreement. The Company agreed to return all devices delivered and to pay a fee for any that could not be returned. Additionally, the Company agreed to pay approximately $3,000 as the remaining obligation under the Novatel Agreement, following which, the Novatel Agreement and all obligations owed thereunder would be terminated.

Alpine 4 Technologies Ltd.
Financial Statements
(Unaudited)

Alpine 4 Technologies Ltd.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$33,006	$758
Inventory	224,100	224,100
Total current assets	257,106	224,858

TOTAL ASSETS	$257,106	$224,858

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$409,791	$359,626
Accrued expenses	10,063	16,498
Notes payable	131,635	50,000
Convertible notes payable, net of discount of $47,947	11,353	-
Total current liabilities	562,842	426,124

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized, 67,301,624 and 85,050,390 shares issued and outstanding	6,731	8,505
Additional paid-in capital	8,903,037	395,463
Accumulated deficit	(9,215,504)	(605,234)
Total stockholders' deficit	(305,736)	(201,266)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$257,106	$224,858

The accompanying notes are an integral part of these unaudited condensed financial statements.

Alpine 4 Technologies Ltd.
Condensed Statements of Operations
(Unaudited)

	Three	April 22, 2014	Six	April 22,
	Months Ended	(inception) to	Months Ended	2014 to
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Revenue	$-	$-	$-	$-

Operating expenses:
General and administrative expenses	50,467	3,169	8,597,792	3,169
Total operating expenses	50,467	3,169	8,597,792	3,169
Loss from operations	(50,467)	(3,169)	(8,597,792)	(3,169)

Other expenses
Interest expense	(12,478)	-	(12,478)	-
Total other expenses	(12,478)	-	(12,478)	-

Loss before income tax	(62,945)	(3,169)	(8,610,270)	(3,169)

Income tax	-	-	-	-

Net loss	$(62,945)	$(3,169)	$(8,610,270)	$(3,169)

Weighted average shares outstanding :
Basic	78,282,931	10,000,000	85,931,115	10,000,000
Diluted	78,282,931	10,000,000	85,931,115	10,000,000

Loss per share
Basic	$(0.00)	$(0.00)	$(0.10)	$(0.00)
Diluted	$(0.00)	$(0.00)	$(0.10)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Alpine 4 Technologies Ltd.
Condensed Statement of Cash flows
(Unaudited)

	Six	April 22, 2014
	Months Ended	(inception) to
	June 30,	June 30,
	2015	2014

OPERATING ACTIVITIES:
Net loss	$(8,610,270)	$(3,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for services	8,408,000	-
Amortization of debt discounts	11,353
Change in current assets and liabilities:
Accounts payable	50,165	1,169
Accrued expenses	(6,435)	-
Net cash used in operating activities	(147,187)	(2,000)

FINANCING ACTIVITIES:
Proceeds from issuances of notes payable	87,835	-
Repayments of notes payable	(6,200)	-
Proceeds from convertible notes payable	59,300	-
Proceeds from the sale of common stock	38,500	-
Proceeds from contributed capital	-	2,000
Net cash provided by financing activities	179,435	2,000

NET INCREASE IN CASH	32,248	-

CASH, BEGINNING BALANCE	758	-
CASH, ENDING BALANCE	$33,006	$-

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

Alpine 4 Technologies Ltd.
Notes to Condensed Financial Statements
 (Unaudited)

Note 1 – Organization and Basis of Presentation

The unaudited financial statements were prepared by Alpine 4 Technologies Ltd. (the “Company”), pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) were omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s Annual Report on Form 10-K filed with the SEC on May 5, 2015. The results for the three and six months ended June 30, 2015, are not necessarily indicative of the results to be expected for the year ending December 31, 2015.

Description of Business

The Company was incorporated under the laws of the State of Delaware on April 22, 2014. The Company originally intended to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.  The Company has subsequently entered into a License Agreement with AutoTek Incorporated (“AutoTek”), pursuant to which AutoTek licensed to the Company the right to use certain source code for the development of products.  Subsequent to the entry into the License Agreement, the Company entered into an Asset Purchase and Share Exchange Agreement with AutoTek, relating to the purchase of the source code asset.  The closing of the transaction is subject to the approval of AutoTek’s shareholders.

On June 27, 2014, the Board of Director and sole stockholder of Company approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company from ALPINE 4 Inc. to Alpine 4 Automotive Technologies Ltd. On that date, the Company filed a Certificate of Amendment with the State of Delaware.

Additionally, on June 30, 2014, the Board of Director and majority stockholder of the Company approved a further amendment to the Company’s Certificate of Incorporation to increase the authorized number of common stock from 100,000,000 shares of common stock to 500,000,000 shares of common stock.  On that date, the officers of the Company filed a Certificate of Amendment relating to the increase in authorized capital with the State of Delaware.

On September 19, 2014, the Company entered into a non-binding letter of intent (the “LOI”) with Pure Mobility International Inc. (“PMII”) relating to the proposed purchase by the Company of the outstanding shares of stock, or all of the assets (to be determined by the parties) of PMII.  Pursuant to the LOI, the Company and PMII anticipated that the Company would acquire assets of PMII including certain distributor agreements, contracts, accounts receivable, and certain inventory of PMII.  The Company proposed to issue shares of its restricted common stock with an aggregate value of approximately five million dollars ($5,000,000).  The Company and PMII further agreed to negotiate a definitive agreement to set forth the material terms of the transaction, following appropriate due diligence.

On December 11, 2014, the Company entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) with PMII. The Company purchased certain assets of PMII, and issued 8,000,000 shares of the Company’s restricted common stock, and 500,000 shares of restricted Series A Convertible Preferred Stock.

Subsequently, on February 23, 2015, the Company and PMI mutually agreed that it would be in the best interest of both entities to terminate the Asset Purchase Agreement and rescind the purchase of the Assets and the Asset Purchase Agreement.  Pursuant to the Termination Agreement, the Company and PMI agree to rescind fully and completely the purchase of the assets by the Company, and to terminate fully the Asset Purchase Agreement.  PMI agreed to return all of the Common Shares and the Preferred Shares to the Company, and agreed that it had no further right, title, or interest in or to the Common Shares or the Preferred Shares. As this transaction with PMI was fully and completely rescinded, it was not reflected in the December 31, 2014, financial statements.

On February 11, 2015, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation to change the name to Alpine 4 Technologies Ltd., and recommended the amendment to the shareholders of the Company.  On May 29, 2015, the shareholders approved the name change and the filing of an Amended and Restated Certificate of Incorporation to change the name and incorporate all amendments to date.

On June 1, 2015, the Company filed a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of Delaware to change the name of the Company to Alpine 4 Technologies Ltd. and to file the Amended and Restated Certificate.  The name change and the Amended and Restated Certificate became effective on the date of filing.

Note 2 - Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements present the balance sheets, statements of operations, stockholders’ deficit and cash flows of the Company. The financial statements have been prepared in accordance with U.S. GAAP.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash

Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value. As of June 30, 2015 and December 31, 2014, the Company had no cash equivalents.

Inventory

Inventory is valued at the lower of the inventory’s cost (weighted average basis) or market. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower.  All of the Company’s inventory at June 30, 2015 and December 31, 2014 was finished goods inventory.

Earnings (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718-10, Compensation – Stock Compensation, and the conclusions reached by FASB ASC 505-50, Equity – Equity-Based Payments to Non-Employees. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment is reached or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Income taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry forwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with operating loss and tax credit carry forwards not expiring unused, and tax planning alternatives.

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Recent Accounting Pronouncements

In January 2015, the FASB issued ASU No. 2015-01 (Subtopic 225-20) - Income Statement - Extraordinary and Unusual Items . ASU 2015-01 eliminates the concept of an extraordinary item from US GAAP. As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 is effective for periods beginning after December 15, 2015. The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s financial statements. Early adoption is permitted.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. ASU 2015-02 provides guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). ASU 2015-02 is effective for periods beginning after December 15, 2015. The adoption of ASU 2015-02 is not expected to have a material effect on the Company’s  financial statements. Early adoption is permitted

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future  financial statements.

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and had accumulated a deficit of $9,215,504 as of June 30, 2015.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with this uncertainty, the Company plans to issue additional shares of common stock for cash and services during the next 12 months.

Note 4 – Notes Payable

At June 30, 2015, and December 31, 2014, notes payable consisted of the following:

	June 30,	December 31,
	2015	2014

Note payable to individual; non-interest bearing; due upon demand; unsecured	$105,100	$25,000
Note payable to individual; non-interest bearing; due upon demand; unsecured	25,000	25,000
Note payable to officer; non-interest bearing; due upon demand; unsecured	1,535	-
	$131,635	$50,000

Note 5 – Convertible Notes Payable

At June 30, 2015, convertible notes payable consisted of the following:

June 30,
2015

Note payable to stockholder and former officer; interest at 10% for each six-month period; due on November 24, 2015; unsecured; convertible into shares of common stock at $0.10 per shares at option of note holder	$57,300
Note payable to individual; interest at 10% for each six-month period; due on November 4, 2015; unsecured; convertible into shares of common stock at $0.10 per shares at option of note holder	2,000
Total convertible notes payable	59,300
Debt discount	(47,947)
$11,353

Both of the above convertible notes payable contain a provision allows the note holder to convert the outstanding balance into shares of the Company’s common stock at $0.10 per shares.  The Company determined that the convertible notes payable contained a beneficial conversion feature which is limited to the face amount of the note.  This beneficial conversion feature has been recorded in the financial statements to additional paid-in capital and as a discount to the convertible notes payable. The debt discount is being amortized over the remaining term of the note.  The Company recognized interest expense of $11,353 during the six months ended June 30, 2015 related to the amortization of the debt discount.

Note 6 – Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.0001 par value preferred stock. As of June 30, 2015, no shares of preferred stock were outstanding.

Common Stock

The Company is authorized to issue 500,000,000 shares of $.0001 par value common stock. As of June 30, 2015, and December 31, 2014, 67,301,624 and 85,050,390 shares, respectively, were issued and outstanding.

During the six months ended June 30, 2015, the Company issued 16,816,000 shares of common stock to consultants and professional of the Company for services rendered.  The value of the shares issued of $8,408,000 was the fair value of the Company’s common stock at the date of issuance which is based on prior sales of the Company’s common stock for cash.

Also, during the six months ended June 30, 2015, the Company issued 59,232 shares of the Company’s restricted common stock in private placement transactions to investors, in exchange for capital raised of approximately $38,500.  The shares of common stock were issued without registration under the 1933 Act in reliance on Section 4(a)(2) of the 1933 Act and the rules and regulations promulgated thereunder.

Additionally, as noted below, on April 29, 2015, in connection with his resignation (discussed in more detail below), Mr. Battaglini agreed to the cancellation of 34,623,998 shares of the Company’s common stock owned by him.  Following such cancellation, he owned 20,602,002 shares of the Company’s restricted common stock.

Note 7 – Related Party Transaction

On August 5, 2014, the Company entered into a Licensing Agreement (the “Agreement”) with AutoTek Incorporated (“AutoTek”).  Richard Battaglini, the Company’s former President, former Chairman and former majority shareholder of the Company, is also the President and Chairman of AutoTek.

AutoTek is the owner of software source code (the “Source Code”) which AutoTek licensed to the Company under the Agreement.  The Company then developed that Source Code into a portfolio of consumer and professional software applications, called 6thSenseAuto (formerly LotWatch and ServiceWatch) products designed to assist automobile dealerships.  Prior to August 2014, AutoTek had started the development of the Source Code of LotWatch and ServiceWatch, but had not completed it, and had not taken further steps to commercialize such asset.
6th Sense provides real-time information relating to each vehicle on a dealer’s lot, and interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.  Collectively, LotWatch and ServiceWatch were referred to in the Agreement as the “Licensed Technology.”

Pursuant to the Agreement, AutoTek granted to the Company an exclusive, transferable (including sub licensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell products incorporating the Licensed Technology (the “Licensed Products”).  The Company is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights related to the source code, or (B) the first annual anniversary of the effective date.

Cancellation of Shares by Mr. Battaglini

Additionally, on April 29, 2015, in connection with his resignation, Mr. Battaglini agreed to the cancellation of 34,623,998 shares of the Company’s common stock owned by him.  Following such cancellation, he owned 20,602,002 shares of the Company’s restricted common stock.

Also see Note 4 relating to notes payable to an officer of the Company.

Note 8 – Agreements

Execution of Membership Interest Purchase Agreement, Future Closing of Transaction

As previously disclosed, on January 28, 2015, the Company entered into a Membership Interest Purchase Agreement (the “Agreement”) with Clean Choice Solar, LLC, a California limited liability company (“CCS”), and its two members, Kort Potter and Barnaby Baker (collectively, the “Sellers”). CCS works with residential customers to provide solar energy generation products.

Pursuant to the Agreement, the Company, CCS, and Messrs. Potter and Baker agreed on the terms pursuant to which the Company would purchase from the Sellers all of the outstanding membership interests of CCS (the “Interests”).  The purchase price to be paid by the Company for the Interests consists of cash, securities, and certain accounts receivable.  The “Securities Consideration” will consist of 2,500,000 shares of Alpine 4 restricted common stock, with 1,250,000 shares to be issued to each Seller.  The Sellers will have the right to require the Company to redeem the shares within 14 days after the two year anniversary of the closing of the transaction, at a redemption price of $1 per share.  The “Cash Consideration” to be paid is the aggregate amount of $5,900,000, with $2,800,000 being paid to each Seller, and $300,000 deposited with CCS for use as working capital.  The “Accounts Receivable” consideration will consist of the total amount collected by CCS from accounts receivable owed to CCS as of the Closing Date (defined below), and will be paid to the Sellers on a pro rata basis.

Also pursuant to the Agreement, the Company, CCS, and the Sellers all acknowledged and agreed that between the execution of the Agreement and the date of the closing of the purchase of the Interests (the “Closing Date”), the Sellers and CCS would continue to provide information to the Company.

The foregoing summary of the terms and conditions of the Membership Interest Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Membership Interest Purchase Agreement filed as an exhibit to a Current Report on Form 8-K filed with the Commission on January 30, 2015.

Note 9 – Subsequent Events

On August 4, 2015, the Company and AutoTek entered into a First Amendment to Licensing Agreement, which served to extend the deadline of the August 5, 2014, until the earlier of (a) the closing of the purchase by the Company of certain Source Code (identified in the Amendment Agreement) from AutoTek or (b) the second anniversary of the original agreement, namely August 5, 2016.

Alpine 4 Technologies, Ltd.
AutoTek, Inc.
Pro forma Unaudited Consolidated Balance Sheet
As of June 30, 2015
(Unaudited)

	Alpine 4 Technologies Ltd.	AutoTek, Inc.	Pro forma Adjustments		Pro forma Consolidated
	(historical)	(historical)
Assets
Cash	$33,006	$-			$33,006
Inventory	224,100	-			224,100
Total current assets	257,106	-	-		257,106
Intangible assets			150,000	a,b	150,000
Total assets	$257,106	$-	$150,000		$407,106

Liabilities and Equity
Liabilities:
Accounts payable	$409,791	$-			$409,791
Accrued expenses	10,063	83,620			93,683
Advances from stockholder		15,000			15,000
Notes Payable	131,635	-			131,635
Convertible notes payable	11,353	-			11,353
Total current liabilities	562,842	98,620	-		661,462
Equity:
Preferred stock	-				-
Common stock	6,731	-	11,253	a,b	17,984
Additional paid in capital	8,903,037	862,897	(798,115)	a,b	8,967,819
Accumulated deficit	(9,215,504)	(961,517)	961,517		(9,215,504)
	(305,736)	(98,620)	174,655		(229,701)
Noncontrolling interest	-	-	(24,655)		(24,655)
Total equity	(305,736)	(98,620)	150,000		(254,356)
Total liabilities and equity	$257,106	$-	$150,000		407,106

See accompanying notes to unaudited pro forma consolidated financial statements.

Alpine 4 Technologies, Ltd.
AutoTek, Inc.
Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2015
(Unaudited)

	Alpine 4 Technologies Ltd.	AutoTek, Inc.	Pro forma Adjustments			Pro forma Consolidated
	(Historical)	(Historical)

Revenue	$-	$-	$			$-

Operating expenses:
General and administrative expenses	8,597,792	2,762		25,000	d	8,625,554
Total operating expenses	8,597,792	2,762		25,000		8,625,554
Operating loss	(8,597,792)	(2,762)		(25,000)		(8,625,554)
Other expense:
Interest expense, net	(12,478)	-		-		(12,478)
Total other expense, net	(12,478)	-		-		(12,478)

Net loss	(8,610,270)	(2,762)		(25,000)		(8,638,032)

Noncontrolling interest	-	-		6,941	e	6,941

Net loss attributed to Alpine 4	$(8,610,270)	$(2,762)		$(18,060)		$(8,631,092)

Earnings per share - basic and diluted:	$(0.10)					$(0.04)
Weighted average common shares outstanding:
Basic and diluted	85,931,115					198,431,115

See accompanying notes to unaudited pro forma consolidated financial statements.

Alpine 4 Technologies, Ltd.
AutoTek, Inc.
Pro Forma Consolidated Statement of Operations
For the Year  Ended December 31, 2014
(Unaudited)

	Alpine 4 Technologies Ltd.	AutoTek, Inc.	Pro forma Adjustments			Pro forma Consolidated
	(Historical)	(Historical)

Revenue	$-	$-	$			$-

Operating expenses:
General and administrative expenses	605,234	310,580		50,000	d	965,814
Advertising and marketing		3,744				3,744
Research and development		43,347				43,347
Total operating expenses	605,234	357,671		50,000		1,012,905
Operating loss	(605,234)	(357,671)		(50,000)		(1,012,905)

Net loss	(605,234)	(357,671)		(50,000)		(1,012,905)

Noncontrolling interest	-	-		101,918	e	101,918

Net loss attributed to Alpine 4	$(605,234)	$(357,671)		$51,918		$(910,987)

Earnings per share - basic and diluted:	$(0.01)					$(0.00)
Weighted average common shares outstanding:
Basic and diluted	90,113,336					202,613,336

See accompanying notes to unaudited pro forma consolidated financial statements.

Alpine 4 Technologies Ltd.
and AutoTek Incorporated
Notes to Pro forma Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma consolidated balance sheet presents the accounts of Alpine 4 Technologies Ltd. (“Alpine 4”) and AutoTek Incorporated (“AutoTek”) as if the acquisition occurred June 30, 2015.  The accompanying pro forma consolidated statement of operations presents the accounts of Alpine 4 and AutoTek for the six months ended June 30, 2015 and the year ended December 31, 2014, as if the acquisition occurred on January 1, 2014.  The pro forma financial statements assume that 75% of the issued and outstanding shares of AutoTek will be exchanged for shares of Alpine 4 common stock.  This assumption is based on discussions between the management of Alpine 4 and management of AutoTek as to the probability of the number of AutoTek shareholders who will exchange their shares for Alpine 4 shares.  Management of Alpine 4 and AutoTek believe that it is probable that more than 50% of the outstanding shares of AutoTek will be exchanged for Alpine 4 shares. If fewer than 50% of the outstanding shares of AutoTek common stock are exchanged for Alpine 4 common shares, the financial statements of AutoTek will be accounted for under the equity method of accounting rather than being consolidated with those of Alpine 4 as is presented in the attached pro forma financial statements.

The following adjustments would be required if the acquisition occurred as indicated above:

a.
To record the sale of 30,000 shares of Alpine 4 common stock for $30,000 to raise the funds necessary to pay the cash portion of the asset purchase price.  The price per share was determined by negotiation between Alpine 4 and the investor who agreed to purchase the shares.

b.
To record the issuance of 112,500,000 shares of Alpine 4 common stock in exchange for 75% of the issued and outstanding shares of AutoTek.  The shares are being recorded at $120,000 which makes the total value of 150,000 paid for the assets which is the deemed fair value, as determined by management, of assets being acquired;

c.
To close AutoTek’s accumulated deficit into additional paid in capital and to record the noncontrolling interest for the assumed 25% of AutoTek stockholder that do not exchange their shares which is equal to 25% of AutoTek’s stockholder deficit.  The amount of the noncontrolling interest in the attached pro forma balance sheet of $24,655 assumes a 75% conversion rate.  The amount of noncontrolling interest could range from $49,211 to $0 assuming a conversion rate of AutoTek stockholder that range from 50.1 to 100%;

d.	To record amortization expense for the purchased intangible with an estimated life of 36 months; and

e.
To record net loss attributed to the 25% noncontrolling interest. The amount of the net loss for the six months ended June 30, 2015, and the year ended December 31, 2014, attributed to the noncontrolling interest could range from $13,853 to $0 and $203,428 to $0, respectively, assuming a conversion rate of AutoTek stockholders that range from 50.1 to 100%.  The net loss attributed to Alpine 4 shareholders for the six months ended June 30, 2015, and the year ended December 31, 2014, could range from $(8,624,179) to $(8,638,032) and $(809,477) to $(1,012,905), respectively, assuming a conversion rate of AutoTek stockholders that range from 50.1 to 100%.

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the company’s actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

MARKET PRICES AND DIVIDEND DATA

Stock Prices

There is no established public trading market for Alpine 4’s  Class A common stock, and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resale.  Alpine 4 plans to work with a market maker and other professionals with a view to having Alpine 4’s  Class A common stock accepted for trading on the OTC Markets following the closing of the Asset Purchase Transaction and the Share Exchange.

Shareholders

As of the date of this Registration Statement/Proxy Statement, Alpine 4 had 21 shareholders of record.  The number of shareholders following the Share Exchange cannot be determined at this time, but following the closing of the Share Exchange and the issuance of the Exchange Shares, Alpine 4 will disclose the number of shareholders of record.

Dividends

Alpine 4 has not declared any cash dividends on its common stock since inception and does not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on Alpine 4’s earnings and financial position and such other facts, as the Board of Directors deems relevant.

Director Independence

Alpine 4 is not required by any outside organization (such as a stock exchange or trading facility) to have independent directors.

DIRECTORS AND OFFICERS

As of the date of this Registration Statement/Proxy Statement, the officers and directors of Alpine 4 were the following:

Name	Age	Officer/Position	Board Member/Position
Kent B. Wilson	42	President, Chief Executive Officer, Chief Financial Officer	Director
Charles Winters	38	-	Chairman of the Board
Scott Edwards	60	-	Director
Ian Kantrowitz	35	-	Director

Biographical Information for Kent B. Wilson

Mr. Wilson serves as the Chief Executive Officer, Chief Financial Officer, and Secretary for the Company. Previously, he has raised approximately two million dollars via seed capital and private placement funds to start Crystal Technology Holdings, Ltd./NextSure, LLC.   This company successfully designed, built, and brought two products to market, including an internet-based insurance rating engine that allowed prospective buyers to rate and buy their auto insurance online via a virtual insurance agent.  Since 2002 Mr. Wilson has been actively involved with all facets of corporate financial and operational planning and has held the title of CFO and CEO for several different companies.    Mr. Wilson has also consulted for various finance departments of publicly traded companies such as JDA Software and Switch & Data, Inc. to help them identify and develop best SOX and GAAP practices and procedures. In 2011, Mr. Wilson took over as CFO of United Petroleum Company and helped guide them from a small startup with less than $1 million in revenue to a company with $20 million in revenue and a growth path for 2013 and 2014.Mr. Wilson holds a BA degree in Management and holds an MBA from Northcentral University.

On August 21, 2014, Mr. Wilson formed a corporation, WBK 1 Inc., a Delaware corporation.  On September 17, 2014, WBK 1 Inc. filed a Form 10 with the U.S. Securities and Exchange Commisison.  WBK 1 Inc. is a “shell company” as defined in the rules of the SEC.  Mr. Wilson was the Chief Executive Officer, Secretary, Treasurer and Director of WBK 1 Inc. from its inception through December 28, 2014, when he sold all of his ownership in WBK 1 to an unrelated third party.  WBK 1 disclosed the change in ownership in a Current Report filed with the Commission on December 29, 2014.  There is no relationship between Alpine 4, AutoTek, and WBK 1 Inc.

Biographical Information for Charles Winters

Mr. Winters is an automotive executive with over 10 years of automotive dealership experience.  He is also a principal in several automotive dealerships and repair shops throughout the southwest.  Mr. Winters holds a Bachelor’s Degree in Economics from Auburn University.

Biographical Information for Scott Edwards

Mr. Edwards is automotive sales and marketing executive with over 19 years of experience in the automotive industry.  He currently represents a large national automotive franchise distributorship and has extensive knowledge of the inner workings of the retail and wholesale automotive market.

Biographical Information for Ian Kantrowitz

As Director of Investor Relations, Mr. Kantrowitz is accountable for creating and presenting a consistently applied investment message to our shareholders and the investment community on behalf of Alpine 4. Furthermore, he is responsible for monitoring and presenting management with the opinions of the investment community regarding the company's performance.

Prior to joining the Alpine 4 team, Mr. Kantrowitz was a project manager for two major homebuilders in Phoenix, AZ, Continental Homes and Engle Homes.  Mr. Kantrowitz has also been actively involved in the automotive industry where his in-depth knowledge of the auto industry lends a valuable perspective to our in house product, 6thsenseauto. Additionally, he was a top performing banker for Wells Fargo Bank, ranked number 5 in the country.

EXECUTIVE COMPENSATION

As noted above, Alpine 4 entered into employment agreements with both Mr. Battaglini and Mr. Wilson in 2014.  On April 29, 2015, Mr. Battaglini resigned from all positions with Alpine 4, terminated his employment agreement, and waived all rights to any severance payments under the Employment Agreement.

Kent Wilson

Additionally, on July 16, 2014, the Company entered into an employment agreement with Kent B. Wilson (the “Wilson Agreement”), the Company’s Chief Executive Officer, and Chief Financial Officer.  The Wilson Agreement provides, in part:

-	The term of Mr. Wilson’s employment began on July 16, 2014 and automatically renews at the end of each year, unless Mr. Wilson’s employment with the Company is terminated.

-	Mr. Wilson’s principal duties, as Chief Executive Officer, include:

o	Monitor the overall performance of Alpine 4 Technologies, Ltd.;
o
Meet with management reporting to this position on a regular basis to establish goals, objective and long-range plans for:  Profit, Revenue, Expense, Capital, Sales & Marketing, and Business Development;

o	Provide budgetary guidelines;
o	Establish or approve all corporate policies, including: Operations Policy, Fiscal Policy, Sales and Marketing Policy, Compensation and Benefit Policy, Personnel Policy;
o	Meet with Chief Financial Officer/Controller to monitor the overall financial condition of Alpine 4 Technologies, Ltd.;
o	Establish and execute plans for purchase and/or replacement of equipment and facilities to ensure continued growth; and
o	Ensure that adequate working capital is available to operate the business.

-	Mr. Wilson’s principal duties as Chief Financial officer, include:
o	Work with the CEO and the Board of Directors (BOD) in the financial management and planning of Alpine 4 Technologies, Ltd.;
o	Plan: Plan daily activities that accomplish correct completion of duties of financial reporting staff schedule to sufficiently maintain high levels of work processing and accuracy;
o	Direct: Develop Assigned Task Lists (ATL) and supervise the completion of duties of the financial reporting staff to assure the accomplishment of departmental goals and objectives;
o	Control: Performance is controlled through the Cash Flow, Executive Summary and Monthly Budget Variance Report and evaluating pertinent financial information and take action to correct variances; and
o
Take any reasonable action necessary to carry out the responsibilities of the position, while it is consistent with 1) established company policy, 2) sound business judgment and 3) the achievement of profit.

-
Mr. Wilson’s base salary during the initial 60 days of employment shall be $120,000 per year. Thereafter, his annual salary will be $300,000 per year. Compensation shall be payable twice per month and the Company is entitled to deduct any applicable deductions and remittances as required by law. He is also to be provided an annual increase of 5% in base salary automatically applied at the beginning of each year. Upon the event that the Company’s stock price trades above $3.00 per share, the Company will pay Mr. Wilson a $250,000 performance bonus. Additionally, the Company will issue to Mr. Wilson, 27,000,000 restricted common shares of stock.

-	Mr. Wilson shall also be entitled to a company vehicle or a $1,500 per month car allowance.

Mr. Wilson is to devote full time efforts to the Company pursuant to the Wilson Agreement.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kent Wilson, Chief Executive Officer (Principal Executive Officer)	2014	$0 (see note 1)	$0 (see note 3)	$12,320 (see note 4)	0	0	0	$18,000 (see note 5)	$30,320
Richard Battaglini, President	2014	$0 (see note 2)	$0 (see note 3)	$2,700	0	0	0	$18,000 (see note 5)	$20,700

1.
As noted above, pursuant to his employment agreement, Mr. Battaglini’s base salary during the initial 60 days of employment was to be $150,000 per year. Thereafter, his annual salary would be $300,000 per year. As of the date of this proxy statement/registration statement, the Company has not accrued any salary for Mr. Battaglini. As noted above, on April 29, 2015, Mr. Battaglini resigned from all positions with Alpine 4, and agreed to the termination of his Employment Agreement, and waived any claims for ongoing compensation or severance pay.

2.
As noted above, Mr. Wilson’s base salary during the initial 60 days of employment was to be $120,000 per year. Thereafter, his annual salary will be $300,000 per year. Compensation shall be payable twice per month and the Company is entitled to deduct any applicable deductions and remittances as required by law. He is also to be provided an annual increase of 5% in base salary automatically applied at the beginning of each year.  Mr. Wilson has elected to not take a salary from the Company until the Company has begun generating revenues, either from the LotWatch and ServiceWatch products, or from some other source.  As of the date of this proxy statement/registration statement, the Company has not accrued any salary for Mr. Wilson.

3.	In the event that the Company’s stock price trades above $3.00 per share, the Company will pay Mr. Wilson a $250,000 performance bonus.
4.
As discussed more fully in this Registration Statement/Proxy Statement, Mr. Battaglini agreed to cancel 78,000,000 of these shares (with an aggregate value of $7,800) on October 23, 2014, and agreed to cancel an additional 34, 623, 998 of these shares on April 29, 2015, in connection with his resignation from Alpine 4.

5.	Mr. Wilson is entitled to a company vehicle or a $1,500 per month car allowance.

As of March 31, 2015, because Mr. Battaglini and Mr. Wilson agreed to not take a salary from the Company until the Company had begun to generate revenues, the Company had not accrued any amounts of salary for Mr. Battaglini and Mr. Wilson.

Principal Holders of Voting Securities

The following table sets forth certain information regarding beneficial ownership of Alpine 4 common stock prior to giving effect to the Share Exchange (i) by each person (or group of affiliated persons) who owns beneficially more than five percent of the outstanding shares of common stock, (ii) by each director and executive officer of Alpine 4, and (iii) by all of the directors and executive officers of Alpine 4 as a group.  The table also shows the percentages owned following the issuance in connection with the Share Exchange, assuming 100% participation in the Share Exchange. The percentages are based on the following figures:

-	51,305,469 shares of Alpine 4 Class A common stock outstanding prior to and following the Share Exchange;
-	16,000,000 shares of Alpine 4 Class B common stock outstanding prior to and following the Share Exchange;
-	25,000,000 shares of AutoTek outstanding prior to the Share Exchange; and
-
0 shares of AutoTek common stock outstanding following the Share Exchange (assumes that all AutoTek stockholders participate fully in the Share Exchange, although there can be no guarantee that any of the AutoTek stockholders or how many will participate in the Share Exchange).

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of beneficial owner (1)	Amount of beneficial ownership of Class A Common Stock prior to Share Exchange	Amount of beneficial ownership of Class B Common Stock	Percentage of Class A prior to Share Exchange	Amount of beneficial ownership of Class A Common Stock following Share Exchange	Percentage of Class A following Share Exchange (2)	Voting Power Following Share Exchange (3)

Richard Battaglini, Former Chairman of the Board and Former President	20,602,002	0	40.16%	20,602,002	10.23%	10.23%
Kent B. Wilson, Chief Executive Officer, Chief Financial Officer, Director(4)	24,316,890	10,000,000	47.40%	24,316,890	12.08%	61.76%
Scott Edwards, Director (5)	0	2,000,000	0%	4,520,000	1.25%	11.19%
Charles Winters, Director (6)	0	2,000,000	0%	9,098,000	.3.53%	13.46%
Ian Kantrowitz, Director (7)	0	2,000,000	0%	7,210,940	2.59%	12.52%
All Officers and Directors As a Group (4 persons)	24,316,890	16,000,000	47.40%	55,145,830	19.45%	98.93%

(1)	Except as otherwise indicated, the address of the stockholder is: Alpine 4 Technologies Ltd., 4742 N. 24th Street, Suite 300, Phoenix AZ 85016.
(2)
The percentages listed in the table are based on 67,305,469 shares of Alpine 4 common stock prior to the Share Exchange, and following a hypothetical exchange of all 25,000,000 shares of AutoTek common stock (constituting 100% of the known outstanding shares of AutoTek common stock) for 150,000,000 shares of Alpine 4 common stock, an aggregate of 217,242,392 shares of Alpine 4 common stock outstanding.  There can be no guarantee as to the total number of shares of AutoTek common stock that will be exchanged in the Share Exchange. If fewer than all of the shares of AutoTek common stock are tendered in the Share Exchange, the percentages of shares owned and the total voting power percentages listed in the table above will be higher.

(3)
The Voting Power column includes the effect of shares of Class B common stock held by the named individuals, as indicated in the footnotes below. Each share of Class B common stock has 10 votes.  The total voting power for each person is also explained in the footnotes below.

(4)
Mr. Wilson owns 24,316,890 shares of Class A common stock, and 10,000,000 shares of Class B common stock, which represents an aggregate of 124,316,890 votes, or approximately 61.76% of the voting power following the Share Exchange, assuming a full exchange of 100% of the total outstanding AutoTek common stock.

(5)
Mr. Edwards owned as of the AutoTek Record Date, directly or indirectly, 420,000 shares of AutoTek common stock. Mr. Edwards has indicated his intention to participate in the Share Exchange if the Asset Purchase Transaction is approved.  As such, Mr. Edwards will receive 2,520,000 Exchange Shares of Alpine 4 Common Stock for his 420,000 shares of AutoTek common stock in the Share Exchange.  Additionally, Mr. Edward owns 2,000,000 shares of Alpine 4 Class B Common Stock which together with the Exchange Shares will represent an aggregate of 22,520,000 votes, or approximately 11.19% of the voting power following the Share Exchange, assuming a full exchange of 100% of the total outstanding AutoTek common stock.

(6)
Mr. Winters owned as of the AutoTek Record Date, directly or indirectly, 1,423,000 shares of AutoTek common stock. Mr. Winters has indicated his intention to participate in the Share Exchange if the Asset Purchase Transaction is approved.  As such, Mr. Winters will receive 8,538,000 Exchange Shares of Alpine 4 Common Stock for his 1,423,000 shares of AutoTek common stock in the Share Exchange.  Additionally, Mr. Winters owns 2,000,000 shares of Alpine 4 Class B Common Stock which together with the Exchange Shares will represent an aggregate of 27,098,000 votes, or approximately 13.46% of the voting power following the Share Exchange, assuming a full exchange of 100% of the total outstanding AutoTek common stock.

(7)
Mr. Kantrowitz owned as of the AutoTek Record Date, directly or indirectly, 888,490 shares of AutoTek common stock. Mr. Kantrowitz has indicated his intention to participate in the Share Exchange if the Asset Purchase Transaction is approved.  As such, Mr. Kantrowitz will receive 5,330,940 Exchange Shares of Alpine 4 Common Stock for his 888,490 shares of AutoTek common stock in the Share Exchange.  Additionally, Mr. Kantrowitz owns 2,000,000 shares of Alpine 4 Class B Common Stock which together with the Exchange Shares will represent an aggregate of 25,210,940 votes, or approximately 12.52% of the voting power following the Share Exchange, assuming a full exchange of 100% of the total outstanding AutoTek common stock.

Communication of Results of Share Exchange Totals

Following the closing of the Share Exchange, Alpine 4 will disclose the number of shares of AutoTek common stock exchanged, and the number of shares of Alpine 4  Class A common stock issued, in a report filed with the SEC, most likely a Current Report on Form 8-K or a Quarterly Report on Form 10-Q.

Rationale for the Asset Purchase Transaction

AutoTek’s reasons for the Asset Purchase Transaction

AutoTek’s board of directors believes that the Asset Purchase Transaction will enable the LotWatch and ServiceWatch products to be more broadly available than could occur if they remain held by AutoTek, the private entity.  Prior to AutoTek’s entry into the License Agreement with Alpine 4, AutoTek had commenced but not completed the source code related to LotWatch and ServiceWatch, and had not taken steps to commercialize or monetize the source code.  AutoTek intends to be more of an automobile parts company, focusing on the brake light technology that Mr. Battaglini has developed.  For these reasons, AutoTek entered into the License Agreement with Alpine 4 with respect to the source code.

Additionally, AutoTek’s board of directors believes that Mr. Battaglini’s prior participation with Alpine 4 in a management role helped to leverage his years of experience and participation in the automotive industry, which enabled Alpine 4 to make connections with automobile dealerships and other end users of the two products.  Moreover, the AutoTek board believes that selling the source code relating to LotWatch and ServiceWatch to a public reporting company which seeks to have its shares traded in the public market will enable Alpine 4 to obtain additional funding for the development and distribution of devices that implement the source code, AutoTek management also anticipates that the AutoTek shareholders who elect to participate in the Share Exchange will have the ability to participate in the public market in Alpine 4’s shares, once that market develops.

AutoTek management negotiated with Alpine 4 management relating to the Share Exchange to provide current AutoTek stockholders the opportunity, but not the requirement, to exchange their shares of AutoTek common stock for shares of Alpine 4  Class A common stock.  As such, AutoTek stockholders who wish to become stockholders of Alpine 4 may do so, and those who choose to remain stockholders of AutoTek may do so as well.

AutoTek’s management anticipates that the two entities will proceed with different business strategies and directions, with Alpine 4 focusing more on the software and related devices markets, and AutoTek focusing on the physical automobile product markets.  AutoTek management believes that the two markets are different enough that it is in the best interest of AutoTek and its shareholders to sell the source code assets to a separate entity, and to give the AutoTek shareholders the opportunity to choose to participate in either entity.

AutoTek’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction

By written resolution dated October 24, 2014, the AutoTek board of directors (i) determined that it is advisable and in the best interest of AutoTek and its shareholders to enter into the Agreement, (ii) recommended that the AutoTek shareholders approve the Agreement and the transactions contemplated thereby, including the Asset Purchase Transaction, (iii)  directed that the Asset Purchase Transaction proposal be submitted to a vote at a meeting of AutoTek shareholders and recommended that AutoTek shareholders vote “FOR” the Asset Purchase Transaction proposal, and (iv)  declared the advisability of the Share Exchange, directed that the Share Exchange proposal be submitted to a vote at a meeting of AutoTek shareholders and recommended that AutoTek shareholders vote “FOR” the Share Exchange proposal.

In evaluating the Agreement and the transactions contemplated thereby, including the Asset Purchase Transaction and the Share Exchange, the AutoTek board of directors consulted with AutoTek’s management, as well as AutoTek’s legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Asset Purchase Transaction and the other transactions contemplated by the Agreement, including the potentially positive factors listed below.

•
Knowledge of AutoTek, Alpine 4, and the automotive industry. The AutoTek board’s knowledge of AutoTek’s business, operations, financial condition, asset quality, earnings and prospects, and of Alpine 4’s proposed business, operations, and prospects (including certain risks and uncertainties disclosed in Alpine 4’s SEC filings), taking into account the results of AutoTek’s due diligence review of Alpine 4.

•
Due Diligence. The scope of the due diligence investigation of Alpine 4 conducted by AutoTek’s management, and the results of that investigation.  This due diligence included review of Alpine 4’s SEC filings; conversations with Mr. Wilson, Alpine 4’s CEO and CFO; discussions with Mr. Wilson relating to potential customers for the LotWatch and ServiceWatch products, marketing strategies, manufacturing costs, and business plan..  As a result of the due diligence, AutoTek’s management obtained a greater understanding of the potential market for Alpine 4’s products and services, and Mr. Wilson’s anticipated marketing and business strategies.

•	Recommendation by Management. AutoTek’s management’s recommendation in favor of the Asset Purchase Transaction and the Share Exchange proposal.
•
Likelihood of Completion of the Asset Purchase Transaction. The likelihood that the Asset Purchase Transaction will be completed on a timely basis, including the likelihood that the Asset Purchase Transaction-related proposals will receive the required shareholder approval.

•
Terms of the Agreement; Commitment of the Parties. The terms of the Agreement and the commitment on the part of both parties to complete the Asset Purchase Transaction pursuant to the terms of the Agreement, including the representations, warranties, obligations and rights of the parties under the Agreement, the conditions to each party’s obligations to complete the Asset Purchase Transaction, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions, and the circumstances in which each party is permitted to terminate the Agreement.

The AutoTek Board also considered and balanced against the potentially positive factors concerning the Asset Purchase Transaction a number of potential risks and other negative factors concerning the Asset Purchase Transaction in connection with its deliberations of the proposed transaction, including the following:

•
Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Asset Purchase Transaction and risks and costs to AutoTek if the closing of the Asset Purchase Transaction is not done in a timely manner, or if the Asset Purchase Transaction does not close at all, including the potential impact on the relationships between AutoTek and its employees and customers.  AutoTek intends to focus on technologies and products unrelated to the source code, and AutoTek management believes that continuing to own the source code and software could be a distraction from the Company’s intended focus.  Additionally, there is the possibility that the Asset Purchase Transaction may not be completed, or that completion may be unduly delayed, for reasons beyond the control of AutoTek and/or Alpine 4. If the Asset Purchase Transaction does not receive approval of the AutoTek stockholders and does not close or if the closing is delayed, Alpine 4 may elect to terminate the Licensing Agreement, which could result in a loss of royalties to AutoTek.  Additionally, Alpine 4 may seek to renegotiate the terms of the Licensing Agreement, which could result in fewer royalties paid to AutoTek.

•
Diversion of Focus; Integration. There is a risk that Mr. Battaglini’s focus, attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the Asset Purchase Transaction and integration process.

In view of the wide variety of factors considered in connection with its evaluation of the Asset Purchase Transaction and the complexity of these matters, the AutoTek Board did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision. In addition, individual members of the AutoTek Board may have given different weight to different factors.

The AutoTek Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the AutoTek Board conducted an overall review of the factors described above, including discussions with the senior management team and outside legal and financial advisors.

After careful and due consideration, the AutoTek board of directors unanimously concluded that overall, the risks, uncertainties, restrictions and potential negative factors associated with the Asset Purchase Transaction and the Share Exchange were outweighed by the potential benefits to AutoTek and the AutoTek stockholders of the proposed Asset Purchase Transaction and the Share Exchange. As such, the AutoTek board of directors has determined that the Asset Purchase Transaction and the Share Exchange are fair, advisable and in the best interests of AutoTek and you, and unanimously recommends that you approve the Asset Purchase Transaction and adopt and approve the Agreement and the transactions contemplated thereby by voting your shares in favor of the Asset Purchase Transaction, and that you participate in the Share Exchange by completing and returning the Share Exchange Election Form, and indicating that you elect to participate in the Share Exchange.

Alpine 4 Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction

By written resolution dated October 24, 2014, the Alpine 4 Board (i) determined that the Agreement and the transactions contemplated by the Agreement, including the Asset Purchase Transaction, were fair to, advisable and in the best interests of Alpine 4 and its shareholders, (ii) adopted and approved the Agreement, (iii) directed the Agreement to be submitted to Alpine 4’s shareholders entitled to vote on the agreement for approval by them pursuant to the applicable provisions of Delaware law and Alpine 4’s articles of incorporation and bylaws, and (iv) recommended that the Alpine 4 shareholders approve and vote “FOR” the Asset Purchase Transaction proposal and the Share Exchange proposal.

In evaluating the Agreement and the transactions contemplated by the Agreement, including the Asset Purchase Transaction, the Alpine 4 Board consulted with Alpine 4’s management and legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Asset Purchase Transaction and the other transactions contemplated by the Agreement, including the potentially positive factors listed below.

•
Knowledge of Alpine 4, AutoTek and the automotive industry. The Alpine 4 Board’s knowledge of its business, including its financial condition, operations, business plans, management, asset quality, competitive position, challenges and prospects (including certain risks and uncertainties disclosed in Alpine 4’s SEC filings), as well as its financial plan and prospects if Alpine 4 were to continue without the Asset Purchase Transaction, and of AutoTek’s business, including its financial condition, operations, business plans, management, competitive position, challenges and prospects, with the Alpine 4 Board’s knowledge being enhanced by the due diligence investigation of AutoTek conducted by Alpine 4.

•
Strategic Review Process. The Alpine 4 Board conducted a strategic review process both of AutoTek and of other potential sources for similar assets.  Management of Alpine 4 and their technical advisors reviewed the source code asset owned by AutoTek and the feasibility of its use for the LotWatch and ServiceWatch products, the process of integrating the source code into devices, and manufacturing and software integration costs.  Management reviewed potential competition, barriers to entry into the proposed market, and related factors.  Following the strategic review process, Alpine 4 management determined that it would be financially feasible to integrate AutoTek’s source code assets into physical devices and to offer the integrated products.

•
 Financial Terms of the Asset Purchase Transaction. The payment of the purchase price in the Asset Purchase Transaction  of a relatively low amount of cash and the issuance, in the Share Exchange of  Class A common stock to the AutoTek stockholders.

•
Optimal Strategic Fit. The Alpine 4 Board’s belief that AutoTek’s business and operations offered the best strategic fit to Alpine 4’s planned business and operations, and that, coupled with AutoTek’s business and marketing strategies, the combined assets offered the best short- and long-term synergies and value to Alpine 4’s shareholders.

•
Improved Liquidity. The Alpine 4 Board’s expectation that the Asset Purchase Transaction will result in improved liquidity for Alpine 4 and AutoTek shareholders as a result of the increased equity capitalization and the increased shareholder base of the company. Likelihood of Completion of the Asset Purchase Transaction. The likelihood that the Asset Purchase Transaction will be completed on a timely basis, including the likelihood that the Asset Purchase Transaction-related proposals will receive the required shareholder approval, and the likelihood that all necessary regulatory approvals will be obtained on the anticipated schedule without the imposition of unacceptable conditions.

•
Terms of the Agreement. The terms of the Agreement, including the representations, warranties, obligations and rights of the parties under the Agreement, the conditions to each party’s obligations to complete the Asset Purchase Transaction, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate the Agreement.

The Alpine 4 Board also considered and balanced against the potentially positive factors concerning the Asset Purchase Transaction a number of potential risks and other negative factors concerning the Asset Purchase Transaction in connection with its deliberations of the proposed transaction, including the following:

•
Negative Impacts of Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Asset Purchase Transaction and risks and costs to Alpine 4 if the closing of the Asset Purchase Transaction is not done in a timely manner, or if the Asset Purchase Transaction does not close at all, including the potential impact on the relationships between Alpine 4 and its employees, customers, and other third parties, as well as the potential impact on the trading prices of Alpine 4  Class A common stock. Additionally, there is the possibility that the Asset Purchase Transaction may not be completed, or that completion may be unduly delayed, for reasons beyond the control of AutoTek and/or Alpine 4. If the Asset Purchase Transaction does not receive the approval of the AutoTek shareholders and the Asset Purchase Transaction does not close, Alpine 4 will continue to proceed under the License Agreement, but will be required to continue to pay royalties to AutoTek. Additionally, the term of the License Agreement runs through August 5, 2015, at which time the Company will either need to seek an extension, or will need to obtain other software or source code to integrate into Alpine 4’s devices.

•
Integration Uncertainty. There are challenges inherent in the implementation of acquired assets, including the attendant risks that the anticipated cost savings and synergies and other benefits sought to be obtained from the Asset Purchase Transaction might not be achieved in the time frame contemplated or at all.

•
Transaction Costs. Substantial costs will be incurred by both AutoTek and Alpine 4 in connection with the Asset Purchase Transaction, including legal and accounting fees, as well as the costs of integrating the assets of AutoTek into Alpine 4. Alpine 4 has paid approximately $32,750 relating to the Asset Purchase Transaction, including drafting the Agreement, the preparation of this Registration Statement/Proxy Statement, and fees to professionals to review AutoTek’s corporate documents and conduct other diligence relating to the source code and assets to be acquired.

The preceding discussion of the factors considered by the Alpine 4 Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Asset Purchase Transaction and the complexity of these matters, the Alpine 4 Board found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, the Alpine 4 Board of directors reached its recommendations and determinations based on its evaluation of the totality of the information presented, considered and analyzed during the process. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

The board of directors of Alpine 4 believes that it is in the best interests of Alpine 4 and its stockholders to enter into the Asset Purchase Transaction and to engage in the Share Exchange for several reasons.  First, Alpine 4’s board of directors believes that paying the purchase price with a combination of cash and shares (offered to the AutoTek stockholders) in connection with the purchase of the LotWatch and ServiceWatch products will enable Alpine 4 to benefit from the use and sales of these products much sooner than it could if Alpine 4 had to pay for the products in cash.  Additionally, Alpine 4 will receive the benefit of an initial shareholder base that is familiar with the products and has expressed an interest in participating in the implementation of a business plan and strategy based on the development and deployment of these products.  Additionally, the Alpine 4 board believes that Mr. Battaglini’s connections and experience in the automotive industry will help Alpine 4 make rapid inroads into marketing and sales of these products.   Moreover, the Alpine 4 board of directors believes that the company may be a more attractive for potential investors through ownership of the LotWatch and ServiceWatch products than it would if operating solely under the License Agreement.

As noted, the stockholders of Alpine 4 have each approved the entry by Alpine 4 into the Agreement, and approved the Asset Purchase Transaction and the offering of the Share Exchange.

Governance of Alpine 4 and AutoTek Following Completion of the Asset Purchase Transaction

Assuming the stockholders of AutoTek approve the Asset Purchase Transaction, Kent Wilson will continue to serve as President, Chief Executive Officer, and Chief Financial Officer of Alpine 4, and that Richard Battaglini will continue to serve as Chairman of the Board and President of AutoTek.  Both Mr. Battaglini and Mr. Wilson anticipate that they will serve full time in their respective capacities with Alpine 4 and AutoTek following the closing of the Asset Purchase Transaction.  The Alpine 4 Board of Directors plans to hire other executive officers as needed. The AutoTek board will review its needs following the closing of the Asset Purchase Transaction.

With respect to AutoTek, Mr. Battaglini will continue to work as needed with AutoTek in the weeks following the closing of the Asset Purchase Transaction.  Additionally, Luke Roe, currently serving as Vice President of AutoTek, will continue in management of AutoTek, in a capacity to be determined following the close of the Asset Purchase Transaction.  Biographical information for Mr. Roe is given below.  AutoTek also plans to add additional employees and officers as needed and as finances permit.

G. Luke Roe, 41.  Prior to joining AutoTek, Mr. Roe was the Fixed Operations Director at Moore Chrysler Jeep and Peoria Subaru from spring of 2003 to spring of 2014.  His duties included direct management of 50+ employees, and he had direct oversight of a monthly operating budget of approx. $125,000. He had primary responsibility of direct marketing, and shared oversight for servicing of the dealership’s webpage and specials. Mr. Roe has extensive experience in personnel management and conflict resolution with customers, and manufacturer relations. Mr. Roe’s Customer Satisfaction Scores (CSI scores from JD Power and Associates) were consistently equal to or greater than district zone (96+% scores with Chrysler Corporation and 92%+ with Subaru of America LAX/Southwest district).

Mr. Roe graduated from the National Auto Dealer Association Dealer Academy, (N.A.D.A.) in October 2002 and studied all aspects of dealership management from New and Used car management, new/used car inventory management; Finance: Accounting/Controller operations; Dealer financial statements; Parts and inventory management (ADP/ Reynolds); Service department and fixed operations absorption; and BDC operations.  He is experienced as an arbitration and litigation representative, and also has experience in vendor management and negotiation, and in facilities management

Mr. Roe also oversaw web portal and web design of early web site for dealership sales and service departments, and helped to initiate and administer original dealership network.

Accounting Treatment of the Asset Purchase Transaction and Share Exchange; Share Ownership in Alpine 4 by AutoTek Stockholders

Until the Share Exchange has been completed, the total number of shares of Alpine 4  Class A common stock issuable as Exchange Shares is unknown.  Accordingly, we cannot determine what percentage of Alpine 4 will be owned by the stockholders of AutoTek, in the aggregate, until the Share Exchange has closed.

The following table provides information about the percentage ownership of Alpine 4 for several hypothetical percentages of AutoTek shares exchanged.  The information in the table is based on the following figures:

-	Shares of AutoTek outstanding prior to the Share Exchange: 25,000,000
-	Shares of Alpine 4 outstanding prior to the Share Exchange: 51,305,469
-	Hypothetical exchanges of the number of shares exchanged as shown below.

The table also provides the anticipated accounting treatment for the transaction depending on the level of participation in the Share Exchange.  As noted, until the Share Exchange has been completed, there is no way to determine the number of shares that will be tendered for exchange.  Alpine 4 management anticipates that if fewer than 20% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the cost method of accounting; if between 20% and 50% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the equity method of accounting; and if more than 50% of the AutoTek shares are exchanged, Alpine 4 will account for the transaction using the consolidation method.

Hypothetical Number (Percentage) of AutoTek Shares Exchanged		Shares of Alpine 4 Class A Common Outstanding Prior to Exchange of AutoTek Shares Indicated	Number of Exchange Shares of Alpine 4 issuable	Shares of Alpine 4 Class A Common Outstanding Following Exchange of AutoTek Shares Indicated	Percentage Ownership of Class A Common by AutoTek Shareholders (as a Group) Following Exchange of Shares	Accounting Method
2,500,000	(10%)	51,305,469	15,000,000	66,305,469	22.62%	Equity method
5,000,000	(20%)	51,305,469	30,000,000	81,305,469	36.90%	Equity method
10,000,000	(40%)	51,305,469	60,000,000	111,305,469	53.91%	Consolidation
15,000,000	(60%)	51,305,469	90,000,000	141,305,469	63.69%	Consolidation
18,750,000	(75%)	51,305,469	112,500,000	163,805,469	68.68%	Consolidation
20,000,000	(80%)	51,305,469	120,000,000	171,305,469	70.05%	Consolidation
25,000,000	(100%)	51,305,469	150,000,000	201,305,469	74.51%	Consolidation

Charles Winters and Scott Edwards are directors of AutoTek, as well as shareholders and directors of Alpine 4.  Mr. Winters owns 1,183,000 shares, and Mr. Edwards owns 420,000 shares of AutoTek common stock.  Both Mr. Winters and Mr. Edwards have indicated their intention to exchange their AutoTek shares for shares in Alpine 4 in the Share Exchange, although they are under no contractual obligations to do so.  If they exchange their AutoTek shares, they would be entitled to receive 7,098,000 and 2,520,000 shares, respectively, or an aggregate of 9,618,000 shares of Alpine 4 shares, which would be approximately 4.78% of the total outstanding shares of Alpine 4 Class A common stock, assuming a full exchange of all 25,000,000 shares of AutoTek.

Consequences of Failure to Obtain AutoTek Shareholder Approval of Asset Purchase Transaction

In the event that the AutoTek shareholders do not approve the entry by AutoTek into the Agreement, AutoTek and Alpine 4 will not proceed to close the Asset Purchase Transaction.   Management of Alpine 4 anticipates that Alpine 4 will continue to operate under the License Agreement, which does not expire until August 2016, at which time Alpine 4 will need to seek an extension.  Additionally, if the Asset Purchase Transaction does not close, Alpine 4 will be required to pay royalties to AutoTek through the term of the License Agreement.

Potential Change of Majority Ownership Control in Alpine 4

As shown in the table above, depending on the number of shares of AutoTek common stock which are exchanged in the Share Exchange, a change of control of Alpine 4 could result.  If 40% or more of the AutoTek shares outstanding prior to the Share Exchange are exchanged for Alpine 4 shares, at the exchange ratio of six (6) shares of Alpine 4 Class A common stock for each one (1) share of AutoTek, the AutoTek shareholders as a group will own more than 50% of the outstanding Class A common stock of Alpine 4, which could constitute a change of control of Alpine 4.  Please note, however, that each share of Class B Common Stock has ten (10) votes per share, and that as of the date of his Proxy Statement/Registration Statement, there were 16,000,000 shares of Alpine 4 Class B Common Stock, representing 160,000,000 votes, issued and outstanding.  (As noted herein, the shares of Class B Common Stock are held by the officers and directors of Alpine 4.) As such, while the majority ownership of the Class A common stock may shift to the AutoTek shareholders as a group pursuant to the Share Exchange, the voting control of the Company will not change.

Until the Share Exchange transaction has been completed, there is no way to determine how many shares of AutoTek will be exchanged for shares of Alpine 4 Class A common stock.  Management of both Alpine 4 and AutoTek anticipate that the two companies will continue to operate as separate companies, each pursuing its own businesses and strategies.

Delaware Law Regarding Statutory Mergers

As of the date of this registration statement/proxy statement, Alpine 4 management had no plan to consolidate or merge AutoTek into Alpine 4, irrespective of how many shares of AutoTek are acquired in connection with the Share Exchange. Nevertheless, if Alpine 4 receives at least 90% of the outstanding AutoTek shares in connection with the Share Exchange, Delaware law would permit Alpine 4 to merge with AutoTek, and to pay off in cash the minority AutoTek shareholders.  Please also note that pursuant to Delaware law, the consent of the minority shareholders would not be required, and the minority shareholders would merely be entitled to receive fair value for their shares.  Nevertheless, as noted, as of the date of this registration statement/proxy statement, Alpine 4 management had no plan or intention to consolidate or merge AutoTek into Alpine 4, irrespective of the number of shares of AutoTek acquired by Alpine 4 in connection with the Share Exchange.

Certain U.S. Federal Income Tax Consequences of the Share Exchange

The following summarizes certain U.S. federal income tax consequences of the Share Exchange to U.S. holders (as defined below) of AutoTek common stock who elect to exchange their AutoTek common stock for the Alpine 4 Exchange Shares.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to as the IRC, the U.S. Department of the Treasury, referred to as the Treasury, regulations promulgated under the IRC and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of AutoTek common stock that hold their shares as a capital asset within the meaning of Section 1221 of the IRC. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of AutoTek common stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity;
•	an insurance company;
•	a mutual fund;
•	a regulated investment company or real estate investment trust;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of AutoTek common stock subject to the alternative minimum tax provisions of the IRC;
•	a holder of AutoTek common stock that received such AutoTek shares through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;
•	a person that is not a U.S. holder (as defined below);
•	a person that has a functional currency other than the U.S. dollar;
•	a holder of AutoTek common stock that holds such AutoTek shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•	a U.S. expatriate.

Because the Share Exchange will close after the Asset Purchase Transaction has closed (assuming AutoTek Stockholder Approval), Alpine 4 management cannot determine the exact tax consequences of the Share Exchange to AutoTek shareholders.  Nevertheless, Alpine 4 management believes that it is more likely than not that the exchange of the AutoTek common stock for Alpine 4  Class A common stock in Share Exchange will be a taxable transaction for U.S. federal income tax purposes under the U.S. Internal Revenue Code of 1986, as amended, referred to as the IRC, and may also be taxable under state, local and non-U.S. income and other tax laws.

The determination of the specific tax consequences of the Share Exchange to a particular holder of AutoTek common stock cannot be determined until the Share Exchange has closed, and likely will depend on the holder’s specific situation. Holders of AutoTek common stock who elect to participate in the Share Exchange should consult their own tax advisors as to the tax consequences of the Share Exchange in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AutoTek common stock that is for U.S. federal income tax purposes

•	an individual citizen or resident of the United States;
•
a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the Share Exchange to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds AutoTek common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding AutoTek common stock should consult their own tax advisors.

Dissenters' Rights

Chapter 13 of the Arizona Business Corporation Act provides that a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of a consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange.  The Board of Directors of AutoTek does not believe that the Asset Purchase Transaction constitutes the “sale or exchange of all or substantially all of the property” of AutoTek because AutoTek has other business assets and plans, including the development and sale of the BrakeSafe and other automotive products.  However, to avoid any disputes about whether the sale of the source code to Alpine 4 constitutes a sale of all or substantially all of AutoTek’s assets, the Board of Directors of AutoTek determined to provide dissenters’ rights to the AutoTek stockholders pursuant to Chapter 13 of the Arizona Business Corporation Act.

To receive payment of the fair value of his or her shares, the shareholder must comply in all respects with the requirements and procedures set forth in the Arizona Act for the exercise of dissenters' rights.

Any holder of stock of AutoTek who wishes to dissent from the Asset Purchase Transaction involving the sale of AutoTek’s source code and to obtain payment of the fair value of his shares shall deliver to AutoTek, before the vote is taken on the Asset Purchase Transaction, written notice of the shareholder's intention to demand payment for his shares if the Asset Purchase Transaction is effectuated and not vote his shares in favor of such Asset Purchase Transaction.

If the Asset Purchase Transaction is approved, AutoTek shall, no later than ten days after consummation of the Asset Purchase Transaction, deliver a written notice to all dissenting shareholders. The notice to the dissenters shall:

-	state where the dissenting shareholder's demand for payment must be sent and where and when share certificates shall be deposited;
-
supply a form for demanding payment that includes the date of the first announcement to shareholders of the terms of the proposed Asset Purchase Transaction and that requires that the person asserting dissenters' rights certify whether he acquired beneficial ownership of the shares before the announcement date,

-	set a date by which AutoTek must receive the payment demand, which date shall be at least 30 but not more than 60 days after the date this notice to the dissenters is delivered; and
-	be accompanied by a copy of Sections 10-1320 through 10-1328 of the Arizona Act.

Each dissenting shareholder who has received this notice must demand payment before the demand date, certify whether he acquired beneficial ownership of his or her shares of stock of AutoTek before the date of the first announcement of the terms of the proposed Asset Purchase Transaction, and deposit the certificates representing the shares in accordance with the terms of this notice to the dissenters. A dissenting shareholder who has complied with these obligations is referred to as a complying shareholder. A dissenting shareholder who does not demand payment or deposit his share certificates by the demand date is not entitled to payment for his shares pursuant to Sections 10-1320 through 10-1328 of the Arizona Act.

Upon receipt of a payment demand, AutoTek shall pay each complying shareholder the amount the acquired company estimates to be the fair value of the complying shareholder's shares of stock plus accrued interest. The fair value of the shares shall be the value thereof immediately before the effective time of the Asset Purchase Transaction, excluding any appreciation or depreciation in anticipation of the Asset Purchase Transaction.

If a complying shareholder believes that the amount paid by the acquired company is less than the fair value of the shares or that the interest was incorrectly calculated, if AutoTek fails to make payment within 60 days after the demand date, or if the acquired company, having failed to effectuate the Asset Purchase Transaction, does not return the share certificates deposited with it within 60 days after the demand date, the complying shareholder may give written notice to AutoTek of the complying shareholder's own estimate of the fair value of his shares of stock and of the amount of interest due and may demand payment of this estimate, less any payment previously made by AutoTek. A complying shareholder waives the right to demand an additional payment unless he causes AutoTek to receive the additional payment notice within 30 days after AutoTek made payment for the complying shareholder's shares of stock.

If an additional payment notice remains unsettled, AutoTek shall commence a proceeding within 60 days after receiving the additional payment notice and shall petition the court to determine the fair value of the shares of stock and accrued interest. If AutoTek does not commence the proceeding within the 60-day period, it shall pay to each complying shareholder whose additional payment notice remains unsettled the amount demanded therein.

THE AGREEMENT

The Asset Purchase and Share Exchange Agreement (the “Agreement”) sets forth the terms of, and governs, the Asset Purchase Transaction and the Share Exchange.  The principal terms and conditions of the Agreement are as follows:

The Asset Purchase Transaction

Assuming that the approval of the AutoTek shareholders is obtained, pursuant to the Agreement, AutoTek will sell to Alpine 4, and Alpine 4 will purchase from AutoTek certain of the assets of AutoTek, including but not limited to: (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer (collectively, the “Transferred Assets”).  A full list of the Transferred Assets is included as Exhibit A to the Agreement.

Consideration Paid to AutoTek

Pursuant to the Agreement, in connection with the Asset Purchase Transaction, Alpine 4 will pay to AutoTek the purchase price as follows:

-	Alpine 4 will pay AutoTek the sum of $30,000 (the “Cash Purchase Price”);
-	Alpine 4 will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of this Agreement;
-	Alpine 4 will execute and deliver a signed Assignment and Assumption Agreement;
-
Upon approval by the stockholders of AutoTek, Alpine 4 agreed to offer to exchange shares of its  Class A common stock for shares of AutoTek common stock tendered by AutoTek stockholders who elected to participate in the Share Exchange.  Specifically, Alpine 4 agreed that in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described below, and pursuant to this Registration Statement, Alpine 4 will issue six (6) shares of Alpine 4’s  Class A common stock (collectively, the “Exchange Shares”).

The Closing.  Management of AutoTek and Alpine 4 anticipate that the Closing of the Asset Purchase Transaction will be completed within ten (10) days following the Special Meeting, assuming that approval of the Asset Purchase Transaction is received from the AutoTek stockholders and provided there are no unforeseen delays.

The foregoing summary of the terms and conditions of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement attached as an exhibit hereto.

AUTOTEK SPECIAL MEETING

Date, Time and Place of the Special Meeting; Matters to be Considered at the AutoTek Special Meeting

As stated above in the Notice of Special Meeting, a special meeting of stockholders of AutoTek will be held at 9:00 a.m. local time, on _________________, 2015, at the Alpine 4 corporate offices located at 4742 N. 24th Street, Suite 300, Phoenix AZ 85016, and at any adjournment thereof, for the following purposes:

1. To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets”) to Alpine 4, a public reporting company that plans to use the assets.  The sale by AutoTek of the Acquired Assets is a transaction which gives to the AutoTek shareholders Dissenters’ Rights under Arizona law.  The Dissenters’ Rights are more fully discussed above.

2. To approve any motion to adjourn the AutoTek special meeting, if necessary or appropriate, to solicit additional proxies (the “AutoTek Adjournment” proposal).

The board of AutoTek anticipates that AutoTek will transact no other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement thereof.

The AutoTek Board of Directors has set _______________, 2015, as the record date (the “AutoTek Record Date”) for the AutoTek Special Meeting. Only holders of record of AutoTek common stock at the close of business on ____________ 2015, will be entitled to notice of and to vote at the AutoTek Special Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the AutoTek Special Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of AutoTek common stock.

As of the AutoTek Record Date, there were 25,000,000 shares of AutoTek issued and outstanding and entitled to vote on the matters presented at the Special Meeting.

Quorum

The presence at the AutoTek special meeting, in person or by proxy, of the holders of a majority of the shares of AutoTek common stock issued and outstanding on the Record Date for the AutoTek special meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.  If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the special meeting until a quorum has been obtained.

Required Vote

Required Vote to approve the entry by AutoTek into the Agreement (Item 1 on the AutoTek Proxy Card)

The affirmative vote of a majority of the outstanding shares of AutoTek common stock entitled to vote on such proposal is required to approve the entry by AutoTek into the Agreement.  The entry by AutoTek into the Asset Purchase and Share Exchange Agreement, and by extension, the Asset Purchase Transaction, must be approved by the holders of a simple majority of the outstanding shares of AutoTek as of the Record Date.  In other words, a vote of the “independent” stockholders of AutoTek, i.e. those who are not also holders of Alpine 4 shares, is not required.

Required Vote to Approve the AutoTek Adjournment Proposal (Item 2 on the AutoTek Proxy Card)

The affirmative vote of a majority of the shares of AutoTek common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the AutoTek Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the AutoTek special meeting, an abstention occurs when an AutoTek shareholder attends the AutoTek special meeting, either in person or by proxy, but abstains from voting.

•	For the Asset Purchase Transaction proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.
•
For the AutoTek Adjournment proposal, if an AutoTek shareholder present in person at the AutoTek Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If an AutoTek shareholder is not present in person at the AutoTek Special Meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Voting of Proxies; Incomplete Proxies

Giving a proxy means that an AutoTek shareholder authorizes the persons named in the enclosed proxy card to vote his or her shares at the AutoTek Special Meeting in the manner it directs. An AutoTek shareholder of record may vote by proxy or in person at the meeting. To vote by proxy, an AutoTek shareholder may tender his or her votes by mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

AutoTek management requests that AutoTek shareholders vote by completing and signing the accompanying proxy and returning it to AutoTek as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of AutoTek stock represented by it will be voted at the AutoTek Special Meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of AutoTek common stock represented by the proxy will be voted as recommended by the AutoTek Board. Unless an AutoTek shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the AutoTek special meeting.

Every AutoTek’s shareholder’s vote is important. Accordingly, each AutoTek shareholder should sign, date and return the enclosed proxy card, whether or not the AutoTek shareholder plans to attend the AutoTek special meeting in person.

Revocability of Proxies and Changes to an AutoTek Shareholder’s Vote

An AutoTek shareholder of record has the power to change its vote at any time before its shares are voted at the AutoTek Special Meeting by:

•	notifying AutoTek’s Corporate Secretary in writing at 4742 N. 24th Street, Suite 300, Phoenix AZ 85016, that the shareholder is revoking his or her proxy; or
•	voting in person at the AutoTek special meeting (although attendance at the AutoTek special meeting will not in and of itself constitute a revocation of a proxy).

Solicitation of Proxies

The solicitation of proxies from AutoTek shareholders is made on behalf of the AutoTek Board. Alpine 4 will pay the cost and expenses of printing and mailing this joint proxy statement/registration statement and all fees paid to the SEC.

AutoTek will pay the costs of soliciting and obtaining proxies from AutoTek shareholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by AutoTek officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Following the special meeting, AutoTek and its agents will tally the votes, and Alpine 4 and AutoTek will communicate with the AutoTek stockholders relating to the outcome of the vote on the Asset Purchase Transaction.

Assuming approval by the stockholders of AutoTek, the Share Exchange Offer will be open for a period (the “Exchange Period”) of forty-five (45) calendar days following the AutoTek Special Meeting.  AutoTek stockholders may tender shares of AutoTek stock for participation in the Share Exchange during the Exchange Period.  Any AutoTek stockholder who tenders AutoTek shares in the Share Exchange shall have the right to withdraw any such shares tendered at any time until the closing of the Exchange Period.  Alpine 4 agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days following the Close of the Exchange Period.  Alpine 4 and AutoTek agreed that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange.  Additionally, any AutoTek stockholders who elect to not participate in the Share Exchange will remain stockholders of AutoTek.

Procedures for Surrendering AutoTek Stock

Alpine 4’s transfer agent is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

Shareholders of AutoTek who elect to participate in the Share Exchange and exchange their shares for shares of Alpine 4  Class A common stock should complete the Share Exchange Election Form, included with this proxy statement/registration statement.  The Share Exchange Election Form may (i) be sent to Alpine 4’s transfer agent, Action Stock Transfer Corporation, in the enclosed return-addressed envelope, or (2) be turned in to the AutoTek Special Meeting.  AutoTek shareholders who know or suspect that they will not be attending the AutoTek Special Meeting and who would like to indicate their intention to participate in the Share Exchange should complete and return the Share Exchange Election Form to Alpine 4’s transfer agent promptly, to avoid missing the opportunity to participate in the Share Exchange.

PLEASE DO NOT SEND YOUR AUTOTEK STOCK CERTIFICATES IN WITH THE SHARE EXCHANGE ELECTION FORM, OR BRING THEM TO THE AUTOTEK SPECIAL MEETING. YOU WILL BE CONTACTED BY ALPINE 4’S TRANSFER AGENT WITH RESPECT TO THE MANNER OF THE EXCHANGE AND WHEN AND WHERE TO SEND YOUR CERTIFICATE IF YOU CHOOSE TO PARTICIPATE IN THE SHARE EXCHANGE.

Voting by AutoTek Directors and Executive Officers

On the AutoTek Record Date, directors and executive officers of AutoTek and their affiliates owned and were entitled to vote 1,503,000 shares of AutoTek common stock, representing approximately 6.01% of the shares of AutoTek common stock outstanding on that date. AutoTek currently expects that its directors and executive officers will vote their shares in favor of the Asset Purchase Transaction and elect to participate in the Share Exchange, although none of them has entered into any agreements obligating them to do so.

DESCRIPTION OF ALPINE 4 COMMON STOCK

Authorized Capital Stock

On August 14, 2015, the Board of Directors approved an amendment to the Certificate of Incorporation of Alpine 4 Technologies Ltd. (the “Company”) to change the capital structure of the Company, and recommended the amendment to the shareholders of the Company.  On August 24, 2015, the shareholders approved the filing of a Second Amended and Restated Certificate of Incorporation to change the capital structure of the Company.

On August 26, 2015, the Company filed a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of Delaware to change the capital structure of the Company and to file the Second Amended and Restated Certificate.  The Second Amended and Restated Certificate became effective on the date of filing.

Change in Capital Structure

Pursuant to the Second Amended and Restated Certificate of Incorporation, the Company is now authorized to issue two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

The Company’s authorized capital stock now consists of 605,000,000 shares, each with a par value of $0.0001 per share, of which:

•	500,000,000 shares are designated as Class A common stock, of which there were 51,305,469 shares issued and outstanding as of the date of this Proxy Statement/Registration Statement.

•	100,000,000 shares are designated as Class B common stock, of which there were 16,000,000 shares issued and outstanding as of the date of this Proxy Statement/Registration Statement.

•	5,000,000 shares are designated as preferred stock, of which there were no shares issued and outstanding as of the date of this Proxy Statement/Registration Statement..

The following summarizes the important provisions of Alpine 4’s capital stock.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase Alpine 4’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock, except as disclosed above.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Alpine 4 without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

As of the date of this Registration Statement, Alpine 4 did not have any outstanding shares of Preferred Stock. Alpine 4 previously issued shares of Series A Preferred Stock in connection with the transaction with Pure Mobility, discussed in more detail in the financial statements included herewith, but when that transaction was rescinded, the shares of Series A Preferred Stock were returned to Alpine 4 and canceled.

As discussed herein, Alpine 4 has entered into a Stock Purchase Agreement (the “Paragon Agreement”) with Paragon Fabricators Incorporated and Paragon Field Services, Inc., both Texas corporations (collectively, “Paragon”), and their two shareholders, James Saulsberry and H.M. Nipp Sr. (collectively, the “Paragon Sellers”).  Pursuant to the Paragon Agreement, Alpine 4 agreed to issue 500,000 shares of a to-be-created Series B Preferred Stock, which are redeemable by Alpine 4 pursuant to terms to be agreed on by Alpine 4 and the Paragon Sellers.

As of the date of this Registration Statement, Alpine 4, Paragon, and the Paragon Sellers had not finalized their negotiation of the specific terms, rights, or preferences of the Series B Preferred.  As such, the following proposed terms of the to-be-created Series B Preferred Stock may change prior to the actual filing of the Certificate of Designation and the issuance of the Series B Preferred Stock.  The anticipated rights and preferences of the to-be-issued Series B Preferred stock include:

-	Voting Rights: no voting rights.

-	Conversion Rights: no conversion rights.

-	Liquidation Preferences: including repayment of the stated value of the Series B Preferred Stock held at the time, prior to any payments made to the holders of junior securities.

-
Redemption Rights: Alpine 4 may redeem all of the shares of Series B Preferred Stock held by the Paragon Sellers through payment of the Note to be issued in connection with the transaction with the Paragon parties.  (Alpine 4 and the Paragon parties anticipate the Series B Preferred will act as security for the payment of the Note, and once the Note has been paid, Alpine 4 anticipates that the Series B Preferred Shares will be redeemed, and returned to Alpine 4 and canceled.)

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

The description of certain matters relating to the securities of Alpine 4 is a summary and is qualified in its entirety by the provisions of Alpine 4’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to Alpine 4’s Registration Statement on Form 10 filed with the SEC on May 7, 2014.

Dividends

We have not paid any dividends on our common stock and do not presently intend to pay cash dividends. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination, if any. The payment of any dividends subsequent to a business combination, if any, will be within the discretion of our then existing board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

As of the date of this proxy statement/registration statement, our transfer agent was Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF ALPINE 4 AND AUTOTEK

Alpine 4 is incorporated under the laws of the State of Delaware and, accordingly, the rights of Alpine 4 shareholders are governed by the Delaware General Corporate Law (“DGCL”). AutoTek is incorporated under the laws of the State of Arizona, and accordingly, the rights of AutoTek shareholders are currently governed by the Arizona corporate law (“ACL”). Assuming the Asset Purchase Transaction closes, Alpine 4 will continue to be governed by the DGCL.  All AutoTek stockholders who elect to participate in the Share Exchange will receive shares of Alpine 4  Class A common stock as the Exchange Shares and become Alpine 4 shareholders, the rights of which are also governed by the DGCL, as well as Alpine 4’s Certificate of Incorporation (as amended to date) and Bylaws.

The following description summarizes the material differences between the rights of the shareholders of Alpine 4 and AutoTek, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Shareholders should read carefully the relevant provisions of the certificate of incorporation and bylaws of Alpine 4 (as amended) and the articles of incorporation and bylaws of AutoTek. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 68.

All references within this section to (i) Alpine 4’s charter means the certificate of incorporation as amended to date, (ii) Alpine 4’s bylaws means the bylaws of Alpine 4, (iii) AutoTek’ss charter means the articles of incorporation of AutoTek and (iv) AutoTek’ss bylaws means bylaws of AutoTek, unless otherwise noted.

Rights of Alpine 4 Shareholders	Rights of AutoTek Shareholders

Authorized Capital Stock

The authorized capital stock of Alpine 4 consists of 500,000,000 shares of Class A Common Stock, par value $.0001 per share, (the "Class A Common Stock"), of which there were 51,305,469 shares issued and outstanding as of the date of this proxy statement/registration statement; 100,000,000 shares of Class B Common Stock, par value $.0001 per share, (the "Class BA Common Stock," and where the rights of the two classes are the same, the “Common Stock”), of which there were 16,000,000 shares issued and outstanding as of the date of this proxy statement/registration statement;  and 5,000,000 shares of Preferred Stock, (the “Preferred Stock”) par value $.0001 per share, of which none have been designated or issued.
The authorized capital stock of AutoTek consists of 40,000,000 shares of common stock, no par value per share, and no shares of preferred stock authorized.

Special Meetings of Shareholders

The DGCL provides that a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Alpine 4’s Bylaws provide that the President, or the Board of Directors may call special meetings of the stockholders at any time, or stockholders entitled to cast at least one-fifth of the votes, which all stockholders are entitled to cast at the particular meeting.

The Arizona corporation law (“ACL”) provides that a corporation shall hold a special meeting of its shareholders on the call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws.  AutoTek’s charter and AutoTek’s bylaws provide that a special meeting of shareholders may be called by the President or Secretary or by the holders of at least a majority of the outstanding shares of stock.

Notice of Shareholder Meetings

The DGCL and Alpine 4’s bylaws provide that written notice of any meeting must be given not less than 10 or more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting, unless otherwise required by law.

The (“ACL”) and AutoTek’s bylaws provide that written notice shall be given not less than 10 nor more than 60 days before the meeting date, except that notice shall be given not less than 20 nor more than 60 days before the shareholder meeting in the case of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets other than in the regular course of business or the dissolution of the corporation.

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors

Alpine 4’s bylaws do not specify requirements for shareholders to propose business to be brought before an annual meeting.	AutoTek’s bylaws do not specify requirements for shareholders to propose business to be brought before an annual meeting.

Shareholder Action by Written Consent

The DGCL provides that unless otherwise provided in the certificate of incorporation, shareholders may act by written consent of the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders at which all shares entitled to vote were present and voted.

Alpine 4’s Bylaws provide that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Alpine 4’s Bylaws also provide that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

The ACL provides that actions required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action.

AutoTek’s bylaws provide that any action that may be taken by vote of the stockholders at a meeting may be taken without a meeting if approved by the written consent of the holders of at least a majority of the voting power, unless the ACL requires a greater proportion of voting power, which it does.

Cumulative Voting

The DGCL provides that a corporation may provide in its certificate of incorporation for cumulative voting by shareholders in the election of directors.

Alpine 4’s Bylaws are silent with respect to cumulative voting by shareholders in the election of directors.

The ACL provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

The AutoTek Articles and bylaws are silent with respect to cumulative voting.

Appraisal and Dissenters’ Rights

The DGCL provides that appraisal rights are available in certain circumstances for shares of a constituent corporation in a merger. Because the transactions in which Alpine 4 is involved with AutoTek do not constitute a merger, Alpine 4 shareholders do not have appraisal rights in connection with the Asset Purchase Transaction or the Share Exchange.

The ACL provides that shareholders are entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, specified corporate actions. Although the Asset Purchase Transaction is not included in the types of transactions requiring dissenters’ rights under the ACL, the AutoTek Board determined to provide dissenters’ rights to the AutoTek shareholders in connection with the Asset Purchase Transaction.  Accordingly, AutoTek shareholders entitled to vote on the Asset Purchase Transaction have the right to dissent from, and obtain payment of the “fair value” of their shares in connection with the Asset Purchase Transaction.  See “Dissenters’ Rights” beginning on page 53.

Number of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by or in the manner provided in the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number may be made only by an amendment to the certificate of incorporation.

Alpine 4’s charter and bylaws provide that the number of directors constituting the Alpine 4 Board will be not less than one. The number of directors which will constitute the whole Alpine 4 Board will be determined from time to time by resolution adopted by a majority of the Alpine 4 Board then in office.

The ALC provides that a board of directors shall consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws, and that the articles of incorporation or bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or the board of directors.

The AutoTek bylaws provide that the initial number of directors was to be three, and that the number could be increased or decreased, although to not fewer than one or more than fifteen.

Election of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The ALC provides that directors shall be elected at the first annual shareholders' meeting and at each annual meeting thereafter unless their terms are staggered.
Alpine 4’s Bylaws provides that each director will be elected by written ballot.	The AutoTek bylaws provide that directors are to be elected at the annual meeting and that each director shall hold office until his successor is elected and qualified.

Removal of Directors

The DGCL provides in relevant part that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors except that, unless the certificate of incorporation provides otherwise, if the corporation has a classified board, shareholders may effect such removal only for cause.

Alpine 4’s Bylaws provide that any director may be removed with or without cause at any time by the affirmative vote of shareholders holding of record in the aggregate at least a majority of the outstanding shares of the corporation at a special meeting of the shareholders called for that purpose, and may be removed for cause by action of the Board.

The ALC provide that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause; that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director; that if less than the entire board is to be removed, a director shall not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal; and that a director may be removed by the shareholders only at a meeting, and the meeting notice shall state that the purpose or one of the purposes of the meeting is removal of the director.

The AutoTek Articles are silent with respect to the removal of directors. The AutoTek bylaws provide that the holders of two-thirds of the outstanding shares may peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose, or by a written statement filed with the corporate secretary.

Vacancies on the Board of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the corporation has a classified board, any directors chosen as provided above, shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Alpine 4’s Bylaws provide that a vacancy on the Alpine 4 Board may be filled by the remaining directors.

The ALC provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, either:
1. The shareholders may fill the vacancy.
2. The board of directors may fill the vacancy.
3. If the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all of the directors remaining in office.  The ALC also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

The AutoTek bylaws provide that a vacancy or vacancies in the board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or special meeting.

and AutoTek

Transactions with Officers or Directors

The DGCL provides that certain contracts or transactions in which one or more of a corporation’s directors or officers has an interest are not void or voidable solely because of such interest if either: (i) the shareholders or a majority of the disinterested members of the board of directors approve in good faith any such contract or transaction after full disclosure of the material facts; or (ii) the contract or transaction is “fair” as to the corporation at the time it was approved.

Alpine 4’s charter and Bylaws are silent on transactions with officers and directors.

The ALC provides that a transaction that is effected or proposed to be effected by a corporation, and that is not a director's conflicting interest transaction shall not be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, because a director of the corporation, or any person with whom or with which the director has a personal, economic or other association, has an interest in the transaction.  The ACL also provides that a director's conflicting interest transaction shall not be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, because the director, or any person with whom or with which the director has a personal, economic or other association, has an interest in the transaction, if either:
1. Directors' action respecting the transaction was taken at any time in compliance with the ACL; or
2. Shareholders' action respecting the transaction was taken at any time in compliance with the ACL; or
3. The transaction, judged according to the circumstances at the time of commitment, is established to have been fair to the corporation.

AutoTek’s Articles and bylaws are silent on transactions with officers and directors.

Indemnification of Directors and Officers

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Alpine 4’s charter provides that Alpine 4 shall indemnify its directors and officers to the fullest extent authorized or permitted by law.

Alpine 4’s Bylaws provide that Alpine 4 shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding by reason of the fact that such person is or was a director or officer of Alpine 4, or is or was a director or officer of Alpine 4 serving at the request of Alpine 4 as a director or officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Alpine 4, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The DGCL and Alpine 4’s Bylaws permit Alpine 4 to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of Alpine 4 against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not Alpine 4 would have the power to indemnify him or her against such liability, and whether or not Alpine 4 would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

The ALC provides that a corporation may indemnify an individual made a party to a proceeding because either:
1. The individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:
(a) The individual's conduct was in good faith.
(b) The individual reasonably believed:
(i) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.
(ii) In all other cases, that the conduct was at least not opposed to its best interests.
(c) In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful.
2. The director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.
The ACL also provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding; and that unless limited by its articles of incorporation or the ACL, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or the ACL, a corporation shall pay an outside director's expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by the ACL, and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The AutoTek bylaws provide that any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Arizona from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

Amendments to Certificate/Articles of Incorporation

The DGCL provides that an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Alpine 4’s charter provides that the charter may be amended as prescribed therein or by the laws of the State of Delaware.

The ALC provides that a corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders.  The ALC further provides that for the amendment to be adopted both:
(a) The board of directors shall recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for that determination to the shareholders with the amendment.
(b) The shareholders entitled to vote on the amendment shall approve the amendment.
The ALC provides that the board of directors may condition its submission of the proposed amendment on any basis; and that the corporation shall notify each shareholder, whether or not entitled to vote, of the proposed shareholders' meeting; and that the notice of meeting shall also state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and shall contain or be accompanied by a copy or summary of the amendment.

The AutoTek form Articles do not address amendments to the Articles.

Amendments to Bylaws

The DGCL provides that bylaws may be adopted, amended or repealed by the shareholders entitled to vote. The DGCL provides that directors may adopt, amend or repeal a corporation’s bylaws only if the certificate of incorporation confers such power upon the directors.

Alpine 4’s charter provides that the Alpine 4 Board is authorized to amend or repeal Alpine 4’s bylaws pursuant to the DGCL.

The ALC provides that a corporation's board of directors may amend or repeal the corporation's bylaws unless either:
1. The articles of incorporation or the ALC reserve this power exclusively to the shareholders in whole or part; or
2. The shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.
The ALC also provides that a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by the board of directors.

The AutoTek bylaws provide that they may be amended by a majority vote at an annual or special meeting of the stockholders.  The AutoTek bylaws also provide that a majority of the board of directors may amend the bylaws, but that the stockholders may specify particular provisions that may not be amended by the board of directors.

Approval of Certain Fundamental Transactions

The DGCL provides that, unless otherwise specified in a corporation’s certificate of incorporation or unless certain provisions of the DGCL are applicable, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote on the matter. Under the DGCL, a merger may also become effective without the approval of the surviving corporation’s shareholders if certain requirements are met.

Alpine 4’s charter does not include any contrary provisions.

The ALC provides that on terms and conditions and for the consideration determined by the corporation's board of directors, a corporation may sell, lease, exchange or otherwise dispose of all or substantially all of its property, with or without the goodwill, other than in the usual and regular course of business, or may merge with another corporation, if the board of directors proposes and its shareholders approve the proposed transaction.  The ALC also provides that for a transaction to be authorized:
1. The board of directors shall recommend the proposed transaction to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the submission of the proposed transaction.
2. The shareholders entitled to vote shall approve the transaction.
The ALC provides that the board of directors may condition its submission of the proposed transaction on any basis.

The AutoTek Articles and bylaws do not contain any contrary provisions.

Certain Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or (iii) at or subsequent to that time, the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder. For these purposes, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of Alpine 4’s voting stock.

Delaware corporations can opt-out of this provision under certain circumstances. Alpine 4’s charter does not address DGCL Section 203.

The ALC provisions relating to business combinations with interested shareholders apply only to issuing public corporations, and as such, are inapplicable to AutoTek.

AutoTek’s articles and bylaws do not address business combinations with interested shareholders.

Shareholder Rights Plan

Alpine 4 does not have a shareholder rights plan.	AutoTek does not have a shareholder rights plan.

Proxies

The DGCL provides that each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may grant a proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, the appointment is coupled with an interest sufficient in law to support an irrevocable power.

Alpine 4’s bylaws provide that no proxy shall be voted or acted upon after three years from its date, unless such proxy shall provide for a longer period. Each proxy will be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law.

The ALC provides that A shareholder may vote its shares in person or by proxy, and that each shareholder who is entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action without a meeting may in writing authorize another person or persons to act for the shareholder by proxy. The ALC provides that a person or persons shall not vote or act on the proxy twelve months or more after the date on the proxy statement, and that a proxy is effective when the secretary or other officer or agent who is authorized to tabulate votes receives the proxy.  The ALC provides that an executed proxy is revocable by the shareholder unless the proxy conspicuously states that it is irrevocable and it is coupled with an interest.

The AutoTek bylaws provide that At any meeting of the stockholders any stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing, and that no proxy or power of attorney to vote shall be used to vote at a meeting of the stockholders unless it shall have been filed with the secretary of the meeting when required by the inspectors of election.

Preemptive Rights

The DGCL provides that no shareholder will have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.

Alpine 4’s charter does not grant shareholders any preemptive rights.

The ALC provides that the shareholders of a corporation do not have any preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide.

Neither the Articles nor the bylaws of AutoTek grant any preemptive rights to shareholders.

Dividends

The DGCL provides that a board of directors may declare and pay dividends out of “surplus” (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Alpine 4’s Bylaws provide that the Board of Directors may declare and pay dividends upon the outstanding shares of the corporation, from time to time and to such extent as they deem advisable, in the manner and upon the terms and conditions provided by statute and the Certificate of Incorporation.

The ALC provides that a board of directors may authorize and the corporation may make distributions to its shareholders subject to restriction by the articles of incorporation and the limitation in the ALC.  The ALC also provides that a distribution shall not be made if, after giving it effect, either:
1. The corporation would not be able to pay its debts as they become due in the usual course of business.
2. The corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

AutoTek’s bylaws provide that dividends upon the capital stock of the corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Articles of Incorporation

Voting Rights

Holders of Alpine 4 Class A and Class B common stock have identical rights, except that holders of Alpine 4 Class A common stock are entitled to one vote per share and holders of Alpine 4 Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. As noted above, Alpine 4 has not provided for cumulative voting for the election of directors in the Alpine 4 Certificate of Incorporation as amended to date.
AutoTek’s shares of common stock are entitled to one vote per share. AutoTek does not have multiple classes of Common Stock.

Conversion Rights

Alpine 4’s Class A common stock is not convertible into any other shares of its capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation.

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.
AutoTek’s shares of common stock are not convertible into any other shares of AutoTek’s capital stock.

LEGAL MATTERS

The validity of the Alpine 4  Class A common stock will be passed upon for Alpine 4 by Kirton McConkie, P.C., counsel to Alpine 4.

EXPERTS

The consolidated financial statements of Alpine 4 as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of Anton & Chia, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at  1-800-SEC-0330 or  202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov.

Alpine 4 has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/registration statement forms a part. The registration statement registers the shares of Alpine 4  Class A common stock to be issued to AutoTek shareholders in connection with the Share Exchange. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Alpine 4 and AutoTek, respectively.

You can obtain any of Alpine 4’s SEC filings from the SEC, through the SEC’s website at www.sec.gov, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:
Alpine 4 Technologies, Ltd
4742 N. 24th Street, Suite 300
Phoenix AZ 85016
Telephone: 855-777-0077

These documents are available from Alpine 4 without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/registration statement forms a part. You can also find information about Alpine 4 at its Internet websites at www.alpine4.com. Information contained on the website does not constitute part of this joint proxy statement/registration statement.

INFORMATION REGARDING DISSENTERS’ RIGHTS

Below are the sections of the Arizona Code, Title 10, Chapter 13, that AutoTek is required to provide to all of its stockholders to apprise them of their Dissenters’ Rights in connection with the Asset Purchase Transaction.  Please review this information carefully.

10-1301. Definitions
In this article, unless the context otherwise requires:
1. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.
4. "Fair value" with respect to a dissenter's shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.
5. "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.
6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
7. "Shareholder" means the record shareholder or the beneficial shareholder.
10-1302. Right to dissent
A. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:
1. Consummation of a plan of merger to which the corporation is a party if either:
(a) Shareholder approval is required for the merger by section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.
(b) The corporation is a subsidiary that is merged with its parent under section 10-1104.

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it either:
(a) Alters or abolishes a preferential right of the shares.
(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 10-604.
5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code section 80a-1 through 80a-64).
D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.
10-1303. Dissent by nominees and beneficial owners
A. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder's other shares were registered in the names of different shareholders.
B. A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if both:
1. The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.
10-1320. Notice of dissenters' rights
A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article.
B. If corporate action creating dissenters' rights under section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in section 10-1322.
10-1321. Notice of intent to demand payment
A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall both:
1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.
2. Not vote the shares in favor of the proposed action.
B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

10-1322. Dissenters' notice
A. If proposed corporate action creating dissenters' rights under section 10-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 10-1321.
B. The dissenters' notice shall be sent no later than ten days after the corporate action is taken and shall:
1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.
2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.
3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.
4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.
5. Be accompanied by a copy of this article.
10-1323. Duty to demand payment
A. A shareholder sent a dissenters' notice described in section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 10-1322, subsection B, paragraph 3 and deposit the shareholder's certificates in accordance with the terms of the notice.
B. A shareholder who demands payment and deposits the shareholder's certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
C. A shareholder who does not demand payment or does not deposit the shareholder's certificates if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this article.
10-1324. Share restrictions
A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 10-1326.
B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
10-1325. Payment
A. Except as provided in section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with section 10-1323 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.
B. The payment shall be accompanied by all of the following:
1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.
2. A statement of the corporation's estimate of the fair value of the shares.
3. An explanation of how the interest was calculated.
4. A statement of the dissenter's right to demand payment under section 10-1328.
5. A copy of this article.
10-1326. Failure to take action
A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under section 10-1322 and shall repeat the payment demand procedure.
10-1327. After-acquired shares
A. A corporation may elect to withhold payment required by section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment under section 10-1328.

10-1328. Procedure if shareholder dissatisfied with payment or offer
A. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and either demand payment of the dissenter's estimate, less any payment under section 10-1325, or reject the corporation's offer under section 10-1327 and demand payment of the fair value of the dissenter's shares and interest due, if either:
1. The dissenter believes that the amount paid under section 10-1325 or offered under section 10-1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.
2. The corporation fails to make payment under section 10-1325 within sixty days after the date set for demanding payment.
3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter's shares.
10-1330. Court action
A. If a demand for payment under section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
B. The corporation shall commence the proceeding in the court in the county where a corporation's principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.
C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.
D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master's report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
E. Each dissenter made a party to the proceeding is entitled to judgment either:
1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.
2. For the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 10-1327.
10-1331. Court costs and attorney fees
A. The court in an appraisal proceeding commenced under section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 10-1328.
B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:
1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.
2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327.
3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers; Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Tenth of Alpine 4’s Charter provides that, “to the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.”

Article XI, Section 1(a)  of Alpine 4’s Bylaws further provides that “Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation…shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, Alpine 4 has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at  1-800-SEC-0330 or  202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/registration statement.

Alpine 4 has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/registration statement forms a part. The registration statement registers the shares of Alpine 4  Class A common stock to be issued to AutoTek Incorporated shareholders in connection with the Share Exchange. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Alpine 4 and AutoTek, respectively. The rules and regulations of the SEC allow Alpine 4 and AutoTek to omit certain information included in the registration statement from this joint proxy statement/registration statement.

You can obtain any of the publicly filed documents of Alpine 4, including its Registration Statement on Form 10, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K from the SEC, through the SEC’s website at the address indicated above, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:
Alpine 4 Technologies Ltd.
4742 N. 24th Street, Suite 300
Phoenix AZ 85016
Telephone: 855-777-0077

These documents are available from Alpine 4 without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/registration statement forms a part. You can also find information about Alpine 4 at its Internet website at www.alpine4.com. Information contained on the website does not constitute part of this joint proxy statement/registration statement.

Undertakings

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY FOR ALPINE 4 TECHNOLOGIES LTD.

Pursuant to the requirements of the Securities Act of 1933, Alpine 4 Technologies Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on November 3, 2015.

ALPINE 4 TECHNOLOGIES LTD.

By:	/s/ Kent B. Wilson
Name:	Kent B. Wilson,
Title: Chief Executive Officer (Principal Executive Officer), President, Chief Financial Officer (Principal Financial Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kent B. Wilson	Chief Executive Officer, President	November 3, 2015.
Kent B. Wilson	Chief Financial Officer, Director

/s/ Scott Edwards	Director	November 3, 2015.
Scott Edwards

/s/ Charles Winters	Chairman of the Board	November 3, 2015.
Charles Winters

/s/ Ian Kantrowitz	Director	November 3, 2015.
Ian Kantrowitz

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase and Share Exchange Agreement (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement) (previously filed).

3.1	Certificate of Incorporation of Alpine 4 Technologies Ltd. (incorporated by reference to Exhibit 3.1 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

3.2	Certificate of Amendment to Certificate of Incorporation, dated June 27, 2014 (incorporated by reference to Exhibit 3.3 to Alpine 4’s Current Report on Form 8-K filed July 18, 2014).

3.3	Certificate of Amendment to Certificate of Incorporation, dated June 30, 2014 (incorporated by reference to Exhibit 3.4 to Alpine 4’s Current Report on Form 8-K filed July 18, 2014).

3.4	Second Amended and Restated Certificate of Incorporation, dated August 24, 2015 (incorporated by reference to Exhibit 3.1 to Alpine 4’s Current Report on Form 8-K filed August 27, 2015)

3.5	By-Laws of Alpine 4 (incorporated by reference to Exhibit 3.2 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

5.1	Opinion of Kirton McConkie, P.C. regarding validity of the shares of Alpine 4 Technologies Ltd Class A common stock being registered hereunder (filed previously) .

10.1	Pure Mobility Letter of Intent (incorporated by reference to Exhibit 99.1 to Alpine 4’s Registration Statement on Form S-4, Amendment No. 1, filed with the Commission on January 20, 2015)

10.2	Pure Mobility Asset Purchase Agreement (incorporated by reference to Exhibit 99 to Alpine 4’s Current Report on Form 8-K filed with the Commission on December 17, 2014)

10.3
Supply and Service Agreement by and between Alpine 4 and Novatel Wireless, Inc., dated July 21, 2014. Portions of this exhibit were redacted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission on January 15, 2015 (previously filed).

10.4
PULS™ Master Service Agreement by and between Alpine 4 and CalAmp Wireless Data Systems, Inc., dated as of August 15, 2014. Portions of this exhibit were redacted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission on January 15, 2015(previously filed).

10.5	Rescission of Asset Purchase Agreement with Pure Mobility (incorporated by reference to Exhibit 99 to Alpine 4’s Current Report on Form 8-K filed with the Commission on February 25, 2015)

10.6	Clean Choice Solar Membership Purchase Agreement (incorporated by reference to Exhibit 99 to Alpine 4’s Current Report on Form 8-K filed with the Commission on January 30, 2015)

10.7
First Amendment to Licensing Agreement between the Company and AutoTek Incorporated, dated August 4, 2015. (incorporated by reference to Exhibit 10.6 to Alpine 4’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2015)

10.8	Agreement to Purchase Shares of Restricted Stock, dated as of September 16, 2015, between Alpine 4 and Richard Battaglini (filed previously).

10.9	Stock Purchase Agreement dated as of October 19, 2015 (incorporated by reference to Exhibit 99 to Alpine 4’s Current Report on Form 8-K filed with the Commission on October 21, 2015)

23.1	Consent of Anton & Chia, LLP

23.2	Consent of Kirton McConkie, P.C. (included in the opinion filed as Exhibit 5.1 to this registration statement) (filed previously).

24.1	Power of Attorney (previously filed in the signature page to the original filing of this Registration Statement).

99.1	Form of Proxy Card of AutoTek Incorporated (previously filed).

99.2	Form of Share Exchange Election Form for AutoTek Incorporated stockholders (previously filed).

99.3	Articles of Incorporation of AutoTek Incorporation, as amended(filed herewith).

99.4	Bylaws of AutoTek Incorporated (filed herewith).

AUTOTEK INCORPORATED
Special Meeting of Stockholders

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the
Special Meeting on ______________, 2015

The undersigned appoints Richard Battaglini of AutoTek Incorporated with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders of AutoTek Incorporated, to be held ________________, 2015, beginning at 9:00 am, local time at the Alpine 4 corporate offices located at 4742 North 24th Street, Suite 300, Phoenix, AZ, 85016, and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, a copy of which has been received by the undersigned, as follows:

Please mark your votes as indicated [X] Total Number of Shares Held: _____________________

Certificate Number(s) _____________________

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.
To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets”) to Alpine 4, a public reporting company that plans to use the assets.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

2.	To approve any motion to adjourn the AutoTek Special Meeting, if necessary or appropriate, to solicit additional proxies.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your stock certificate(s).

Print Name	Signature	Date

Please provide updated address information as necessary:

ANNEX A

ASSET PURCHASE AND SHARE EXCHANGE AGREEMENT
(Previously Filed)